     As filed with the Securities and Exchange Commission on April 7, 2000
                                                       Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                 JOSTENS, INC.
            (Exact name of registrant as specified in its charter)

            Minnesota                             3911                            41-0343440
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)        Classification Code Number)            Identification No.)

            5501 Norman Center Drive, Minneapolis, Minnesota, 55437
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive officers)

                                ---------------

                               William J. George
            Vice President, General Counsel and Corporate Secretary
                                 Jostens, Inc.
                           5501 Norman Center Drive
                         Minneapolis, Minnesota 55437
                                (952) 830-3300
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copy to:
                               Richard L. Easton
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               One Rodney Square
                          Wilmington, Delaware 19801
                                (302) 651-3000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Saturn Acquisition Corporation ("Saturn Acquisition") with and into the Registrant pursuant to an Agreement and Plan of Merger, dated as of December 27, 1999, as amended, described in the enclosed proxy statement/prospectus, have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        Proposed maximum Proposed maximum
        Title of each class of           Amount to be    offering price     aggregate           Amount of
     securities to be registered         registered(1)    per share(2)   offering price(2) registration fee(2)
--------------------------------------------------------------------------------------------------------------
Class A common stock, par value $.33
 1/3 per share........................     728,124           $25.25        $18,385,131         $4,853.67

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) This Registration Statement relates to shares of common stock of the Registrant to be retained by holders of the Registrant's common stock in the proposed merger of Saturn Acquisition with and into the Registrant with the Registrant continuing as the surviving corporation in the merger, which common stock will be redesignated as Class A common stock of the Registrant following the merger.
(2) The fee of $4,853.67 is offset by the fee of $170,234 paid by the Registrant in connection with its Preliminary Proxy Statement on Schedule 14A filed with the Commission on January 19, 2000.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               [LOGO OF JOSTENS]

                                                                  April 7, 2000

Dear Shareholders:

   You are cordially invited to attend a special meeting of shareholders of Jostens, Inc., a Minnesota corporation, to be held on May 9, 2000, at 10:00 a.m., local time, in the Jostens Auditorium, 5501 Norman Center Drive, Minneapolis, Minnesota 55437.

   At this important meeting, you will be asked to consider and vote upon the merger of Jostens with a company controlled by Investcorp, a global investment group, and its co-investors. Approximately 94% of Jostens outstanding shares following the transaction will be owned by affiliates of Investcorp, DB Capital Investors, L.P. and members of Jostens management, who will retain shares representing approximately 2.1% of the total number of shares of Jostens common stock to be outstanding after the merger. If the transaction is completed, Jostens shareholders will become entitled to receive $25.25 per share in cash for all of their shares of Jostens stock, unless they elect to retain some or all of their shares or unless not enough shareholders elect to retain their shares. In the latter case, a number of retained shares will be allocated among non-electing shares on a pro rata basis to ensure that Jostens public shareholders will retain approximately 2% of the shares outstanding immediately prior to the transaction, which will represent about 6% of the approximately 9 million shares to be outstanding immediately following the merger.

   A special committee of Jostens independent directors negotiated the $25.25 per share price and the other terms of the transaction with Investcorp. The special committee unanimously approved the transaction agreement with Investcorp and recommended that the entire board of directors approve it.

   Your board of directors, acting on the recommendation of the special committee, has unanimously approved the transaction and has determined that its terms are fair to and in the best interests of Jostens and its shareholders. Accordingly, your board recommends that Jostens shareholders vote "FOR" approval of the merger agreement.

   We cannot complete the transaction unless the holders of a majority of the outstanding Jostens shares vote to approve the merger agreement. Whether or not you plan to attend the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded, or you may take advantage of our phone or Internet voting procedures. Even if you return your proxy card, or vote by phone or Internet, you may still attend the special meeting and vote your Jostens shares in person. Your vote is very important. If you fail to return the proxy card, vote by phone or Internet or vote in person at the special meeting, it will have the same effect as a vote against the merger agreement.

   The accompanying notice of meeting and proxy statement/prospectus explain the proposed transaction and provide specific information concerning the special meeting.

   Please read these materials carefully, particularly the section describing various risk factors relating to the transaction that begins on page 11.

                                          Sincerely,

                                          [LOGO OF ROBERT C. BUHRMASTER]
                                          Robert C. Buhrmaster
                                          Chairman of the Board, President
                                          and Chief Executive Officer

   This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the SEC passed upon the fairness or merits of the transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

   This proxy statement/prospectus is dated April 7, 2000 and is first being mailed to shareholders on or about April 7, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

   Jostens files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Jostens files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, or one of its public reference rooms in New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Jostens' public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements, and other information concerning Jostens also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. The SEC allows Jostens to "incorporate by reference" information into this document, which means that Jostens can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Jostens has previously filed with the SEC. These documents contain important business information about Jostens and its financial condition.

   Jostens may have sent to you some of the documents incorporated by reference, but you can obtain any of them through Jostens or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Jostens without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders may obtain documents incorporated by reference in this document upon written or oral request to the following address or telephone number:

                                 JOSTENS, INC.
                           5501 NORMAN CENTER DRIVE
                         MINNEAPOLIS, MINNESOTA 55437
                                (952) 830-3300
                        Attention: Corporate Secretary

   Jostens will send any document so requested to the requesting shareholder by first-class mail or other equally prompt means within one day of receiving the request.

   If you would like to request documents from Jostens, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

   You should rely only on the information contained or incorporated by reference in this document to vote your Jostens shares at the special meeting. Jostens has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 7, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Jostens hereby incorporates the following documents previously filed with the SEC (SEC File No. 1-5064) into this proxy statement/prospectus:

  (1) Jostens' Annual Report on Form 10-K for the fiscal year ended January 1, 2000; and

  (2) Jostens' Current Reports on Form 8-K dated January 5, 2000 and March 9, 2000.

   Jostens also incorporates by reference in this proxy statement/prospectus all additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any statements contained in a document incorporated by reference in this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus, or in any other subsequently filed document which also is incorporated by reference in this proxy statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to be a part of this proxy statement/prospectus except as so modified or superseded.

                               [LOGO OF JOSTENS]
                                 JOSTENS, INC.
                           5501 NORMAN CENTER DRIVE
                         MINNEAPOLIS, MINNESOTA 55437

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 9, 2000

   Notice is hereby given that a special meeting of shareholders of Jostens, Inc., a Minnesota corporation, will be held on May 9, 2000 at 10:00 a.m., local time, in the Jostens Auditorium, 5501 Norman Center Drive, Minneapolis, Minnesota 55437, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger between Saturn Acquisition Corporation and Jostens, as amended, pursuant to which Saturn Acquisition Corporation will be merged with and into Jostens and shareholders of Jostens will become entitled to receive $25.25 per share in cash for all of their shares of Jostens common stock, unless they elect to retain some or all of their shares or unless not enough shareholders elect to retain their shares. In the latter case, a number of retained shares will be allocated among non-electing shares on a pro rata basis to ensure that Jostens public shareholders will retain approximately 2% of the shares outstanding immediately prior to the merger, which will represent about 6% of the total number of shares to be outstanding immediately following the merger.

     2. To vote to adjourn the special meeting, if necessary.

   A list of shareholders will be available for inspection by shareholders of record during business hours at Jostens, Inc., 5501 Norman Center Drive, Minneapolis, Minnesota 55437, and will also be available at the special meeting.

   Only those persons who were holders of record of Jostens common stock at the close of business on March 20, 2000 are entitled to notice of, and to vote at, the special meeting.

   Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Jostens common stock entitled to vote at the special meeting. The board of directors of Jostens, based on the recommendation of a special committee of independent directors, has unanimously approved the merger and recommends that you vote "FOR" approval of the merger agreement.

   Under Minnesota law, dissenters' rights will be available to Jostens shareholders who dissent from the merger and do not vote in favor of the merger agreement. In order to exercise their dissenters' rights, shareholders must carefully follow the procedures required by Minnesota law, which are summarized under "DISSENTERS' RIGHTS" in the accompanying proxy statement/prospectus. A copy of the relevant sections of the Minnesota statutes relating to dissenters' rights is attached as Appendix C to the accompanying proxy statement/prospectus.

   The merger agreement and the merger are explained in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

                                          By order of the Board of Directors,
                                          [LOGO OF WILLIAM J. GEORGE]
                                          Corporate Secretary

Minneapolis, Minnesota
April 7, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................    1
SUMMARY...................................................................    4

SUMMARY CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA OF
 JOSTENS, INC.............................................................    8

HISTORICAL MARKET PRICE OF JOSTENS COMMON STOCK...........................   10

RISK FACTORS..............................................................   11

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...............   16

RECENT DEVELOPMENTS AFFECTING JOSTENS.....................................   17

THE MERGER................................................................   19
  The Participants........................................................   19
  Structure of the Transaction............................................   20
  Background of the Merger................................................   21
  Financial Projections...................................................   27
  Reasons for the Merger; Recommendation of the Special Committee and of
   the Full Jostens Board of Directors....................................   27
  Opinion of Credit Suisse First Boston...................................   29
  Merger Consideration....................................................   34
  Non-Cash Election Procedure.............................................   37
  Conversion/Retention of Shares; Procedures for Exchange of Certificates.   38
  Fractional Shares.......................................................   38
  Treatment of Existing Stock Options.....................................   38
  Merger Financing........................................................   38
  Accounting Treatment....................................................   39
  United States Federal Income Tax Considerations.........................   39
  Interests of Management Continuing Shareholders in the Merger...........   43
  Executive Officers and Directors of Saturn Acquisition Corporation......   48

THE MERGER AGREEMENT......................................................   49
  The Merger..............................................................   49
  Closing; Effective Time.................................................   49
  Surviving Corporation...................................................   49
  Representations and Warranties..........................................   50
  Conduct of Business of Jostens Prior to the Merger......................   51
  Limitations on Solicitation of Competing Transactions...................   51
  Access and Information..................................................   52
  Reasonable Efforts and Cooperation......................................   52
  Delisting from NYSE.....................................................   52
  Fulfillment of Financing Commitments....................................   52
  Indemnification and Insurance...........................................   53
  Rights Agreement........................................................   53
  Conditions to the Consummation of the Merger............................   53
  Termination.............................................................   54
  Fees and Expenses.......................................................   55
  Amendment and Waiver....................................................   55

SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA OF
 JOSTENS, INC. ...........................................................   56
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS...........   58

                                                                           Page
                                                                           ----
THE SPECIAL MEETING.......................................................  63

DISSENTERS' RIGHTS........................................................  64

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS.......  68

SATURN ACQUISITION CORPORATION............................................  69

DESCRIPTION OF JOSTENS CAPITAL STOCK......................................  71

EXPERTS...................................................................  77

LEGAL MATTERS.............................................................  77

SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS.........  78

APPENDIX A--AGREEMENT AND PLAN OF MERGER.................................. A-1

APPENDIX B--OPINION OF CREDIT SUISSE FIRST BOSTON......................... B-1

APPENDIX C--SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS
 CORPORATION ACT.......................................................... C-1

APPENDIX D--FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
 JOSTENS, INC............................................................. D-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction?

A: Jostens will merge with a company controlled by Investcorp S.A., a global investment group. Jostens will continue as the surviving corporation after the merger. Immediately following the merger, affiliates of Investcorp, DB Capital Investors, L.P., and five members of Jostens management will hold an aggregate of approximately 94% of the outstanding shares of Jostens common stock. The public shareholders of Jostens will continue to hold approximately 2% of the shares outstanding immediately prior to the merger, which will represent about 6% of the total number of shares to be outstanding immediately following the merger.

Q: Why is it necessary for approximately 2% of the currently outstanding shares to be retained by existing public shareholders?

A: This is a requirement for the transaction to be treated as a "recapitalization" for accounting purposes, which was the basis on which Investcorp was prepared to proceed with the transaction. For a description of "recapitalization" accounting treatment, see "THE MERGER--Accounting Treatment" on page 39. At March 20, 2000, we had 33,327,209 common shares outstanding, while immediately after the transaction there will be 8,993,199 common shares outstanding. This reduction in our outstanding common stock reflects the replacement in our capital structure of a large portion of our equity with debt incurred to make the cash payments pursuant to the merger. As a result, the approximately 2% of currently outstanding shares to be retained by public shareholders will represent about 6% of the total number of shares to be outstanding immediately following the merger allowing us to qualify for "recapitalization" accounting treatment.

Q: What will I receive in the merger?

A: You will receive $25.25 per share in cash for all of your shares of Jostens common stock, unless you elect to retain some or all of your shares or unless not enough shareholders elect to retain their shares. In the latter case, a number of retained shares will be allocated among non-electing shares on a pro rata basis to ensure that Jostens public shareholders retain an aggregate of approximately 6% of the total number of shares outstanding immediately following the merger. For detailed information on the procedures for electing to retain your shares in the merger, see "THE MERGER--Non-Cash Election Procedure" on page 37.

Q: Will I receive the type of consideration in the merger that I want?

A: Because our public shareholders must retain an aggregate of approximately
   6% of the total number of shares outstanding immediately following the merger, you may not receive all of the type of consideration that you want. If you want to receive only cash for your shares, you may still be required to retain up to approximately 2% of your shares. If, on the other hand, you elect to retain all of your shares, you may still be required to exchange some of your shares for cash. You will not know at the time of your vote or election exactly what you will receive in exchange for your shares.

   If not enough shareholders elect to retain their shares, a number of retained shares will be allocated pro rata among non-electing shares to ensure that public shareholders retain an aggregate of approximately 6% of the total number of shares outstanding immediately following the merger. If, on the other hand, shareholders elect to retain too many shares, the number of shares that electing shareholders will be permitted to retain will be reduced pro rata and an amount of cash will be allocated pro rata among the electing shareholders to ensure that public shareholders retain an aggregate of approximately 6% of the total number of shares outstanding immediately following the merger.

   Five members of Jostens management have agreed to retain a specified number of their shares in the merger. None of their shares will be subject to proration or eligible for election. For a detailed description of the proration procedures, see "THE MERGER--Merger Consideration" on page 34.

Q: When will the merger be completed?

A: If Jostens shareholders vote to approve the merger, we expect to complete the transaction promptly following the special meeting, although we cannot assure you as to the actual date.

Q: If I want to receive cash for my shares, should I send my stock certificates now?

A: No. After the merger is completed, Jostens will send you instructions to follow in order to surrender your stock certificates and receive your cash payment.

Q: If I want to retain my shares, should I send my stock certificates now?

A: Yes. If you elect to retain some or all of your shares, you must send your stock certificates, along with the completed form of non-cash election, to Norwest Bank Minnesota, N.A., our exchange agent, prior to May 4, 2000. For further information on the procedures for retaining your shares, see the description under "THE MERGER--Non-Cash Election Procedure" on page 37.

Q: What are the tax consequences of the merger to me?

A: The receipt of cash by you in exchange for your Jostens shares will be a taxable transaction for United States federal income tax purposes. If you exchange all or a portion of your shares for cash, you will have a taxable transaction to the extent of the cash you receive. The merger will not be a taxable transaction to you if you retain all of your shares and receive no cash. To review the United States federal income tax consequences of the merger to you in greater detail, see "THE MERGER--United States Federal Income Tax Considerations" on pages 39 to 43. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: What am I being asked to vote upon?

A: You are being asked to approve and adopt the merger agreement, which is the legal document governing the merger described in this proxy statement/prospectus.

Q: What does the board of directors of Jostens recommend?

A: The Jostens board believes that the terms of the merger are fair to and in the best interests of Jostens and its shareholders and unanimously recommends that Jostens shareholders vote "FOR" approval of the merger agreement. In addition, the Jostens board established a special committee consisting of three independent directors to negotiate the price and the other terms of the proposed merger. The special committee, like the full board, believes that the terms of the merger are fair to and in the best interests of Jostens and its shareholders and unanimously recommends that Jostens shareholders vote "FOR" approval of the merger agreement.

Q: What vote is required to approve the merger agreement?

A: The merger agreement must be approved by a majority of the outstanding shares of Jostens common stock. If you fail to vote, it will have the same effect as a vote against the merger agreement. Therefore, it is important that you return your signed proxy card or vote by phone or Internet.

Q: How do I vote?

A: Just indicate on the enclosed proxy card how you want to vote, and then date, sign and mail it in the enclosed envelope, or you may vote by phone or the Internet, as described in "THE SPECIAL MEETING-- Proxies; Revocation" on page 63. Please vote as soon as possible to ensure that your shares are represented at the special shareholders meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your Jostens shares only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger agreement.

Q: Can I change my vote after I have mailed my proxy card or voted by phone or the Internet?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Corporate Secretary of Jostens in writing, by submitting a new proxy, in each case, dated after the date of the proxy being revoked, or by again following the procedures for voting by phone or the Internet. However, simply attending the special meeting will not revoke your proxy. If you have instructed your broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q: What if I object to the merger? Am I entitled to dissenters' rights?

A: Yes. You have the right to dissent from the merger and, subject to strict compliance with the requirements and procedures of Minnesota law, to receive payment of the "fair value" of your shares of Jostens common stock. These rights, as well as the requirements and procedures for dissenting under Minnesota law are described on pages 64 to 67 under "DISSENTERS' RIGHTS." In addition, the full text of the relevant sections of the Minnesota statute is reprinted in Appendix C to this proxy statement/prospectus.

                      WHO CAN HELP ANSWER YOUR QUESTIONS:

   If you would like additional copies of this document, or if you would like to ask any questions about the merger, you should contact:

                               MORROW & COMPANY
                                1-800-566-9061

                                 SUMMARY

   This summary highlights material information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger and the related transactions, and for a more complete description of the legal terms of the merger, you should carefully read this proxy statement/prospectus in its entirety, as well as the appendices to this proxy statement/prospectus and the additional documents referred to or incorporated by reference in this proxy statement/prospectus. Unless otherwise indicated, references in this proxy statement/prospectus to the total number of shares of our common stock outstanding exclude shares issuable upon the exercise of options and/or warrants. For a guide as to where you can obtain more information on Jostens, see "WHERE YOU CAN FIND MORE INFORMATION."

The Participants (Page 19)

 Jostens

   Jostens is a provider of products and services that help people celebrate important moments, recognize achievements and build affiliations. Jostens' products include yearbooks, class rings, graduation products and school photographs, as well as sports and employee achievement awards. Jostens' principal executive offices are located at 5501 Norman Center Drive, Minneapolis, Minnesota 55437. Jostens' main telephone number is (952) 830-3300.

 Investcorp

   Investcorp is a global investment group with offices in New York, London and Bahrain. It is principally engaged in three businesses: corporate investment, real estate investment and asset management. Since its formation in 1982, the firm has arranged more than 50 corporate investments in a variety of industries with an aggregate acquisition value exceeding $16 billion. Investcorp's principal United States-based subsidiary is Investcorp International, Inc., whose executive offices are located at 280 Park Avenue, New York, New York 10017. Investcorp International's main telephone number is (212) 599-4700.

 Saturn Acquisition Corporation

   Saturn Acquisition is a newly formed company organized for purposes of completing the transaction. It has engaged in no business activities and it has no assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger. Immediately prior to the merger, Saturn Acquisition will be owned by affiliates of Investcorp and DB Capital Investors, an affiliate of Deutsche Bank.

 The Management Continuing Shareholders

   Five members of Jostens senior management are participating in the merger as part of Investcorp's investor group. These individuals will retain some of their Jostens shares in the merger, and none of their shares will be subject to proration or eligible for election. These individuals are referred to throughout this proxy statement/prospectus as the "Management Continuing Shareholders." The name of, and number of shares held by, each of the Management Continuing Shareholders are set forth in the chart below. The chart also shows the number and percentage of shares to be retained and exchanged for cash by each of the Management Continuing Shareholders in the merger:

                                                           Percentage Number of Shares Percentage
                         Number of Shares Number of Shares  Retained  to be Exchanged  Exchanged
                          Held Prior to    to be Retained    by Such    for Cash in      by Such
          Name              the Merger     in the Merger   Individual    the Merger    Individual
          ----           ---------------- ---------------- ---------- ---------------- ----------
Robert C. Buhrmaster....     121,933           93,205         76.4%        28,728        23.6%
William N. Priesmeyer...      47,171           28,034         59.4%        19,137        40.6%
Carl H. Blowers.........      41,858           41,858        100.0%             0           0%
Michael L. Bailey.......      24,648           15,913         64.6%         8,735        35.4%
Gregory S. Lea..........      16,043            9,522         59.4%         6,521        40.6%
                             -------          -------        ------        ------        -----
Total...................     251,653          188,532         74.9%        63,121        25.1%

   The total number of shares to be retained by the Management Continuing Shareholders represents approximately 0.6% of our currently outstanding shares and will represent about 2.1% of the shares of Jostens common stock to be outstanding immediately following the merger.

Structure of the Transaction (Page 20)

   The transaction has been structured as a merger of Saturn Acquisition with and into Jostens. Jostens will continue as the surviving company of the merger. The transaction will occur as follows:

  . Immediately prior to the merger, affiliates of Investcorp will make a capital contribution of $159.8 million to Saturn Acquisition in exchange for approximately 6.3 million shares of Saturn Acquisition's common stock. At the same time, DB Capital Investors will make a capital contribution of $48.9 million to Saturn Acquisition in exchange for approximately 1.9 million shares of Saturn Acquisition's common stock. In the merger, each share of Saturn Acquisition Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock will be converted into one share of Jostens Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, respectively.

  . In the merger, the shareholders of Jostens will receive $25.25 per share in cash for all of their shares of Jostens common stock, unless they elect to retain some or all of their shares or unless not enough shareholders elect to retain their shares. In the latter case, a number of retained shares will be allocated among non-electing shares on a pro rata basis to ensure that Jostens public shareholders will retain an aggregate of approximately 6% of the total number of shares outstanding immediately following the merger.

  . Immediately prior to the merger each outstanding option to purchase
    Jostens shares will be cancelled in exchange for a cash payment from Jostens for each share subject to the option equal to the excess of $25.25 over the per share exercise price of the option. See "THE MERGER-- Interests of Management Continuing Shareholders in the Merger--Treatment of Options" on page 44. Options having a per share exercise price of $25.25 or more will be cancelled for no consideration.

  . Immediately after the merger, Jostens will be owned approximately 94% by affiliates of Investcorp, DB Capital Investors and the Management Continuing Shareholders. The public shareholders of Jostens will continue to own approximately 2% of the shares outstanding immediately prior to the merger which will represent about 6% of the approximately 9 million shares to be outstanding immediately following the merger. The shares retained by Jostens' public shareholders will also represent approximately 6% of Jostens' outstanding voting stock immediately following the merger.

Credit Suisse First Boston Fairness Opinion (Page 29)

   Credit Suisse First Boston, which served as financial advisor to the special committee and the full board, has delivered a written opinion to the special committee and the full board as to the fairness of the consideration to be received in the merger by Jostens public shareholders. Such opinion states that, as of the date of such opinion, the consideration to be received by Jostens shareholders, other than Management Continuing Shareholders and other shareholders who make a valid election to retain an equity interest in Jostens after the merger, was fair to such shareholders from a financial point of view. A copy of Credit Suisse First Boston's opinion, which includes a discussion of the information reviewed, assumptions made and matters considered by Credit Suisse First Boston, is attached to this proxy statement/prospectus as Appendix
B. You should read this opinion in its entirety, as well as the other information described under "THE MERGER--Opinion of Credit Suisse First Boston" beginning on page 29.

Terms of the Merger Agreement (Page 49)

   The merger agreement is the legal document that governs the merger. We have attached the merger agreement as Appendix A to this proxy statement/prospectus, and we encourage you to read it carefully.

   Conditions to the Merger. The completion of the merger depends on a number of conditions being met. In addition to customary conditions relating to our compliance with the merger agreement, these conditions include the following:

  . approval of the merger agreement by the holders of a majority of the outstanding Jostens shares;

  . absence of legal prohibitions to the merger; and

  . financing for the merger having been obtained by Investcorp. In this regard, Investcorp has already received written commitments from reputable institutional investors and lenders to provide all of the funds required to complete the merger, refinance Jostens' outstanding debt and provide working capital going forward. These commitments are subject to customary conditions. For a description of the financing, see "THE MERGER--Merger Financing" on page 38.

   Termination of the Merger Agreement. Jostens and Saturn Acquisition can agree at any time to terminate the merger agreement without completing the merger, even if Jostens shareholders have already voted to approve it. Also, either Jostens or Saturn Acquisition can terminate the merger agreement, without the consent of the other, in various circumstances, including the following:

  . if any court or governmental entity issues any order, decree or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the completion of the merger, and such judgment, injunction, order or decree has become final and nonappealable;

  . if the merger has not been completed by June 30, 2000, unless the party seeking to terminate has caused the failure of completion by failing to fulfill any of its obligations under the merger agreement; or

  . if there has been a material breach of any representation, warranty or covenant made by the other party, which has not been cured within 30 days from the time the breaching party receives notice of the breach and it cannot be cured prior to June 30, 2000.

  . Saturn Acquisition may, without the consent of Jostens, terminate the merger agreement in various circumstances, including the following:

    . the Jostens board withdraws or modifies its recommendation that Jostens shareholders vote to approve the merger agreement (or publicly announces its intention to do so); or

    . the Jostens board recommends any proposal for a competing acquisition transaction.

  . Jostens, may, without the consent of Saturn Acquisition, terminate the merger agreement in order to enter into a superior transaction in compliance with the provisions of the merger agreement described onpages 50 and 51 under "THE MERGER AGREEMENT--Limitations on Solicitation of Competing Transactions," but only if it complies with those provisions, including paying Saturn Acquisition a termination fee of $19.125 million plus reimbursement of its fees and expenses, up to $5.0 million.

Accounting Treatment (Page 39)

   We expect that the merger will be treated as a "recapitalization" for accounting purposes.

Interests of Management Continuing Shareholders in the Merger (Page 43)

   The Management Continuing Shareholders have interests in the merger as officers of Jostens, or as shareholders with a continuing equity interest in Jostens, that are different from, or in addition to, yours as a Jostens shareholder. In particular, the Management Continuing Shareholders will retain some of their Jostens shares, and none of their shares will be subject to proration or eligible for election. The Management Continuing Shareholders will retain a total of 188,532 shares of our common stock. These shares represent approximately 0.6% of our currently outstanding shares and will represent approximately 2.1% of our outstanding common stock immediately after the merger. In addition, the Management Continuing Shareholders will participate in certain equity-based compensation plans and will be compensated for services expected to be rendered after the merger in connection with the transition of Jostens to new ownership in an amount equal to $2.5 million in the aggregate. These benefits are described on pages 43 to 48 under "THE MERGER--Interests of Management Continuing Shareholders in the Merger."

   When making the determination to approve and recommend approval of the merger to Jostens public shareholders, both the Jostens board and the special committee of independent directors were aware of the interests of the Management Continuing Shareholders and considered these interests together with the other factors described under "THE MERGER--Reasons for the Merger; Recommendation of the Special Committee and of the Full Jostens Board of Directors" beginning on page 27.

The Special Meeting (Page 63)

   The special meeting of Jostens shareholders to vote on the merger will be held on May 9, 2000 at 10:00 a.m., local time, in the Jostens Auditorium, 5501 Norman Center Drive, Minneapolis, Minnesota 55437. You are entitled to cast one vote for each share of Jostens common stock you owned as of the record date, March 20, 2000. As of that date, there were 33,327,209 shares of Jostens common stock outstanding, of which approximately 4.9% were held by our directors, executive officers and their affiliates, and approximately 95.1% were held by public shareholders. There are no voting agreements or similar arrangements between Jostens' management and Investcorp or any of its affiliates that will affect the vote on the merger.

Merger Financing (Page 38)

   Based on pro forma financial information as of January 1, 2000, we expect that approximately $1,031.7 million will be needed to finance the merger, to pay related expenses and to repay our outstanding indebtedness. Approximately $208.7 million of this amount will be provided by equity contributions from affiliates of Investcorp and from DB Capital Investors and approximately $38.0 million of this amount will be provided out of Jostens' available cash. In addition, at the effective time of the merger, we expect that Jostens will have available $240.0 million from the issuance of senior subordinated debt securities, $60.0 million from the issuance of redeemable preferred stock and borrowings under a new $635.0 million senior secured credit facility. It is currently anticipated that $485.0 of the total $635.0 million available for borrowing will be utilized in connection with the merger, with the balance of $150.0 million available under a revolving credit facility.

   We expect the senior subordinated debt securities will be issued in a private offering to be consummated concurrently with the merger. Neither the purchasers nor the terms of the senior subordinated debt securities have been established, but will depend on market conditions at the time of funding. If we are unable to complete the $240.0 million senior subordinated debt offering, we have obtained bridge loan commitments from reputable financial institutions to provide this portion of the merger financing.

   DB Capital Investors has committed to purchase the $60.0 million of redeemable preferred stock, which will accrue dividends at a rate of 14% per annum and will be mandatorily redeemable 11 years from the issue date. Dividends on the redeemable preferred stock will be payable quarterly and may, at our option, be paid in additional shares of redeemable preferred stock.

   All of the financing commitments, including those for the common equity, senior secured credit facility, senior subordinated debt and bridge financing and the redeemable preferred stock, are subject to customary closing and/or borrowing conditions.

   The proceeds of the financing arrangements will be used as follows:

   .approximately $823.1 million for the exchange of common shares for cash in the merger;

   .approximately $9.7 million for the exchange of stock options for cash in connection with the merger;

   .approximately $121.2 million for the repayment of existing indebtedness;
and

   .approximately $77.7 million for transaction fees and expenses.

   SUMMARY CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA OF
                                 JOSTENS, INC.

   The table below sets forth summary consolidated historical and unaudited pro forma financial data relating to Jostens. The summary consolidated historical financial data as of January 2, 1999 and January 1, 2000 and for each of the three years in the period ended January 1, 2000 have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the notes thereto incorporated herein by reference to our Annual Report on Form 10-K for the year ended January 1, 2000 filed with the SEC.

   The unaudited pro forma consolidated financial data set forth below, as adjusted to give effect to the merger and the merger financing, have been derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" on page 58. The unaudited pro forma consolidated balance sheet information gives effect to the merger and the merger financing as if each had occurred on January 1, 2000. The unaudited pro forma consolidated statement of operations information gives effect to the merger and the merger financing, as if each had occurred on January 2, 1999 and excludes nonrecurring items directly attributable to the merger. The summary unaudited pro forma consolidated financial data are not necessarily indicative of the consolidated operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position. The pro forma adjustments were applied to the historical consolidated financial statements to reflect and account for the merger as a recapitalization. Accordingly, the historical basis of our assets and liabilities have not been impacted by the merger.

                                 JOSTENS, INC.

      SUMMARY CONSOLIDATED HISTORICAL & UNAUDITED PRO FORMA FINANCIAL DATA

                              Dollars in millions
                       (Except share and per share data)

                                                 Year ended            Pro Forma
                                      -------------------------------- ---------
                                      January 3, January 2, January 1,  January
                                         1998       1999       2000     1, 2000
                                      ---------- ---------- ---------- ---------
Statement of Operations Data:
 Net sales..........................   $ 742.5    $ 770.9    $ 782.4    $782.4
 Cost of products sold..............     351.3      351.8      349.7     349.7
                                       -------    -------    -------    ------
 Gross margin.......................     391.2      419.1      432.7     432.7
 Selling and administrative expenses
  ..................................     291.5      316.9      330.8     332.3
 Special charge.....................       --         --        20.2      20.2
                                       -------    -------    -------    ------
 Operating income...................      99.7      102.2       81.7      80.2
 Net interest expense...............       6.3        6.7        7.0      83.3
 Write-off of JLC notes receivable,
  net (1)...........................       --        12.0        --        --
                                       -------    -------    -------    ------
 Income before income taxes.........      93.4       83.5       74.7      (3.1)
 Income taxes (1)...................      36.2       41.7       31.5       0.4
                                       -------    -------    -------    ------
 Net income (loss)..................      57.2       41.8       43.2      (3.5)
 Dividends and accretion on
  redeemable preferred stock (2)....       --         --         --       10.1
                                       -------    -------    -------    ------
 Net income (loss) attributable to
  common shareholders...............   $  57.2    $  41.8    $  43.2    $(13.6)
                                       =======    =======    =======    ======
Earnings per share:
 Basic EPS--net income (loss)
  attributable to common
  shareholders......................   $  1.47    $  1.14    $  1.27    $(1.51)
 Diluted EPS--net income (loss)
  attributable to common
  shareholders......................   $  1.47    $  1.14    $  1.27    $(1.51)
 Weighted average shares
  outstanding--
  basic (000's).....................    38,773     36,527     34,004     8,993
 Weighted average shares
  outstanding--diluted (000's)......    38,969     36,705     34,093     8,993
 Cash dividends declared per share..   $  0.88    $  0.88    $  0.88    $  --
 Common shares outstanding at period
  end (000's).......................    38,422     35,071     34,324     8,993
Balance Sheet Data:
 Current assets.....................   $ 252.5    $ 240.5    $ 286.3    $248.3
 Working capital (3)................      50.2       44.1        8.3       8.3
 Property and equipment, net........      74.1       88.6       84.6      84.6
 Total assets.......................     390.7      366.2      407.7     415.9
 Total debt (including short-term
  borrowings and current
  maturities).......................      53.6       97.5      121.2     725.0
 Redeemable preferred stock.........       --         --         --       46.0
 Total stockholders' equity
  (deficit).........................     127.1       58.6       36.5    (605.1)

--------
(1) Net income for the year ended January 2, 1999 reflects a charge for the write-off of the Jostens Learning Corporation ("JLC") notes receivable of $12.0 million and related deferred tax assets of $3.7 million.
(2) Dividends on the redeemable preferred stock to be issued in connection with the financing of the merger are calculated based on an annual rate of 14.0% and includes accretion on the preferred stock discount.
(3) Represents total current assets (excluding cash, cash equivalents and short-term investments) less total current liabilities (excluding short-term borrowings and current maturities of long-term debt).

                HISTORICAL MARKET PRICE OF JOSTENS COMMON STOCK

   Jostens common stock is listed and principally traded on the New York Stock Exchange ("NYSE") under the symbol "JOS." The following table sets forth the high and low closing sale prices for Jostens shares on the NYSE Composite Tape, as reported in published financial sources for the periods indicated:

                                                            High      Low
                                                            ----      ----
      1998 (year ended January 2, 1999)
        First Quarter...................................... $24 15/16 $22 1/16
        Second Quarter.....................................  26 1/4    22 7/8
        Third Quarter......................................  25 5/8    19 9/16
        Fourth Quarter.....................................  26 1/4     19
      1999 (year ended January 1, 2000)
        First Quarter...................................... $27 1/8   $21 1/4
        Second Quarter.....................................  22 5/8    20 7/16
        Third Quarter......................................   21       19 1/8
        Fourth Quarter.....................................  24 5/16   17 9/16
      2000 (year ending December 30, 2000)
        First Quarter .....................................  24 7/16   23 7/16
        Second Quarter (through April 6, 2000).............  24 7/16   23 15/16

   As of March 20, 2000, there were 5,392 holders of record of Jostens common stock. As of that date, Jostens had 33,327,209 shares of common stock outstanding which were held by approximately 6,100 beneficial holders.

   On December 27, 1999, the last full trading day prior to the announcement of the execution of the merger agreement, the last reported sales price of Jostens shares on the NYSE Composite Tape was $18 5/16 per share. On April 6, 2000, the last full trading day prior to the printing of this proxy statement/prospectus, the last reported sales price of Jostens shares on the NYSE Composite Tape was $24 5/16 per share. Shareholders are urged to obtain a current market quotation for the shares.

   In recent years, we have paid a regular quarterly cash dividend of $0.22 per share on our common stock. We do not expect to continue to pay any dividends on our common equity following the merger. We also expect that our new credit facility, the indenture governing the senior subordinated debt securities and the terms of the redeemable preferred stock will restrict our ability to pay dividends on our common stock following the merger.

                                 RISK FACTORS

   In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should consider the following matters in deciding whether to vote in favor of the merger.

Following the Merger, Our Substantial Amount of Indebtedness and Redeemable Preferred Stock May Adversely Affect Our Operations and Make us Less Competitive

   Following the merger, we will have a substantial amount of indebtedness and redeemable preferred stock. As part of the merger, we expect to issue $240.0 million of subordinated debt and redeemable preferred stock with a face value of $60.0 million and to enter into a new $635.0 million senior secured credit facility. For a description of the use of the proceeds of these financing arrangements, see "THE MERGER--Merger Financing" beginning on page 38.

   As of January 1, 2000, the last date of Jostens' 1999 fiscal year, after giving pro forma effect to the merger (including the financings):

  . we would have had consolidated indebtedness of $725.0 million and redeemable preferred stock with a face value of $60.0 million; and

  . shareholders' equity would have been reduced from $36.5 million to a deficit of $605.1 million.

   This reduction in shareholders' equity will occur because the $25.25 per share paid to shareholders in the merger and a portion of the transaction expenses will be charged to shareholders' equity and a majority of the $60.0 million of gross proceeds received from the issuance of the redeemable preferred stock will not be treated as shareholders' equity. In addition, we may incur material additional indebtedness in the future.

   Our substantial indebtedness and redeemable preferred stock may have important consequences, including the following:

  . the interest payments on our indebtedness may reduce the funds that would otherwise be available to us for our operations and future business opportunities;

  . we may not be able to obtain additional financing for capital expenditures, working capital or other purposes on terms favorable to us;

  . a substantial decrease in our revenues or an increase in our expenses could make it difficult for us to make interest payments or may force us to modify our operations;

  . we may be at a competitive disadvantage and may be more vulnerable to a downturn in our business;

  . certain of our indebtedness will be at variable interest rates, which makes us vulnerable to increases in interest rates;

  . substantially all of our assets will be pledged to collateralize our debt, reducing our ability to obtain additional financing; and

  . we may be unable to adjust to rapidly changing market conditions.

   In addition, our indebtedness and redeemable preferred stock will negatively affect our net income. Actual and pro forma results for the fiscal year ended January 1, 2000 were as follows:


                                               Year ended
                                             January 1, 2000
                                           -------------------
                                           Dollars in millions
                                                        Pro
                                           Historical Forma(1)
                                           ---------- --------
        Net income (loss).................   $43.2     $ (3.5)
        Net income (loss)
         attributable to common
         shareholders.....................   $43.2     $(13.6)
        Net interest expense (2)..........   $ 7.0     $ 83.3
        Dividends and accretion on
         redeemable preferred stock (3)...   $ 0.0     $ 10.1
        Ratio of earnings to combined
         fixed
         charges and preferred stock
         dividend (4).....................     8.9x       --

--------
(1) Adjusted to give effect to the merger, including the financing, but excluding non-recurring items directly attributable to the merger
(2) Includes amortization of deferred financing charges
(3) No shares of redeemable preferred stock were outstanding as of January 1,
    2000
(4) Pro forma earnings for the year ended January 1, 2000 would have been inadequate to cover combined fixed charges and dividends on the redeemable preferred stock. The coverage deficiency for such period would have been $20.2 million.

   There can be no assurance that our cash flow, availability under the new credit facility and other capital resources will be sufficient for payment of principal and interest on our indebtedness. As a result, we may be forced to:

  . reduce or delay capital expenditures,

  . sell assets,

  . restructure or refinance our indebtedness,

  . or seek additional equity capital.

   There can be no assurance that any of such measures could be implemented on satisfactory terms or, if implemented, would be successful or would permit us to meet our debt service obligations.

Our Obligations to the Holders of Our Redeemable Preferred Stock Must Be Satisfied Before Any Payments May be Made to the Holders of Our Common Stock

   Upon liquidation of Jostens, the holders of our redeemable preferred stock will be entitled to be paid in full before any payments are made to the holders of our common stock. The redeemable preferred stock will initially have a liquidation preference in the amount $60.0 million. In addition, the holders of redeemable preferred stock are entitled to dividends, which at our option may be payable in additional shares of redeemable preferred stock, at a rate of 14.0% per annum compounded quarterly. These dividends will have the effect of increasing the $60.0 million liquidation preference. After 11 years the redeemable preferred stock must be redeemed by us for a cash payment of $272.6 million, unless it is redeemed by us prior to such time. The redeemable preferred stock is generally not redeemable until the fifth anniversary of the issue date and thereafter is redeemable at a premium which reduces to par by the year 2008. Any funds used to pay to holders of the redeemable preferred stock will restrict our ability to use such funds for operations and must be paid before any amounts may be paid to the holders of common stock.

Following the Merger, We Will Be Controlled By Affiliates of Investcorp

   Upon completion of the merger, approximately 70% of the outstanding shares of our voting common stock will be held by affiliates of Investcorp. Accordingly, affiliates of Investcorp will control the power to elect our directors, to appoint new management and to approve many actions requiring the approval of our shareholders, such as adopting most amendments to our articles of incorporation and approving mergers or sales of substantially all of our assets. The directors so elected will have the authority to issue additional stock, implement stock repurchase programs, declare dividends and make other such decisions about our capital stock.

   In addition, the existence of such a small group of controlling shareholders may have the effect of discouraging or making it more difficult for a third party to acquire a majority of our outstanding equity securities. A third party would be required to negotiate such a transaction with the controlling shareholders, who may have differing interests from those of our other shareholders.

   Although affiliates of Investcorp will own approximately 70% of our voting common stock following the merger, there is no current intention to engage in any post-merger transaction which would eliminate the remaining shares held by our public shareholders. While it is, therefore, unlikely that such a transaction would occur in the foreseeable future, no assurance can be given that such a transaction will not occur.

In Connection With the Merger, We Expect to Enter a New Credit Facility and Indenture Which Will Contain Restrictive Covenants That May Limit Our Operating Flexibility

   In connection with the merger, we expect to enter into a new senior secured credit facility for approximately $635.0 million and an indenture governing $240.0 million of senior subordinated notes. The new credit facility agreement and indenture are expected to include certain covenants that, among other things, will restrict:

  . the making of investments (including acquisitions), loans and advances and the paying of dividends and other restricted payments;

  . the incurrence of additional indebtedness;

  . the granting of liens, other than specified permitted liens;

  . mergers, consolidations and sales of all or a substantial part of our business or property;

  . the sale of assets; and

  . the making of capital expenditures.

   We will also be required by the new credit agreement to maintain certain financial ratios. Among other things, it is expected that the covenants in the merger financings will prohibit us from continuing to pay dividends to holders of our common stock. Our ability to comply with these and other provisions of the new credit agreement and the indenture may be affected by changes in business conditions or results of operations, or other events beyond our control. The breach of any of these covenants could result in a default under the new credit agreement, in which case the lenders could elect to declare all amounts borrowed under the new credit agreement, together with accrued interest, to be due and payable. Any such acceleration could, in turn, result in an event of default under the indenture, which could result in our subordinated debt, including all interest accrued thereon, being declared immediately due and payable. If we are unable to repay borrowings under the senior credit facility, such lenders could bring actions to take possession of the pledged collateral. If the indebtedness under the new credit facility and the subordinated notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness and our other indebtedness.

As a Result of the Merger, Our Common Stock May No Longer Be Listed on the New York Stock Exchange Which Would Adversely Affect the Liquidity and Market Value of Such Shares

   As a result of the merger, it is likely that our common stock will no longer meet the listing requirements of the NYSE. As a result, the NYSE may delist our common stock. We and Saturn Acquisition have each agreed to cooperate in taking all actions necessary to cause the NYSE to delist our common stock. The delisting of our common stock is likely to have a material adverse effect on the trading market for, and the market value of, our common stock and there can be no assurance that any trading market will exist for our common stock after the merger.

As a Result of the Merger, We May No Longer Make Publicly Available Information Reports to the SEC

   As a result of the merger, the shares of our common stock may be held by fewer than 300 shareholders. In such case, we will deregister our common stock under the Securities Exchange Act of 1934. If our common stock is deregistered, we will not be required to comply with the proxy or periodic reporting requirements of the Exchange Act. In addition, we will not provide any reports or information to our public shareholders other than pursuant to the right to inspect our books and records as required by Minnesota law. As a result, the information available to shareholders on our business and financial condition will be reduced, which could have a material adverse effect on the value of our common stock. We currently plan to register certain debt securities to be issued in exchange for the senior subordinated debt securities to be issued in connection with the merger financing for sale under the Securities Act of 1933. If we were to do so, this would again make us subject to some of the reporting requirements of the Exchange Act. However, unless and until such debt securities are registered, we will not be subject to the reporting requirements of the Exchange Act after our common stock is deregistered. In addition, under the terms of such securities, we will be required to file under the Exchange Act only so long as such debt securities are outstanding and to deliver reports only to the holders of such debt securities and not to the holders of our common stock, although such filings would be available from the SEC.

The Value of the Retained Shares May Be Less Than the Cash Consideration Payable in the Merger

   The shares to be retained by public shareholders in the merger may have a value less than the $25.25 per share cash consideration to be received by shareholders in the merger. No third-party appraisal or other determination of value was requested or obtained by us with respect to the value of the retained shares. Accordingly, shareholders who elect to retain some or all of their shares instead of receiving the $25.25 per share cash consideration, as well as shareholders who are allocated retained shares as a result of proration, will be subject to the risk that the per share value of the retained shares may be less than the $25.25 cash amount that such shareholders would otherwise receive for their shares in the merger. Shareholders who retain shares also should be aware of the other risks described in this proxy statement/prospectus to which they may be subject as a result of such election or proration, including risks associated with owning a minority position in a leveraged company and risks associated with the anticipated lack of liquidity of our common stock following the merger.

Shareholders Who Receive Cash and Retain Stock in the Merger May Be Required to Treat a Portion of the Cash Received as Ordinary Income

   Shareholders who receive cash for a portion of their shares and retain a portion of their shares as a result of proration or otherwise may, depending on the particular circumstances of the shareholder, be required to treat the cash received in the merger as a distribution that is taxable to the shareholder as ordinary dividend income rather than as the receipt of proceeds from the sale or exchange of stock, which would generally be taxable to the shareholder as capital gain eligible for a reduced rate of federal income tax in the case of individual taxpayers. Because such dividend treatment is determined by the particular facts and circumstances of the shareholder, it is uncertain whether or to what extent such dividend treatment will be required with respect to any particular shareholder who receives cash and retains shares in the merger. If certain requirements are met, such dividend treatment should not be applicable to shareholders who receive cash in the merger in exchange for all of their shares.

We Intend to Issue Options and Warrants to Purchase Our Capital Stock Which, When Exercised, Will Dilute the Holdings of Shareholders Who Retain Their Shares

   Following the merger, we intend to grant members of our management options to purchase additional shares of our capital stock. We also expect to issue warrants to purchase common stock to DB Capital Investors, the purchaser of the redeemable preferred stock, as a part of the merger financings. These warrants will be exercisable at nominal consideration for shares of our common stock representing 5% of our total number of outstanding shares following the merger on a fully-diluted basis. The exercise of any stock option or warrant, or any other issuance of capital stock, will dilute the holdings of our then-existing shareholders, including persons who retain shares of our common stock in the merger.

The Use of Proceeds From the Merger Financings to Pay the Cash Consideration in the Merger May Be Challenged as a Fraudulent Conveyance by Our Creditors

   The incurrence of indebtedness as part of the merger financings, and the payment to our shareholders of $25.25 in cash per share of common stock, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, if a court were to find that, at the time of the merger and the related financings:

  . such indebtedness was incurred and the $25.25 per share was paid to our shareholders with the intent of hindering, delaying or defrauding current or future creditors; or

  . we received less than reasonably equivalent value or fair consideration in connection with the merger and the related financings and

    . were insolvent or were rendered insolvent by reason of the merger or the related financings,

    . were engaged, or were about to engage, in a business or transactions for which our assets constituted unreasonably small capital, or

    . intended to incur, or believed that we would incur, debts beyond our ability to pay as such debts matured,

then such court could determine that the cash payment of $25.25 per share to our shareholders violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent conveyance laws. Such a determination would permit the bankruptcy trustee or debtor in possession or unpaid creditors to rescind the $25.25 per share cash payment and recover such $25.25 per share cash payment from our shareholders.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, we would be considered insolvent if, at the time we incur the indebtedness, either:

  . the sum of our liabilities, including contingent liabilities, is greater than our assets, at a fair valuation; or

  . the present fair saleable value of our assets is less than the amount required to pay the probable liability on our total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

   There can be no assurance as to what standards a court would use to determine whether we were solvent at the relevant time. In rendering their opinions in connection with the borrowings under the senior secured credit facility and the issuance of the subordinated debt, none of the counsel for us, Saturn Acquisition or the lenders will express an opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

Following the Merger, Our Common Stock Will Be Subject to Mandatory Redemption Under Certain Circumstances Which May Not Be At a Time or At a Price That Shareholders Desire to Sell

   Shares of our common stock retained in the merger will be redesignated as Class A common stock and will have rights, powers, privileges and restrictions which differ in some respects from the current rights, powers, privileges and restrictions associated with our existing common stock. Among other things, the Class A common stock will provide holders with rights to "tag-along" in connection with any resale of our Class D common stock, which class will be held by affiliates of Investcorp and will constitute, in the aggregate, approximately 70% of the outstanding voting common stock following the merger. Such shares will be subject to mandatory redemption if a holder does not elect to "tag-along" in connection with a sale of Class D common stock. The effect of this mandatory redemption provision is that holders of our Class D common stock can cause holders of our Class A common stock to sell their Class A common stock at the same time and upon the same terms as a proposed sale of Class D common stock, which may not be at a time or at a price that such Class A common shareholders desire to sell their shares. If the Class A common stock is redeemed, the redemption will be a taxable transaction to the holders of such stock. Generally, holders of Class A common stock who surrender all of their Class A common stock pursuant to a tag-along mandatory redemption for cash will recognize gain or loss equal to the difference between the amount received in the redemption and such holder's adjusted tax basis in the stock redeemed. Such gain or loss will be long-term capital gain or loss if at the time of the redemption the holding period for such Class A common stock was held by the holder for more than one year.

We Do Not Anticipate, and Will Likely Be Prohibited From, Paying Any Dividends on Our Common Stock Following the Merger

   We do not anticipate paying any dividends on shares of any class of our common stock following the merger, including shares of our Class A common stock to be retained by our existing shareholders. It is anticipated that the terms of the agreements and instruments related to the financing of the merger will prohibit or otherwise restrict any future payment of dividends on shares of our common stock.

We May Not Be Able to Achieve the Intended Benefits of Our Recently Announced Corporate Realignment

   In the fourth quarter of 1999, we completed a strategic review of our product lines, manufacturing operations, infrastructure projects, and support functions based on performance trends. In addition, we decided to refocus Jostens on sales growth versus infrastructure improvement. The successful completion of this realignment will require substantial attention from our management team and may result in the diversion of management attention from managing our core businesses and operational issues. Problems resulting from the realignment, including employee morale problems, could have an adverse effect on our financial position or results of operations. There can be no assurance that the realignment will be implemented successfully or on a timely basis or that it will not result in unanticipated costs.

The Seasonality of School Product Sales May Adversely Affect Our Ability to Service Our Debt

   Our school product sales experience strong seasonal business swings concurrent with the school year, with approximately 40% of full-year sales and approximately 50-60% of full-year operating income occurring in the period from April to June. Our ability to service our debt may be affected by the seasonality of sales in this line of products.

Changes in Our Relationship with Our Independent Sales Representatives May Adversely Affect Our Future Operating Results

   Our success is highly dependent upon the efforts and abilities of our network of independent sales representatives. Many of our relationships with customers and schools are cultivated and maintained by our sales representatives. If we were to experience a significant loss of our independent sales representatives due to the change in control resulting from this transaction, it might have a material adverse effect upon our operating results.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on our current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning our possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "hopes," "targets" or similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by such forward-looking statements. Each of the factors discussed above under the caption "Risk Factors" along with those discussed elsewhere in this proxy statement/prospectus and in the documents which we incorporate by reference, could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements.

   Except to the extent required under the federal securities laws, Jostens does not intend to make publicly available any update or other revisions to the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

                     RECENT DEVELOPMENTS AFFECTING JOSTENS

Special Charge

   In the fourth quarter of 1999, we completed a strategic review of our product lines, manufacturing operations, infrastructure projects, and support functions based on performance trends. In addition, we decided to refocus Jostens on sales growth versus infrastructure improvement. As a result of this review, we incurred a pre-tax special charge of $20.2 million ($13.3 million after tax or $0.39 per share), which was approved by our Board of Directors.

   Information relating to the special charge follows:

                                                                         Balance
                                                         Initial Used in end of
                                                         Accrual  1999    1999
                                                         ------- ------- -------
                                                              (In millions)
Employee termination benefits..........................   $ 4.9   $ --    $4.9
Abandonment of internal use software under development.     6.4     6.2    0.2
Write-off of impaired goodwill related to retail class
 ring sales channel....................................     4.6     4.6    --
Write-off of goodwill related to exiting the direct
 marketing sales channel to college alumni.............     3.1     3.1    --
Other costs related to exiting the direct marketing
 sales channel to college alumni.......................     1.2     0.3    0.9
                                                          -----   -----   ----
                                                          $20.2   $14.2   $6.0
                                                          =====   =====   ====

   Of the $20.2 million special charge, $4.8 million relates to the School Products segment and $15.4 million relates to the "Other" segment.

   Included in other accrued liabilities on the consolidated balance sheets is the unused portion of the special charge of $6.0 million, which will be used or paid in 2000.

   Of the total special charge, $4.9 million relates to employee termination benefits for the elimination of about 100 full-time positions, primarily in corporate staff and executive functions and in exiting the direct marketing sales channel to college alumni. Headcount reductions will be completed and termination benefits paid in 2000.

   We reviewed and modified our strategies for the retail class ring product line and, as a result, determined that the carrying value of the related goodwill was impaired based upon anticipated inadequate projected cash flows. Accordingly, an impairment charge of $4.6 million was recorded as part of the special charge for the write-off of all of the goodwill.

   We also reviewed the Jostens direct marketing to college alumni business and decided in the fourth quarter of 1999 to close down the business due to 1999 performance and forecasted decline in sales volume. As a result of that decision, the remaining balance of the related goodwill of $3.1 million was written off and other exiting costs of $1.2 million were recorded.

   We estimate the pre-tax savings of the 1999 special charge to be approximately $8.0 million in 2000 and $10.0 million in 2001 and beyond.

Pending Litigation

   In January 1999, a federal judge in Texas overturned a jury's $25.3 million verdict against Jostens in an antitrust lawsuit brought by one of Jostens' competitors, Taylor Publishing Company. The judge, acting on Jostens' post-trial motions, set aside the jury's verdict and dismissed all claims against Jostens in the case. Taylor Publishing has appealed the decision and is seeking to have the jury verdict reinstated. Briefs have been filed and oral arguments were held on December 8, 1999. The date for the decision from the Fifth Circuit Court of Appeals has not been determined. No costs were accrued related to the lawsuit because we believe a loss is not "probable and estimable."

   Following the public announcement of the merger, three purported class actions were filed, two on December 30, 1999 and the third on January 14, 2000, in the Fourth Judicial District of the District Court for the State of Minnesota, County of Hennepin (the "Court"). By order of the Honorable Daniel
H. Mabley dated January 21, 2000, the Actions were consolidated, and the Complaint in File No. MC 99-18533 was thereafter designated as the Consolidated Complaint. An amended Consolidated Complaint was filed on February 23, 2000 and we filed an answer on March 24, 2000 denying all material allegations.

   The Consolidated Complaint is purportedly brought on behalf of a class of "all holders of Jostens common stock who are being and will be harmed" by the actions alleged in the Consolidated Complaint. In the Consolidated Complaint, the plaintiffs allege that the individual defendants, by virtue of their positions as officers and directors of Jostens, owe fiduciary duties to the shareholders of Jostens, and that by allegedly failing to take all steps reasonably required to maximize the value shareholders will receive in a sale of Jostens, the defendants have breached such duties. More specifically, the plaintiffs allege that the defendants have taken actions designed to halt any other offers and deter higher offers from other potential acquirers including, among other things:

  . allegedly concealing Jostens' fourth quarter results until after the defendants entered into and disclosed the existence of the merger agreement, thus allegedly capping the price of Jostens' common stock;

  . allegedly agreeing to include in the merger agreement a termination fee provision which would under specified circumstances require Jostens to pay Saturn Acquisition the sum of $24 million, together with Investcorp's expenses, in the event that Jostens receives a superior offer and terminates the merger agreement;

  . allegedly structuring a "preferential deal" pursuant to which some of the defendants would receive "change of control" payments following the consummation of the proposed merger; and

  . allegedly failing to announce any active auction, open bidding, or any other procedures best calculated to maximize shareholder value.

   The Consolidated Complaint seeks an order of the Court:

  . enjoining the defendants from proceeding with the merger;

  . enjoining the defendants from consummating the merger, or a business combination with a third party, unless and until Jostens adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for Jostens;

  . directing the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of Jostens is completed and the highest possible price is obtained;

  . awarding compensatory damages against the defendants;

  . awarding the plaintiffs the cost and disbursements of the Consolidated
    Complaint, including reasonable attorneys' and experts' fees; and

  . granting such further relief as the Court may deem just and proper.

                                  THE MERGER

The Participants

 Jostens

   Jostens is a provider of products and services that help people celebrate important moments, recognize achievements and build affiliations. Jostens' products include yearbooks, class rings, graduation products and school photographs, as well as sports and employee achievement awards. Jostens' principal executive offices are located at 5501 Norman Center Drive, Minneapolis, Minnesota 55437. Jostens' main telephone number is (952) 830-3300.

   A more detailed description of our business is contained in Jostens' Annual Report on Form 10-K for the fiscal year ended January 1, 2000. Financial statements and other information about Jostens are available at our website www.jostens.com. The information on our website is not incorporated by reference into this proxy statement/prospectus.

 Investcorp

   Investcorp is a global investment group with offices in New York, London and Bahrain. It is principally engaged in three businesses: corporate investment, real estate investment and asset management. Since its formation in 1982, the firm has arranged more than 50 corporate investments in a variety of industries with an aggregate acquisition value exceeding $16 billion. Investcorp's principal United States-based subsidiary is Investcorp International, Inc., whose executive offices are located at 280 Park Avenue, New York, New York 10017. Investcorp International's main telephone number is
(212) 599-4700. Additional information about Investcorp is available at its website www.investcorp.com. The information on Investcorp's website is not incorporated by reference into this proxy statement/prospectus.

 Saturn Acquisition Corporation

   Saturn Acquisition is a newly formed Minnesota company organized for purposes of completing the transaction. It has engaged in no business activities and it has no assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger. Immediately prior to the merger, Saturn Acquisition will receive common equity cash contributions of $208.7 million from affiliates of Investcorp and from DB Capital Investors. These funds, together with the proceeds of the redeemable preferred stock and debt financings described on page 38 under "THE MERGER-- Merger Financing," will be used to finance the merger, to pay related expenses and to repay our outstanding indebtedness. Each share of common stock issued to these investors by Saturn Acquisition will be converted into one share of Jostens common stock in the merger. When we use the term "Investcorp and its co-investors" in this proxy statement/prospectus, we are referring to affiliates of Investcorp, as well as international investors with whom Investcorp maintains an administrative relationship and who may at or following completion of the merger obtain indirect equity interests in Jostens by investing in offshore entities organized by Investcorp for that purpose and DB Capital Investors.

 The Management Continuing Shareholders

   The five members of Jostens senior management who are the Management Continuing Shareholders are participating in the merger transaction together with Investcorp. These individuals will retain some of their Jostens shares in the merger. All other shares held by the Management Continuing Shareholders will be exchanged in the merger for $25.25 per share in cash. None of the shares held by the Management Continuing Shareholders will be subject to proration or eligible for election. The following table shows, for each of the

Management Continuing Shareholders, his name, his current position with Jostens, the number of shares held by him and the number of shares to be retained and exchanged for cash in the merger.

                                                                               Number of
                                                 Number of Shares  Number of  Shares to be
                                                  Held Prior to    Shares to   Exchanged
         Name           Position with Jostens       the Merger    be Retained   for Cash
         ----           ---------------------    ---------------- ----------- ------------
 Robert C. Buhrmaster  Chairman of the Board,        121,933        93,205       28,728
                        President and Chief
                        Executive Officer

 William N. Priesmeyer Senior Vice President          47,171        28,034       19,137
                        and Chief Financial
                        Officer

 Carl H. Blowers       Senior Vice President--        41,858        41,858            0
                        Manufacturing

 Michael L. Bailey     Senior Vice President          24,648        15,913        8,735
                        and General Manager--
                        School Solutions
 Gregory S. Lea        Vice President and             16,043         9,522        6,521
                        General Manager--
                        Business Ventures
                                                     -------
                                                     251,653


   The total number of shares to be retained by the Management Continuing Shareholders represent approximately 0.6% of our currently outstanding shares and will represent about 2.1% of our outstanding shares immediately following the merger.

   In addition to continued participation in the ownership of equity, the Management Continuing Shareholders will participate in certain equity-based compensation plans and will be compensated for services expected to be rendered after the merger in connection with the transition of Jostens to new ownership, including managing the transition process from financial reporting, public relations and sales and marketing perspectives, in an amount equal to $2.5 million in the aggregate. These benefits are described on pages 43 to 48 under "--Interests of Management Continuing Shareholders in the Merger."

Structure of the Transaction

   Under the merger agreement, Saturn Acquisition will be merged with and into Jostens. Jostens will continue as the surviving company of the merger. The merger will occur as follows:

  . Immediately prior to the merger, affiliates of Investcorp will make a capital contribution of $159.8 million to Saturn Acquisition in exchange for approximately 6.3 million shares of Saturn Acquisition's common stock. At the same time, DB Capital Investors will make a capital contribution of $48.9 million to Saturn Acquisition in exchange for approximately 1.9 million shares of Saturn Acquisition's common stock. In the merger, each share of Saturn Acquisition Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock will be converted into one share of Jostens Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, respectively.

  . In the merger, the shareholders of Jostens will receive $25.25 per share in cash for all of their shares of Jostens common stock, unless they elect to retain some or all of their shares or unless not enough shareholders elect to retain their shares. In the latter case, a number of retained shares will be allocated among non-electing shares on a pro rata basis, to ensure that Jostens public shareholders retain approximately 2% of the shares outstanding immediately prior to the merger, which will represent about 6% of the total number of shares outstanding immediately following the merger. The shares retained by Jostens' public shareholders will also represent approximately 6% of Jostens outstanding voting stock immediately following the merger. Shares retained by any shareholder will be redesignated as shares of Jostens Class A common stock. For a description of the terms, rights and privileges of the Class A common stock, see "DESCRIPTION OF JOSTENS CAPITAL STOCK--Jostens Capital Stock Following the Merger" on pages 71 to 76.

  . Immediately prior to the merger, each outstanding option to purchase
    Jostens shares will be cancelled in exchange for a cash payment from Jostens for each share subject to the option equal to the excess of $25.25 over the per share exercise price of the option. For further information regarding the treatment of options, see "--Interests of Management Continuing Shareholders in the Merger--Treatment of Options" on page 44. Options having a per share exercise price of $25.25 or more will be cancelled for no consideration.

  . Immediately after the merger, Jostens will be owned approximately 94% by affiliates of Investcorp, DB Capital Investors and the Management Continuing Shareholders. The public shareholders of Jostens will continue to own approximately 2% of the shares outstanding immediately prior to the merger, which will represent about 6% of the total number of shares to be outstanding immediately following the merger. None of the shares owned by the Management Continuing Shareholders will be included in the about 6% of the approximately 9 million shares to be outstanding immediately following the merger. The shares of redeemable preferred stock to be issued in connection with the merger financing will not affect these ownership amounts.

   The diagram below illustrates the approximate ownership of Jostens outstanding stock immediately following the merger:



        -------------   --------------   ----------       ----------------
          Management       Investcorp    DB Capital           Public
          Continuing        and its       Investors        Shareholders
         Shareholders    Co-investors*
        -------------   --------------   ----------       ----------------

            2.1%            70.4%           21.5%               6.0%

                                 -------------
                                 Jostens, Inc.
                                 -------------

*Does not include
 DB Capital Investors

Background of the Merger

   In the spring of 1999, Jostens received a preliminary inquiry from a nationally recognized private investment firm interested in pursuing a potential business combination transaction with Jostens. Although the parties engaged in limited preliminary discussions, such firm determined it was no longer interested in a transaction with Jostens, for reasons that were not made known to Jostens, and these discussions did not result in any proposal by such firm.

   In July 1999, after considering the businesses and prospects of Jostens and its industry, the board of directors determined to ratify a three-year business plan proposed by management. The three-year business plan called for Jostens to invest in a number of growth initiatives to expand its products and services in the schoolhouse. The plan contemplated investing in new products, market research and marketing programs to improve relationships with customers and information systems and Internet infrastructure, as well as a strategic realignment. The strategic realignment is described on page 17 under the heading "RECENT DEVELOPMENTS--Special Charges." Management believed that the successful implementation of these new initiatives would result in increased revenues and profitability.

   In the summer of 1999, Investcorp began exploring the possibility of acquiring a company in the youth and educational services industries. In August 1999, Mr. Charles Philippin, a member of the Management Committee of Investcorp, contacted Mr. Walker Lewis of Devon Value Advisers, a former member of the Jostens board of directors, to discuss Investcorp's potential interest in pursuing a negotiated acquisition of Jostens. Mr. Philippin explained Investcorp's investment philosophy and made it clear that Investcorp does not engage in hostile transactions and that Investcorp would be interested in pursuing a transaction with Jostens only if it could do so on an exclusive basis. Mr. Philippin indicated that what Investcorp desired to do was to conduct a limited amount of due diligence, develop a range of values for a possible transaction, present that range of values to the Jostens board of directors, and if the board was interested in a possible transaction within that range, Investcorp would proceed to the next step and, if not, Investcorp would move on to pursue other alternatives. Promptly thereafter, Mr. Lewis telephoned Robert C. Buhrmaster, Jostens' Chairman, President and Chief Executive Officer, and described his conversation with Mr. Philippin.

   Mr. Buhrmaster thereafter contacted the members of the Jostens board of directors individually and advised them of the interest expressed by Mr. Philippin. It was the consensus of the members of the Jostens board that Messrs. Buhrmaster and Lewis should respond to Mr. Philippin and permit Investcorp to commence preliminary due diligence of Jostens, subject to the execution of an acceptable confidentiality agreement, in order to enable Investcorp to determine a range of values at which it would be prepared to pursue a transaction with Jostens.

   On August 16, 1999, Devon Value Advisers was retained by Jostens to assist Jostens in providing information to and interfacing with Investcorp. In late August 1999, Mr. Philippin and other representatives of Investcorp met with Messrs. Buhrmaster and Lewis to discuss Investcorp's potential interest in an acquisition of Jostens. Mr. Philippin indicated that, if Jostens were interested in pursuing a transaction with Investcorp, Investcorp would perform preliminary due diligence to formulate a range of values and, if such range of values were acceptable, Investcorp would make a preliminary proposal to Jostens. Mr. Philippin also stated that Investcorp would be interested in retaining senior management and having them retain an equity interest in Jostens. On August 25, 1999, Jostens and Investcorp entered into a customary confidentiality agreement. Investcorp shortly thereafter commenced a limited financial review of Jostens.

   On September 7, 1999, Mr. Philippin, together with other representatives of Investcorp, met with Mr. Buhrmaster and William Priesmeyer, Jostens' Chief Financial Officer, to further discuss Investcorp's continuing interest in a potential acquisition of Jostens and to get a better understanding of Jostens' business, its recent financial performance and its three-year plan.

   On September 13, 1999, Jostens retained Skadden, Arps, Slate, Meagher & Flom LLP to act as legal advisors to Jostens in connection with any proposed transaction with Investcorp.

   At a meeting of the board of directors on October 6, 1999, representatives of Skadden, Arps described to the board members the process that would be involved in evaluating and negotiating a proposal by Investcorp and the board's fiduciary obligations in connection with a potential transaction with Investcorp. At that meeting, the board of directors determined to form a special committee of independent directors to review and consider the terms of any proposal that might be received from Investcorp and to make recommendations to the board with respect to such proposal. The members of that committee are: Richard A. Zona, Jack W. Eugster and Kendrick B. Melrose. Representatives of Skadden, Arps described the functions and responsibilities of the special committee and the role of its financial and legal advisors.

   During early October, Investcorp and its advisors continued to conduct their preliminary due diligence review of Jostens. In mid-October 1999, Mr. Buhrmaster contacted Mr. Philippin by telephone to inquire as to the status of Investcorp's due diligence and the expected timing of its preliminary proposal to acquire Jostens.

   We have been advised by representatives of Investcorp that in October 1999, Investcorp entered into discussions regarding DB Capital Investors' possible participation in the transaction. Mr. Robert G. Sharp, a Managing Director of the general partner of DB Capital Investors, was previously an executive at Investcorp and indicated an interest on behalf of DB Capital Investors in investing in any potential transaction involving Jostens. During the period from October 1999 through December 27, 1999, representatives of Investcorp and representatives of DB Capital Investors negotiated the terms of DB Capital Investors' participation in the transaction.

   On October 26, 1999, Mr. Philippin, together with other representatives of Investcorp, met with representatives of Skadden, Arps to outline a preliminary proposal by Investcorp to acquire Jostens. The transaction would be structured as a one-step merger transaction, intended to qualify for recapitalization accounting treatment. In the merger, Jostens shareholders would receive $25.00 per share in cash for substantially all their shares and would continue to own approximately 6% of the outstanding shares of Jostens after the merger. Representatives of Investcorp explained that the $25.00 per share price was intended to fully value Jostens and was not intended as a starting point for subsequent negotiations.

   The preliminary proposal outlined by Investcorp on October 26, 1999 was made subject to a number of conditions, including:

  . the continuation of an exclusive negotiating process;

  . participation by Jostens management in the transaction on terms to be agreed upon;

  . support of the proposal by the Jostens board of directors;

  . confirmatory due diligence to the satisfaction of Investcorp and its financing sources; and

  . Investcorp obtaining sufficient financing to complete the merger, to pay related expenses and to repay Jostens outstanding indebtedness.

Mr. Philippin told the representatives of Skadden, Arps that Investcorp was confident that it would have financing commitments for the transaction by the time a definitive transaction agreement were executed. The Investcorp representatives indicated that, assuming appropriate access to senior management and documentation was provided, they expected it would take Investcorp and its financing sources approximately 3-4 weeks to complete their due diligence and obtain financing commitment letters.

   On October 27, 1999, the special committee had a telephonic meeting at which representatives of Skadden, Arps reported on their meeting with Investcorp and described the terms of Investcorp's preliminary proposal. The special committee determined to apprise the full board of directors of such preliminary proposal and that it would be advisable for the special committee to retain a financial advisor to help it evaluate the Investcorp preliminary proposal. Members of the special committee then contacted two nationally recognized investment banking firms that had recently performed services for Jostens and who were relatively familiar with Jostens' businesses and prospects. Among other things, members of the special committee inquired of such firms the fees they would charge for advising Jostens in this type of transaction.

   On October 28, 1999, the full Jostens board of directors had a telephonic meeting at which representatives of Skadden, Arps described their October 26, 1999 meeting with Investcorp representatives and the terms of the Investcorp preliminary proposal. After some discussion, the board of directors instructed the special committee to continue discussions with Investcorp concerning its preliminary proposal and to engage an investment banking firm to act as its financial advisor.

   That same day, a representative of Skadden, Arps contacted Mr. Philippin by telephone to inform him that the special committee and the Jostens board of directors wanted to give further consideration to Investcorp's proposal and had determined to retain a financial advisor to help them evaluate the proposal. Mr. Philippin was told that, once the advice of such financial advisor had been obtained, Jostens would reply to Investcorp's preliminary proposal.

   On October 29, 1999, the special committee had a telephonic meeting in which it determined to retain CSFB as its financial advisor, subject to negotiating an acceptable fee arrangement. On October 30 and 31, 1999, members of the special committee discussed with CSFB the terms of its engagement. The special committee engaged CSFB as its financial advisor effective as of October 30, 1999. Following immediately upon its engagement and continuing through early November 1999, CSFB conducted financial due diligence of Jostens.

   On November 3, 1999, Messrs. Buhrmaster and Priesmeyer, together with other representatives of Jostens, met with representatives of Investcorp to discuss certain due diligence items, including Jostens' historical performance and the three-year business plan.

   On November 8, 1999, the members of the special committee met with representatives of CSFB. At the meeting, CSFB discussed its preliminary evaluation of the proposal and the price of $25.00 per share. The special committee and CSFB also discussed various possible alternatives for maximizing shareholder value and requested CSFB to consider the possibility of conducting a limited auction of Jostens and the likelihood of finding a financial or strategic buyer that might be prepared to pay a higher price. At that meeting, CSFB indicated its preliminary view that the $25.00 per share price was possibly within the range of acceptable prices, subject to completing its due diligence and internal review procedures.

   On November 9, 1999, representatives of CSFB contacted representatives of Goldman, Sachs & Co., one of Investcorp's financial advisors, to discuss the Investcorp preliminary proposal and CSFB's preliminary analysis of the $25.00 per share price. CSFB advised Goldman Sachs that the $25.00 per share price was not inappropriate and was possibly within the range of acceptable prices, but that the special committee was not convinced that such price fully valued the shares or that it would recommend a transaction at that price. CSFB indicated that it was still conducting its analysis of Jostens. Representatives of CSFB informed Goldman Sachs that Jostens expected that by November 29, 1999, Investcorp would complete its review of the limited number of financial and operational matters identified as potentially affecting valuation and reconfirm its $25.00 per share price. The undertaking of broad-based confirmatory due diligence by Investcorp and its financing sources would begin following this valuation reconfirmation.

   On November 19 and 20, 1999, representatives of Jostens' management team and CSFB met with representatives of Investcorp and its financial advisors, Goldman Sachs and Warburg Dillon Read. At these meetings, the parties discussed Jostens' historical and projected financial performance by product line as well as Jostens' growth initiatives and strategies. Additionally, the parties discussed the components of the restructuring charge that Jostens management was contemplating at the time in connection with its proposed internal restructuring.

   On November 29, 1999, representatives of Goldman Sachs advised CSFB that Investcorp confirmed the $25.00 price, subject to completion of broad-based confirmatory due diligence by Investcorp and its financing sources. In addition, Goldman Sachs and CSFB discussed the nature and scope of the likely conditions relating to the absence of material adverse changes in Jostens' business and in the financing markets that would be required by Investcorp's financing sources.

   On November 30, 1999, representatives of CSFB reported to the special committee their conversation with Goldman Sachs. At this meeting, representatives of CSFB reported to the special committee the results of their consideration of alternatives for maximizing shareholder value, indicating a low probability that either a financial or a strategic buyer willing to pay materially more than $25.00 per share for Jostens existed. CSFB reported that its analysis indicated that a strategic buyer for Jostens would unlikely be willing to pay a materially higher price due to the diversity of Jostens' product lines which may not all be compelling to a single strategic buyer. CSFB also stated that it had considered other potential financial buyers for Jostens but, based on the financial analyses performed by CSFB, determined that it was unlikely that any such buyer would be willing to pay a price materially higher than the Investcorp preliminary proposal. As a result of these analyses, the special committee instructed CSFB not to contact any third parties regarding a possible transaction with Jostens. Neither the special committee nor the full board requested CSFB to consider, and CSFB did not consider, a liquidation, dissolution, or management-led buyout of Jostens.

   At its November 30, 1999 meeting, the special committee discussed the need to clarify the extent of any further due diligence as well as the nature and scope of the conditions on Investcorp's preliminary proposal. As a result, the special committee determined that it would be appropriate to provide Investcorp with a term sheet outlining the extent to which Investcorp would be permitted to conduct additional due diligence and setting forth the timetable for completing due diligence and reaching an agreement on the transaction. The term sheet also addressed issues relating to the structure of the transaction and the process for negotiating the participation of management. The term sheet included specific language to be included in the financing commitments concerning the conditions relating to the absence of material adverse changes in Jostens' business and in the financing markets. The term sheet also provided that, while any transaction agreement could prohibit Jostens from soliciting competing proposals, the agreement would have to permit Jostens to respond to an unsolicited proposal and terminate the merger agreement to accept a superior proposal. Consistent with these provisions, the term sheet provided that any termination fee could not exceed 2% of the total value of the consideration proposed to be paid to shareholders, including any expense reimbursement provision. The term sheet also outlined the special committee's requirement that financing commitment letters be delivered prior to execution of any agreement.

   On December 3, 1999, the special committee met to review the proposed term sheet and on that same day, the term sheet was delivered to representatives of Investcorp. On December 4, 1999, Investcorp delivered to CSFB an outline responding to the term sheet, indicating that Investcorp was not willing to increase the $25.00 per share price and that any termination fee should equal 3.25% of the total value of the consideration proposed to be paid to shareholders. Investcorp also suggested changes to Jostens' proposed language relating to the conditions in the financing commitments. On that day and the next, representatives of Investcorp discussed the provisions of that term sheet with the special committee's legal and financial advisors. By the evening of December 5, 1999, the advisors had reached an understanding as to all matters except the price and the amount of the termination fee.

   That evening, Mr. Philippin spoke with Mr. Zona to see if they could reach agreement on the remaining two issues. Mr. Zona told Mr. Philippin that he could not assure Mr. Philippin that the special committee would recommend the transaction at a price of $25.00 per share and that, if Mr. Philippin wanted to know that he had the support of the special committee, Investcorp needed to increase its price. Mr. Philippin indicated that there was not much room for an increase in price, but that he would talk to his partners and would call Mr. Zona back. Later that evening, Mr. Philippin contacted Mr. Zona again by telephone and offered to increase the price of the proposal to $25.25 per share. Mr. Zona, and subsequently the other members of the special committee, agreed to support a transaction at that price. Messrs. Philippin and Zona also agreed to a termination fee of 2.25% of the total value of the consideration proposed to be paid to shareholders, plus reimbursement of Investcorp's fees and expenses incurred in connection with the transaction, up to $5.0 million.

   From December 6 through December 27, 1999, Investcorp and its advisors and financing sources conducted their confirmatory due diligence investigation of Jostens.

   At a meeting of the Jostens board of directors on December 9, 1999, the special committee and its legal and financial advisors apprised the other board members of the events that had transpired and of the revised price. At that meeting, CSFB informed the board that its preliminary evaluation of the proposal indicated that it was within the range of fairness, subject to completing its due diligence and internal review procedures.

   On December 16, 1999, Investcorp's legal advisors delivered a proposed merger agreement to the special committee's legal advisors. The terms of the merger agreement proposed by Investcorp included the previously agreed upon "no solicitation" covenant which would prohibit Jostens from, among other things, soliciting any competing transaction, but would permit Jostens to respond to an unsolicited proposal if the Jostens board determined that failure to take such action would be inconsistent with its fiduciary duties. The terms of the proposed merger agreement further provided that the merger agreement could be terminated by Jostens to accept a superior offer, but, in such event, Jostens would pay to Investcorp a termination fee of 2.25% of the total value of the consideration proposed to be paid to shareholders and reimburse Investcorp's fees and expenses up to $5.0 million, as Messrs. Zona and Philippin had agreed.

   The members of the special committee directed Skadden, Arps and CSFB to finalize the terms of the merger agreement and discuss the terms of Investcorp's financing commitments. The special committee emphasized to its advisors the importance of a fully financed proposal which, in the committee's view, should include bridge financing and have as few contingencies as reasonably practicable.

   From December 16, 1999 through December 27, 1999, Skadden, Arps and CSFB continued to negotiate the merger agreement with Investcorp and its representatives, including conditions, financing terms, and representations and warranties. At the same time, Mr. Buhrmaster, together with Devon Value Advisers, which was acting on behalf of Jostens' senior management, and Sidley & Austin, legal advisors retained by Devon Value Advisers to act on behalf of the company's management, continued to discuss the terms of management's participation with Investcorp. During this period, representatives of Investcorp and its advisors continued to negotiate the terms of the financing commitment letters, including the conditions in such letters, with representatives of their financing sources.

   On December 22, 1999, the board of directors held a meeting with its financial and legal advisors. At this meeting, Skadden, Arps apprised the board of the status of negotiations with Investcorp and reviewed with the board the terms and conditions of the proposed merger agreement and Investcorp's financing commitments, as well as other legal issues relating to the proposed merger. CSFB made a preliminary financial presentation and indicated that, subject to review of a definitive agreement, it would be prepared to deliver an opinion that the consideration to be received in the merger by Jostens shareholders (other than Management Continuing Shareholders and shareholders who make a valid election to retain an equity interest in Jostens after the merger) was fair to such shareholders from a financial point of view.

   Following such meeting, representatives of Skadden, Arps and CSFB continued to negotiate the terms of the merger agreement, including the terms of Investcorp's financing commitments, and Mr. Buhrmaster, together with representatives of Devon Value Advisers and Sidley & Austin, continued to negotiate with Investcorp concerning the terms of management's participation in the transaction. In connection with its preliminary proposal, Investcorp indicated that participation by Jostens' management in the transaction was a condition to its willingness to proceed. Representatives of Investcorp stated, however, that they would discuss directly with management the terms of their participation, and neither the special committee nor the full board took part in the negotiations between Investcorp and Jostens' management. The special committee and the full board viewed their roles as acting on behalf of Jostens' shareholders, not its management. The special committee and the full board did, however, review the final terms of management's participation to satisfy themselves that Investcorp's condition as to management's participation would likely be satisfied.

   Early in the evening on December 27, 1999, the members of the special committee, together with the full Jostens board, met with their legal and financial advisors to again consider the transaction. Representatives of Skadden, Arps reviewed the final terms of the merger agreement and noted particularly that many of the contingencies that were in the earlier version of the financing commitment letters had been eliminated. CSFB delivered its oral opinion to the Jostens board that, as of December 27, 1999, the consideration to be received in the merger by Jostens shareholders, other than Management Continuing Shareholders and shareholders who make a valid election to retain an equity interest in Jostens after the merger was fair to such shareholders from a financial point of view. In considering the $25.25 per share proposal, the special committee and the full board took into account the fact that representatives of Investcorp had initially indicated that their $25.00 per share price was intended to fully value Jostens and was not intended as a starting price for further negotiations. The special committee also considered the fact that, at the time of the price increase, representatives of Investcorp agreed to reduce the termination fee from 3.25% of total consideration to be paid to shareholders to 2.25%, plus reimbursement of Investcorp's fees and expenses, up to a maximum of $5.0 million. In addition, the special committee relied upon CSFB's opinion and the financial analyses performed by CSFB in considering the Investcorp proposal. The special committee, and the full board, also reviewed the terms of the financing commitment letters relating to the equity and debt contributions and concluded that they were acceptable.

   After considerable discussion among the special committee members and the other directors, the special committee unanimously determined that the terms of the merger were fair to and in the best interests of Jostens public shareholders and recommended that the Jostens board approve the merger agreement and the transactions contemplated thereby.

   After receiving the recommendation of the special committee, the Jostens board unanimously determined that the terms of the merger agreement were fair to and in the best interests of the shareholders of Jostens, approved the merger agreement and the transactions contemplated thereby and voted to submit the merger agreement to a vote of the shareholders of Jostens and to recommend that Jostens shareholders approve the merger agreement. Late that evening, following the meeting of the Jostens board, the merger agreement was executed and Mr. Buhrmaster and Investcorp delivered term sheets describing the employment arrangements and equity participation of the Management Continuing Shareholders following the effective time of the merger.

   Early in the morning on December 28, 1999, Jostens and Investcorp issued a press release announcing the execution of the merger agreement.

Financial Projections

   During the course of their discussions with Investcorp, representatives of Jostens' senior management provided representatives of Investcorp with projections of Jostens' future financial performance. These projections included forecasts of Jostens' revenues and earnings before interest and taxes ("EBIT") for the fiscal years 2000 through 2002. The projections indicated that from 2000 through 2002, Jostens' revenues would increase from approximately $825 million to approximately $1 billion and Jostens' EBIT would increase from approximately $110 million to approximately $150 million.

   These projections were based on numerous variables and assumptions that are inherently uncertain and subject to risks that are difficult to predict and may be beyond the control of Jostens, including factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, such projections should not be relied on, and actual results may vary significantly from those set forth in the projections. These projections were not prepared with a view to public disclosure or compliance with (1) published guidelines of the SEC or (2) the guidelines established by the American Institute of Certified Public Accountants regarding projections. The projections are included in this proxy statement/prospectus solely because they were furnished to Investcorp. There can be no assurance that the projections will be realized.

Reasons for the Merger; Recommendation of the Special Committee and of the Full Jostens Board of Directors

   Both the special committee and the full Jostens board of directors unanimously recommend that the Jostens shareholders approve the merger agreement.

   In recommending approval of the merger agreement to the full board of directors, the special committee considered a number of factors which they believed supported their recommendation, including:

  . The historical results of operations, financial condition, assets, liabilities, business strategy and prospects of Jostens and the nature of the industry in which Jostens competes. Based upon its consideration of the operations and prospects of Jostens and the nature of the industry, the special committee concluded that it might take a considerable period of time before the trading price of Jostens shares would equal the $25.25 per share offered, if ever.

  . The risks associated with implementing the three-year business plan adopted in July 1999, including the risks of achieving the initiatives and realizing the benefits of such plan, and the likelihood that even if the three-year plan were successfully implemented, the market would not begin to recognize the benefits of the plan until 2002, if at all, and the trading price of Jostens shares would not accurately reflect such benefits until such time.

  . The reputation and proven experience of Investcorp in completing similar transactions.

  . The opinion of CSFB, dated December 27, 1999, that, as of that date, the consideration to be received in the merger by Jostens shareholders, other than Management Continuing Shareholders and shareholders who make a valid election to retain an equity interest in Jostens after the merger, was fair to such shareholders from a financial point of view. The special committee also considered CSFB's presentation to the special committee. In its review of the analyses performed by CSFB, the special committee did not weigh each of the separate analyses prepared by CSFB separately, but rather considered them taken as a whole.

  . The relationship of the $25.25 per share cash consideration to the current market price and the market prices for Jostens common stock during the previous three years. The special committee considered the fact that the common stock had traded at prices as high as $27 1/8 per share and as low as $17 1/4 per share during the three-year period prior to the public announcement of the merger agreement. The special committee also considered the fact that the $25.25 per share cash consideration represents a premium of approximately 38% over the per share closing price of Jostens shares on December 27, 1999, the last trading day prior to the public announcement of the merger agreement. The special committee believed that the significant premium which the $25.25 per share cash consideration offered to recent trading prices of the shares, coupled with the special committee's conclusion as discussed above that it might take a considerable period of time before the trading price of Jostens shares would equal the $25.25 per share offered, if ever, supported the special committee's fairness determination.

  . The advice from CSFB that the $25.25 per share price was likely at the high end of the range any financial buyer would pay and their view that interest from strategic buyers would likely be limited.

  . The special committee's belief that the risk and disruption to Jostens and its operations due to the process involved with an auction of Jostens was greater than the potential benefit, if any, to its shareholders. In its consideration of this factor, the special committee considered that the disruption caused by any effort could have had a negative effect on the value of Jostens.

  . The statements of representatives of Investcorp that Investcorp would not participate in an auction of Jostens. The special committee did not believe that the inability to conduct an auction in which Investcorp would participate was a negative in maximizing shareholder value. While Jostens might have had an opportunity to receive a higher bid if Investcorp had been willing to participate in an auction, Investcorp indicated that it was prepared to pay $25.25 per share and could complete the transaction in a relatively short time frame. This did not and does not preclude Jostens from responding to proposals for alternative transactions that might arise even after a merger agreement had been signed.

  . The fact that, to date, no third party has come forward with a proposal to acquire Jostens, and the advice of CSFB that the likelihood of such a third party coming forward was low.

  . The fact that approval of the merger agreement requires the affirmative vote of a majority of the outstanding Jostens shares entitled to vote thereon and that, under Minnesota law, Jostens shareholders have the right to exercise their dissenters' rights to receive the "fair value" of their shares if they dissent from the merger.

  . The likelihood of the completion of the merger in light of the fact that commitments have been received by Investcorp for the funds necessary to complete the merger transactions.

  . The arm's-length negotiations between the special committee and Investcorp and their respective representatives, including that the negotiations resulted in:

    . an increase in the per share cash price to be received by Jostens public shareholders;

    . Jostens having the right to engage in negotiations with, and supply information to, a person who makes an unsolicited proposal for a competing acquisition transaction that the board believes is reasonably capable of being completed. For a further description of Jostens' ability to consider competing transactions, see "THE MERGER AGREEMENT--Limitations on Solicitation of Competing Transactions" on page 51;

    . Jostens having the right to terminate the merger agreement to accept a superior proposal;

    . a reduction in the termination fee sought by Investcorp in the event the merger agreement is terminated as a result of a competing transaction; and

    . significant changes in Investcorp's financing commitments to limit the nature of the conditions to such financing.

  . The nature of the financing commitments received by Investcorp with respect to the merger, including the identity of the institutions providing such commitments and their proven experience in consummating transactions such as the merger and the conditions to the obligations of such institutions to fund such commitment and the special committee's belief as to the strength of the financing commitments.

   The special committee also considered many of the risks described under the caption "RISK FACTORS" on pages 11 through 16 as potentially negative factors in its evaluation of the Investcorp proposal. In addition, the special committee considered the fact that as a result of the proration feature of the merger, Jostens public shareholders may be required to retain a portion of their shares in the merger and that, as a result of the merger, such shares may no longer be listed on the NYSE which would adversely affect the liquidity and market value of such shares. However, the special committee believed that such negative factors were outweighed by the potential advantages of the merger, particularly in light of the fact that Jostens' shareholders would receive cash in exchange for all or substantially all of their shares, unless they elect to retain their shares, thereby minimizing many of the risks associated with a continuing equity interest in Jostens.

   The foregoing discussion of the information and factors considered by the special committee includes all of the material factors considered by the special committee in reaching its conclusions and recommendations but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the special committee may have given different weights to different factors.

   For their services on the special committee, Jostens has agreed to pay to the committee's chairman, Mr. Zona, a fee of $50,000 and to each of the committee's other two members, Messrs. Eugster and Melrose, a fee of $20,000 in addition to their regular directors' fees.

   The Jostens board consists of seven directors, three of whom served on the special committee. At the December 27, 1999 meeting of the Jostens board, the special committee, with its legal and financial advisors participating, reported to the other members of the Jostens board on its review of the merger agreement and the related financing commitments and the factors taken into account by the special committee in reaching its determination that the merger was fair to and in the best interests of Jostens shareholders. Accordingly, the same factors considered by the special committee were taken into account by the Jostens board. In addition, the Jostens board considered the conclusions and recommendations of the special committee and believes that these factors supported the Jostens board's fairness determination. Furthermore, the Jostens board considered the fact that the $25.25 per share cash consideration and the terms and conditions of the merger agreement were the result of arm's-length negotiations among the special committee and Investcorp and their respective advisors. The Jostens board believes that this factor supports the Jostens board's fairness determination.

Opinion of Credit Suisse First Boston

   At a telephonic meeting of the Jostens board of directors held on December 27, 1999, Credit Suisse First Boston delivered its opinion that, as of that date and based upon and subject to the matters described in the opinion, the consideration to be received by the shareholders of Jostens in the merger, other than members of Jostens management who will retain, and other shareholders who make a valid election to retain, an equity interest in Jostens after the merger, was fair to such shareholders from a financial point of view.

   The full text of the Credit Suisse First Boston opinion, which states the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse First Boston, is attached as appendix B to this proxy statement/prospectus. The Credit Suisse First Boston opinion has not been updated and will not be updated prior to the closing. Jostens shareholders are urged to read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion is directed to the Jostens Board of Directors and addresses only the fairness of the consideration from a financial point of view to the shareholders of Jostens, other than members of Jostens management who will retain, and other shareholders who make a valid election to retain, an equity interest in Jostens after the merger. The opinion does not address the merits of the underlying decision by Jostens to engage in the transaction. Additionally, the opinion does not constitute a recommendation to any shareholder of Jostens as to how he or she should vote on the merger agreement or whether any such shareholder should elect to retain any shares.

   In arriving at its opinion, Credit Suisse First Boston:

  . reviewed certain publicly available business and financial information relating to Jostens, as well as the merger agreement;

  . reviewed certain other information, including financial forecasts, that were furnished to Credit Suisse First Boston by the management of Jostens;

  . met with the management of Jostens and visited certain Jostens manufacturing operations to discuss the business and prospects of Jostens;

  . considered certain financial and stock market data of Jostens and compared that data with similar data for other publicly held companies in businesses similar to Jostens;

  . considered the financial terms of certain other business combinations and other transactions which have recently been effected; and

  . considered other information, financial studies, analyses and financial, economic and market criteria which it deemed relevant.

   In connection with its review, Credit Suisse First Boston:

  . did not assume any responsibility for independent verification of any of the foregoing information and relied upon its being complete and accurate in all material respects;

  . assumed that the financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Jostens management as to the future financial performance of Jostens;

  . did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Jostens; and

  . was not furnished with any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Jostens.

   In addition, Credit Suisse First Boston was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of Jostens. Credit Suisse First Boston did not express any opinion as to the actual value of retained shares of Jostens following the merger or the prices at which such shares may be purchased or sold subsequent to the merger. The Credit Suisse First Boston opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion.

   In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and portions of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Jostens. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness, from a financial point of view, of the merger consideration to Jostens shareholders, other than members of Jostens management who will retain, and other shareholders who make a valid election to retain, an equity interest in Jostens after the merger, and were provided to the Jostens board of directors in connection with the delivery of its opinion.

   The following is a description of the presentations made by Credit Suisse First Boston to the Jostens board of directors on December 22, 1999 and December 27, 1999. The explanations of the financial analyses described in the presentations include information presented in tabular format. In order to understand those analyses, the tables should be read together with the rest of each explanation and do not alone constitute a complete description of the financial analyses.

 Financial Projections

   Representatives of Credit Suisse First Boston discussed three sets of projections which were analyzed based upon conversations with Jostens management. Credit Suisse First Boston presented graphical descriptions of historical and projected revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") under each of the three scenarios.

  Case 1: Extrapolation case based on historical growth rates and EBITDA margins.

  Case 2: Based on management projections that included contemplated investment initiatives to accelerate growth and expand margins.

  Case 3: Modified version of the second case, also prepared by management, that only included initiatives with the highest probability of implementation.

 Methodologies Employed in Analysis

   In valuing Jostens, Credit Suisse First Boston utilized a number of methodologies: a discounted cash flow analysis, a comparable company analysis and a comparable acquisition analysis. In performing the discounted cash flow analysis, which produces an intrinsic, long-term theoretical value based upon projected cash flows, Credit Suisse First Boston discounted five years of cash flows developed from forecasts provided by the management of Jostens and added an amount based on multiples of year-five EBITDA on a present value basis to recognize the value of the projected cash flows beyond year five. In performing its comparable company analysis, Credit Suisse First Boston applied trading multiples of businesses reasonably similar to Jostens to 1999 and 2000 operating estimates provided to Credit Suisse First Boston by Jostens management. Credit Suisse First Boston's comparable acquisition analysis required application of multiples paid by acquirors for businesses reasonably similar to Jostens to 1999 operating estimates provided to Credit Suisse First Boston by Jostens management.

 Discounted Cash Flow Analysis

   Credit Suisse First Boston presented the results of discounted cash flow analyses for Jostens using a range of terminal multiples and discount ranges that it deemed appropriate. Credit Suisse First Boston estimated the present value of the unlevered, after-tax free cash flows that Jostens could produce over fiscal years from 2000 to 2004 based upon the financial projections discussed above. The terminal value was based on an EBITDA multiple range of 5.5x to 7.0x trailing (year 5) EBITDA. Terminal value multiples were chosen based on comparable company and comparable acquisition analyses as well as Jostens' historical and projected performance. The discount rate range of 10% to 13% was based on a weighted-average cost of capital analysis. CSFB performed its DCF analyses for each of the three cases discussed above. The per share value implied by the three DCF analyses ranged from a low of $21.83 to a high of $36.64. However, CSFB relied primarily on Cases 1 and 3 discussed above, which resulted in a DCF per share value range of $21.83 to $28.40. CSFB placed less emphasis on Case 2 described above since it included a number of contemplated investment initiatives to accelerate growth and expand margins, the achievement of which was less probable.

 Comparable Company Analysis

   Credit Suisse First Boston presented the results of a comparable company analysis in which it compared financial information of the following selected companies in the printing/publishing, recognition/novelty educational products, jewelry and photography industries that were considered by Credit Suisse First Boston to be reasonably comparable to Jostens:

                          COMPARABLE COMPANIES

                . Banta Corp.                   . Franklin Covey
                . CSS Industries                . Scholastic Corp.
                . Houghton Mifflin Company      . School Specialty, Inc.
                . Thomas Nelson, Inc.           . Finlay Enterprises, Inc.
                . John Wiley & Sons             . Tiffany & Co.
                . American Greetings Corp.      . Zale Corp.
                . Department 56 Inc.            . CPI Corp.
                . Enesco Group

   Credit Suisse First Boston advised the Jostens board of directors that one of the most relevant financial measures for Jostens and other comparable companies is EBITDA. Accordingly, in performing its comparable company analysis, Credit Suisse First Boston compared:

  . 1999 and 2000 estimated EBITDA trading multiples;

  . 1999 estimated EBITDA margins;

  . 1999 and 2000 estimated price to earnings ratios;

  . current debt to capital ratios; and

  . I/B/E/S long-term growth rates

of the comparables with corresponding data for Jostens. The comparable company analysis was based on stock prices as of December 17, 1999 and public equity research reports of earnings estimates.

                          EV/EBITDA
                         -----------                 1999 EBITDA Debt/Book I/B/E/S LT
                         1999E 2000E 1999P/E 2000P/E   Margin     Capital    Growth
                         ----- ----- ------- ------- ----------- --------- ----------
Average................. 7.8x  7.8x   15.9x   13.0x     14.5%      43.6%     14.4%
Median.................. 6.2x  6.5x   11.6x    9.5x     13.8%      40.8%     12.5%
Jostens(/1/) - Public
 Trading Multiples...... 6.0x  4.6x   11.6x   10.5x     15.5%      71.2%     10.0%

EV = enterprise value, as described below.
I/B/E/S is a division of Disclosure, Inc. which gathers and publishes consensus analysts' earnings estimates.
(1)Based on I/B/E/S estimates.

 Comparable Acquisition Analysis

   Credit Suisse First Boston reviewed and compared selected precedent transactions in the business segments in which Jostens operates that it deemed relevant to its analysis in order to compare the publicly available financial terms of those transactions with the terms provided for in the merger agreement.

   Credit Suisse First Boston reviewed the following announced transactions:

  . Castle Harlan/Taylor Publishing

  . Evercore Partners/Russ Berrie

  . Quebecor Printing/World Color Press

  . American Securities/CPI Corp.

  . Day Runner/Filofax Group

  . School Specialty/Beckley-Cardy

  . Jupiter Partners/PCA International

  . DLJ Merchant Banking/Insilco

  . Castle Harlan/Balfour-ArtCarved

                                         Enterprise Value
                                         as a Multiple of
                                               LTM:        Equity Purchase Price
                                         -----------------   as a Multiple of:
                                         Sales EBITDA EBIT    LTM Net Income
                                         ----- ------ ---- ---------------------
Median.................................. 1.1x   6.5x  7.9x         12.9x
Jostens(/1/) - Transaction Multiples.... 1.2x   7.3x  9.4x         16.8x

(1)Based on 1999E management projections
LTM - latest twelve months

 Summary Valuation Analysis

   Utilizing the methodologies described above, Credit Suisse First Boston derived:

  . a reference range of values for Jostens as an enterprise

  . an equity value per share reference range for Jostens

   For purposes of this analysis, enterprise value means the aggregate valuation, whether calculated by discounting free cash flows from operations excluding interest expense in the discounted cash flow analysis or applying applicable financial multiples in the comparable company analysis or the comparable acquisition analysis, before adjustments to calculate equity value. To derive equity value from enterprise value, Credit Suisse First Boston subtracted from enterprise value, the value of estimated total debt and other liabilities as of January 1, 2000 and added to enterprise value, the value of estimated cash and investments as of January 1, 2000 as well as option proceeds expected to result from the transaction. The equity value range per share was calculated by dividing the equity value by the number of fully diluted shares outstanding. CSFB also calculated a minimum per share cash purchase price assuming that the approximate 6% equity interest to be retained by current shareholders was distributed pro rata among all shareholders. This analysis was compared to the nominal $25.25 per share offer by Investcorp.

   Based upon CSFB's assessment of the valuation ranges indicated by its various valuation methodologies and its resulting reference range of $21.97 to $27.03 per Jostens' share, CSFB concluded that, as of December 27, 1999, the consideration to be received in the merger by shareholders of Jostens, other than members of Jostens management who will retain, and shareholders who make a valid election to retain, an equity interest in Jostens after the merger, was fair to such shareholders from a financial point of view.

                                                  Enterprise
                                                     Value         Equity Value
                                             (Dollars In Millions)   per Share
                                             --------------------- -------------
CSFB Reference Range........................      $850-$1,000      $21.97-$27.03
Nominal Proposed Purchase Price.............         $956             $25.25
Minimum Cash Purchase Price.................                         $24.84(1)

--------
(1) Assumes allocation of retained shares to all shareholders on a pro rata basis.

 Miscellaneous

   Credit Suisse First Boston has performed, and in the future may perform, certain investment banking services for Jostens and Investcorp and its affiliates, and has received and expects to receive customary fees for such services.

   Pursuant to the terms of a letter agreement between Credit Suisse First Boston and Jostens dated October 30, 1999, Credit Suisse First Boston is entitled to receive a financial advisory fee of $150,000, $750,000 as an opinion fee and approximately an additional $2.5 million upon consummation of the transaction. In addition, Jostens also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, and to indemnify Credit Suisse First Boston and selected related persons against a number of liabilities, including liabilities under the federal securities laws.

   Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of their business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Jostens for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. Credit Suisse First Boston has consented to the use of its opinion in this proxy statement/prospectus.

Merger Consideration

   Upon completion of the merger, you will be entitled to receive $25.25 in cash, unless you elect to retain some or all of your shares or unless not enough shareholders elect to retain their shares. In the latter case, a number of retained shares will be allocated among non-electing shares, excluding shares held by the Management Continuing Shareholders, on a pro rata basis to ensure that Jostens public shareholders retain approximately 2% of the shares outstanding immediately prior to the merger, which will represent about 6% of the total number of shares outstanding immediately following the merger. If you wish to retain shares of your Jostens common stock after the merger, you must make an election in accordance with the non-cash election procedure described below. At the completion of the merger, each retained share of our common stock will be redesignated as Jostens Class A common stock and will have those rights, powers, privileges and restrictions described in this proxy statement/prospectus under the caption "DESCRIPTION OF JOSTENS CAPITAL STOCK-- Jostens Capital Stock Following the Merger" on pages 71 to 76, which will differ in some material respects from those of our common stock currently outstanding.

   You may not receive all of the type of consideration that you want because the merger agreement requires that a number of shares of our common stock, which we refer to as the "non-cash election number," must be retained by our existing shareholders, excluding the Management Continuing Shareholders, to ensure that our public shareholders retain a number of shares equal to approximately 2% of the shares outstanding immediately prior to the merger, which will represent about 6% of the total number of shares outstanding immediately following the merger. The allocation of these retained shares among our shareholders depends on the elections made by our shareholders.

   Any fractional shares will be cashed out as described in "--Fractional Shares" on page 38. Under applicable Minnesota law, you may dissent from the merger and obtain payment for the fair value of your shares of common stock. See "DISSENTERS' RIGHTS" on pages 64 to 67 for a discussion on the procedures to properly dissent. None of the shares of our common stock held by Management Continuing Shareholders will be subject to proration or eligible for election. Instead, a specified number of shares held by Management Continuing Shareholders will be converted into the right to retain the same number of shares of our common stock after completion of the merger and the remainder of their shares will be exchanged for $25.25 per share in cash. All shares of our common stock held by us, our subsidiaries, Saturn Acquisition or any of its affiliates will be canceled and retired.

   In addition, as of the effective time of the merger, the shares of Saturn Acquisition's Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock issued and outstanding immediately prior to the effective time of the merger will be converted into shares of Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, respectively, of Jostens.

 The Non-Cash Election Number

   The non-cash election number is a calculated number which will represent 6% of the total number of shares of all classes of Jostens common stock to be issued and outstanding immediately after the merger. The non-cash election number is the sum of the total number of shares of (1) Saturn Acquisition's Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock outstanding immediately prior to the effective time of the merger and (2) our common stock retained by the Management Continuing Shareholders, multiplied by 0.06383 and rounded up to the nearest whole number. The determination of the non-cash election number is dependent on the actual common equity capitalization of Saturn Acquisition at the time of the merger. See "--Merger Financing" on page 38 and "DESCRIPTION OF JOSTENS CAPITAL STOCK--Jostens Capital Stock Following the Merger" on pages 71 to 76.

   It is expected that the non-cash election number will be determined shortly before our special meeting. The non-cash election number is currently expected to be 539,592 shares, or 0.06383 multiplied by the sum of (1) 8,265,075 shares of Saturn Acquisition Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock outstanding immediately prior to the effective time of the merger and (2) 188,532, the number of shares to be retained by the Management Continuing Shareholders.

 Proration

   If our shareholders elect to retain, in the aggregate, a number of shares less than the non-cash election number, then all electing shares will be retained by electing shareholders, and a number of shares equal to the difference between the non-cash election number and the number of shares elected to be retained will be allocated pro rata among non-electing shares. The merger agreement provides formulas to determine such proration among non-electing shares in the event shareholders elect to retain a number of shares less than the non-cash election number, and such proration will not apply to any shares owned by the Management Continuing Shareholders or any dissenting shares.

   The proration factor will be determined by dividing the difference between the non-cash election number and the number of electing shares by the total number of shares of our common stock, less the number of electing shares, any dissenting shares and the shares held by the Management Continuing Shareholders. For purposes of determining the proration factor, the total number of shares of our common stock will not include shares underlying stock options, since all outstanding options will be cancelled in connection with the merger. The number of shares of our common stock required to be retained by non-electing shareholders will be determined by multiplying the proration factor by the total number of shares of our common stock, less the number of electing shares, any dissenting shares and the shares held by the Management Continuing Shareholders, rounded up to the nearest whole number. These additional shares will be required to be retained on a pro rata basis among shareholders, other than Management Continuing Shareholders, who held shares as to which they did not make an election to retain shares of our common stock.

   If our shareholders elect to retain, in the aggregate, a number of shares greater than the non-cash election number, then the number of shares that electing shareholders will be permitted to retain will be reduced pro rata and such shareholders will receive $25.25 in cash for each of their shares which they are not permitted to retain. The proration factor will be determined by dividing the non-cash election number by the total number of shares for which a valid election to retain shares was made, which we refer to as the "electing shares." The number of electing shares in each form of election will be multiplied by this proration factor to determine the number of shares each electing shareholder will be permitted to retain, rounded up to the nearest whole number. All non-electing shareholders will receive $25.25 per share in cash for all of their shares.

   The following examples illustrate the potential effects of proration:

   Example A: If you own 1,000 shares and do not elect to retain any shares and none of our other shareholders elect to retain any of their shares, applying the proration factor described above, you will:

  . receive cash, in the amount of $24,846, for 984 of your shares; and

  . retain 16 of your shares, which will be redesignated as Class A common stock at the effective time of the merger.

   Example B: If you own 1,000 shares and you elect to retain all 1,000 of your shares and none of our other shareholders elect to retain any of their shares, applying the proration factor described above, you will:

  . receive no cash in exchange for your shares; and

  . retain all 1,000 of your shares, which will be redesignated as Class A common stock at the effective time of the merger.

   Example C: If you own 1,000 shares and you elect to retain 500 of your shares and none of our other shareholders elect to retain any of their shares, applying the proration factor described above, you will:

  . receive cash, in the amount of $12,423, for 492 of your shares; and

  . retain 508 of your shares, which will be redesignated as Class A common stock at the effective time of the merger.

   The above examples assume that the non-cash election number will be 539,592 and that there are no dissenting shares. If other shareholders elect to retain any of their shares, then, for the purposes of the above examples, you may receive a smaller number of shares, but would receive a commensurately greater amount of cash.

   We will not issue fractional shares of Jostens common stock in the merger. If you are otherwise entitled to a fractional share of Jostens common stock following the merger, you will be paid cash in lieu of such fractional share determined and paid as described under "--Fractional Shares" on page 38.

   Upon completion of the merger, the non-cash election shares and any additional shares required to be retained by the shareholders will be redesignated as shares of Jostens Class A common stock and will have the rights, powers, privileges and restrictions specified in the Articles of Incorporation of Jostens and described in this proxy statement/prospectus. See Appendix D attached hereto and "DESCRIPTION OF JOSTENS CAPITAL STOCK--Jostens Capital Stock Following the Merger." These rights, powers, privileges and restrictions will differ in certain respects from those of our common stock prior to the merger. These differences will primarily relate to the rights, powers, privileges and restrictions of the Jostens Class A common stock relative to the other classes of capital stock of Jostens that will be authorized in connection with the merger. The Jostens Class A common stock will differ from the Jostens common stock in the following respects:

   Relative Rights Generally. Jostens existing common stock will, following the merger, no longer be Jostens' only class of capital stock. It will instead be one of six classes of new common stock, and there will also be a class of redeemable preferred stock outstanding. Immediately following the merger, the shares of Jostens common stock held by the public shareholders and the Management Continuing Shareholders will be redesignated as Class A common stock and will constitute approximately 8% of Jostens outstanding voting common stock. The outstanding shares of Jostens new Class D common stock will constitute approximately 70% of Jostens outstanding voting common stock, and the other outstanding shares of new common stock, Class B common stock, Class C common stock and Class E common stock will generally have no voting rights. The remaining 22% of Jostens' outstanding voting stock immediately after the merger will be held by DB Capital Investors, which will receive in the merger Class A and Class E common stock in exchange for its shares of Saturn Acquisition Class A and Class E common stock. The rights of the holders of Jostens new Class A common stock to receive dividends and distributions will be subject to the rights of the holders of redeemable preferred stock and will be co-equal to the rights of the holders of the other classes of new common stock. In the event of any stock dividend, subdivision, combination or reclassification of any class of new common stock, a corresponding change will be made to Jostens new Class A common stock so that it is not adversely affected. In the event of a public offering or sale of Jostens, the outstanding shares of Jostens new Class A common stock, as well as the outstanding shares of all other classes of new common stock, will automatically convert into shares of Jostens new common stock upon the closing of such offering or sale.

   Relative Rights Upon Merger or Resale of Class D Common Stock. Jostens new Class A common stock will also have various rights, powers, privileges and restrictions in connection with a merger of Jostens with another entity, other than the merger presently contemplated, or a proposed resale of shares of Jostens new Class D common stock. In the event that Jostens merges with another entity, other than in the merger presently contemplated, the holders of Jostens new Class A common stock will be entitled to receive the same per share consideration as is received by the holders of the other classes of new common stock unless the holders of Jostens Class A common stock agree otherwise. The holders of Jostens new Class A common stock will have the right to "tag-along" in connection with any resale of Jostens new Class D common stock by selling to the proposed transferee up to the same percentage of their shares of Class A common stock as the percentage of the total number of shares of Class D common stock being sold in the transaction. In the event the holders of Class D common stock propose to sell a number of shares of Class D common stock equal to or greater than 80% of the outstanding Class D common stock, Jostens new Class A common stock will be subject to mandatory redemption if and to the extent that the holders thereof elect not to "tag-along" in connection with such sale of Jostens Class D common stock. The effect of the mandatory redemption provision is that holders of Jostens Class D common stock can cause holders of Jostens Class A common stock to sell their Class A common stock at the time that, and upon the same terms as, holders of Jostens Class D common stock propose to sell Jostens Class D common stock, which may not be at a time or at a price that such holders of Jostens Class A common stock desire to sell their shares. For a more detailed discussion of these "tag-along" rights, see the information set forth under the caption "DESCRIPTION OF JOSTENS CAPITAL STOCK--Jostens Capital Stock Following The Merger--Tag-Along Rights; Mandatory Redemption" on pages 75 through 76.

   A discussion of material risks related to the retention of our common stock is contained in "Risk Factors" on pages 11 through 16.

Non-Cash Election Procedure

   We are mailing a form of non-cash election to holders of record of our common stock as of the record date for the special meeting together with this proxy statement/prospectus. Only our shareholders of record on the third trading day preceding the date of the special meeting will have the right to elect to retain shares of our stock in the merger. Our shareholders who do not wish to make an election to retain shares of our common stock in the merger should not submit the form of non-cash election, although, as explained above, this will not guarantee that you will not be required to retain some shares. If your shares are held in "street name" through your broker, your broker will mail your form of non-cash election to you under separate cover, together with a letter of instructions for making a non-cash election. You should read your form of non-cash election together with this proxy statement/prospectus.

   For your non-cash election to be effective, you must properly complete the form of non-cash election, and send the form, together with all of your certificates for your electing shares, duly endorsed in blank or otherwise in a form which is acceptable for transfer on our books or by appropriate guarantee of delivery as described in the form of non-cash election, to Norwest Bank, our exchange agent. Norwest Bank must receive the completed form of non-cash election and share certificates by 5:00 p.m., New York City time, on May 4, 2000, or, if our special meeting is postponed or adjourned for any reason, the third trading day preceding the date of our special meeting.

   You may revoke your form of non-cash election prior to 5:00 p.m., New York City time, on May 4, 2000 or, if our special meeting is postponed or adjourned for any reason, the third trading day preceding the date of our special meeting, by sending written notice executed by you to the exchange agent. If Jostens and Saturn Acquisition agree that the merger is not likely to be completed within five business days of the date of our special meeting, the time period to revoke your election may be extended. If you properly revoke your election, the exchange agent will return to you the share certificates submitted with your form of non-cash election. Share certificates submitted with a form of non-cash election will be automatically returned to the electing shareholders if our shareholders fail to approve the merger agreement at the special meeting or the merger agreement is terminated for any other reason.

   The determinations of the exchange agent as to whether or not elections to retain shares of Jostens in the merger have been properly made or revoked, and which of these elections or revocations were received, will be binding.

Conversion/Retention of Shares; Procedures for Exchange of Certificates

   The conversion of shares of our common stock, other than dissenting shares, into the right to receive cash or the right to retain shares of our common stock, which, upon consummation of the merger, will be redesignated as Jostens Class A common stock, will occur at the effective time of the merger.

   Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal to you, unless you make a non-cash election with respect to all of your shares and have properly submitted forms of election and share certificates to the exchange agent. The letter of transmittal will contain instructions explaining how to exchange your share certificates for cash.

   Except for our common stock certificates surrendered with a form of non-cash election, you should not send your certificates to the exchange agent until you have received the letter of transmittal.

   Any merger consideration made available to the exchange agent that remains unclaimed by our shareholders for six months after the time the merger becomes effective will be returned to us, as the surviving company of the merger, and any of our shareholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for merger consideration. Amounts unclaimed after two years will be kept by us, subject to state unclaimed property laws.

Fractional Shares

   We will not issue certificates or scrip representing fractional shares of retained common stock in connection with the merger. Any fractional share interests that you hold will not entitle you to vote or to any rights of a Jostens shareholder after the merger. If you would otherwise be entitled to retain a fraction of a share of our common stock pursuant to the merger, you will receive, instead, a cash payment, without interest, equal to that fraction multiplied by $25.25.

Treatment of Existing Stock Options

   The merger agreement provides that each stock option outstanding immediately prior to the effective time of the merger will be cancelled in exchange for a cash payment from Jostens equal to the excess, if any, of $25.25 over the per share exercise price of each stock option, reduced by any applicable withholding taxes. Stock options with an exercise price in excess of $25.25 per share will be cancelled in the merger for no consideration. As a result, stock options representing an aggregate of 2,948,531 shares of our common stock, at a weighted average exercise price of $21.96 per share, will, based on the $25.25 per share cash consideration, be exchanged for an aggregate cash payment of $9.7 million.

Merger Financing

   Based on pro forma financial information as of January 1, 2000, we expect that $1,031.7 million will be needed to finance the merger, to pay related expenses and to repay our outstanding indebtedness. Approximately $208.7 million of this amount will be provided by equity contributions from affiliates of Investcorp and from DB Capital Investors and approximately $38.0 million of this amount will be provided out of Jostens' available cash. In addition, at the effective time of the merger, we expect that Jostens will have available $240.0 million from the issuance of senior subordinated debt securities, $60.0 million from the issuance of redeemable preferred stock and borrowings under a new $635.0 million senior secured credit facility. It is currently expected that approximately $485.0 of the total $635.0 million available for borrowing will be utilized in connection with the merger, with the balance of $150.0 million available under a revolving credit facility. The senior subordinated debt securities are expected to be in the form of senior subordinated notes due in approximately ten years. The redeemable preferred stock is expected to be nonvoting except in certain circumstances, and to be subject to mandatory redemption 11 years from the issue date.

   We expect the senior subordinated debt securities will be issued in a private offering to be consummated concurrently with the merger. Neither the purchasers, nor the terms of the subordinated debt securities have been established, but will depend on market conditions at the time of funding. If we are unable to complete the $240.0 million subordinated debt offering, we have obtained bridge loan commitments from reputable financial institutions to provide this portion of the merger financing.

   DB Capital Investors has committed to purchase the $60.0 million of redeemable preferred stock, which will accrue dividends at a rate of 14% per annum and will be mandatorily redeemable 11 years from the issue date. Dividends on the preferred stock will be payable quarterly and may, at our option, be paid in additional shares of preferred stock.

   All of the financing commitments, including those for the common equity, senior secured credit facility, senior subordinated debt and bridge financing and the redeemable preferred stock, are subject to customary closing and/or borrowing conditions.

   The proceeds of the financing arrangements will be used as follows:

   . approximately $823.1 million for the exchange of common shares for cash in the merger;

   . approximately $9.7 million for the exchange of stock options for cash in connection with the merger;

   .  approximately $121.2 million for the repayment of existing indebtedness;
      and

   .  approximately $77.7 million for transaction fees and expenses.


   The actual financing arrangements as well as the expected level of equity contributions and outstanding borrowings under the new senior secured credit facility will not be determined until shortly before the effective time of the merger and may be different from those outlined above based on market conditions. We also expect to issue warrants to purchase common stock to purchasers of redeemable preferred stock as a part of the merger financings. These warrants will be exercisable at nominal consideration for shares of our common stock representing 5% of our total number of outstanding shares following the merger.

   Material satisfaction of the conditions to the provision of financing commitments and the occurrence of the funding are conditions to the consummation of the merger. Saturn Acquisition has agreed to use its commercially reasonable best efforts to cause the financing commitments to be fulfilled in accordance with their terms. Saturn Acquisition has also agreed that it will have received on the closing, and will have on hand immediately prior to the effective time of the merger, cash funds provided to it as equity investments at least equal to the minimum cash equity requirements set forth in the debt financing commitments. Investcorp Bank E.C., an affiliate of Investcorp, has agreed to cause Saturn Acquisition to perform its obligations under the merger agreement and to be liable in the event Saturn Acquisition fails to perform any of its obligations.

Accounting Treatment

   We expect that the merger will be accounted for as a recapitalization, as opposed to a purchase. Accordingly, the historical cost bases of our assets and liabilities will not be affected by the merger, and the aggregate amount of cash paid to Jostens shareholders in the merger will be accounted for as a reduction of shareholders' equity.

United States Federal Income Tax Considerations

   The following is the opinion of our counsel, Skadden, Arps, Slate, Meagher & Flom LLP as to the material United States federal income tax consequences of the merger to shareholders of Jostens under current law. The following opinion with respect to federal income tax consequences is based upon the Internal Revenue Code, its legislative history, existing and proposed Treasury regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. The opinion assumes that the merger and related transactions will take place in accordance with all of the material terms and conditions of the merger agreement and as described in this proxy statement/prospectus without the waiver or modification of any such material terms or conditions. The opinion does not address any foreign, state, or local tax consequences of the merger.

   The opinion assumes that the Jostens common stock is held as a capital asset for federal income tax purposes. Moreover, the opinion does not address all tax consequences of the merger that may be relevant to shareholders of Jostens in light of their particular circumstances or to some types of shareholders subject to special treatment under United States federal income tax law, including:

  . tax-exempt entities,

  . insurance companies,

  . financial institutions,

  . persons who acquired their shares of Jostens common stock by exercising employee or director stock options or otherwise as compensation,

  . dealers in securities or currencies,

  . investors that hold Jostens common stock as part of a straddle or a hedging or conversion transaction,

  . foreign persons, and

  . investors whose functional currency is not the U.S. dollar.

Furthermore, the opinion does not address the tax treatment of persons who dissent from the merger.

   You are urged to consult your own tax advisor as to the specific tax consequences of the merger to you, including the applicable federal, state, local and foreign tax consequences and applicable tax return reporting requirements.

 The Merger

   The federal income tax consequences of the merger to you depend on your particular circumstances. That is, your tax consequences depend on whether you:

  . retain all of your shares,

  . exchange some of your shares for cash and retain some of your shares, or

  . exchange all of your shares for cash in the merger.

   If you exchange all or a portion of your shares for cash in the merger, the federal income tax consequences of the merger to you will also depend on:

  . the extent to which you are deemed to have sold a portion of your shares to Investcorp and its co-investors, on the one hand, and the extent to which you are deemed to have had the remainder of your shares redeemed by Jostens, on the other hand, and

  . whether any deemed redemption of your shares by Jostens constitutes, for federal income tax purposes, a sale or exchange of such shares or a dividend to the extent paid out of Jostens' current or accumulated earnings and profits.

 Shareholders Retaining Shares and Receiving No Cash

   If you retain all of your shares of Jostens common stock and receive no cash, the merger will not result in any federal income tax consequences to you.

 Shareholders Exchanging All or a Portion of Their Shares for Cash

   As noted above under "Shareholders Retaining Shares and Receiving No Cash," the merger will not result in any federal income tax consequences to you with respect to the shares of Jostens common stock, if any, that you retain.

   The exchange of all or a portion of your shares for cash will be a taxable transaction for federal income tax purposes. You will be treated for federal income tax purposes as if you:

  . sold a portion of your Jostens common stock to Investcorp and its co-investors for cash, and

  . had your remaining Jostens common stock redeemed by Jostens for cash.

   There is no clear law explaining how you must allocate the cash you receive between shares treated as having been sold and shares treated as having been redeemed. In the absence of clear law, we intend to take the position that the percentage of your shares of Jostens common stock that will be considered sold to Investcorp and its co-investors is equal to:

  . the aggregate amount of cash contributed to Saturn Acquisition by Investcorp and its co-investors, divided by

  . the aggregate amount of cash paid to holders of Jostens common stock in the merger.

As explained below, your remaining shares of Jostens common stock exchanged for cash should be treated as having been redeemed by Jostens. The IRS could take a different approach in determining the percentage of your shares of Jostens common stock which are treated as sold to Investcorp and its co-investors, on the one hand, and treated as redeemed by Jostens, on the other hand.

   You will recognize capital gain or loss on the deemed sale for cash of your shares of Jostens common stock to Investcorp and its co-investors equal to the difference between the amount of cash you are considered to have received from such persons and your adjusted tax basis in the shares of Jostens common stock you are considered to have sold. Your gain or loss will be long-term capital gain or loss if at the time of the sale you have held your shares of Jostens common stock for more than one year.

 Tests for Determining Whether the Redemption Constitutes a Sale or Exchange

   Your shares of Jostens common stock that are considered to have been redeemed by Jostens for cash will be treated as having been sold or exchanged for cash if the redemption:

  . is "substantially disproportionate,"

  . is "not essentially equivalent to a dividend," or

  . is a "complete termination" of your interest in Jostens.

   In determining whether any of these tests has been met, you must take into account the shares of stock you actually own and the shares of stock you constructively own by reason of the constructive ownership rules set forth in
Section 318 of the Internal Revenue Code. Under the constructive ownership rules, you will be deemed to own any shares of Jostens common stock that are owned, actually and in some cases constructively, by certain related individuals or entities, as well as any shares of Jostens common stock that you have a right to acquire by exercise of an option or by conversion or exchange of a security.

   The deemed redemption of your shares by Jostens will be "substantially disproportionate" if, among other things, the percentage of shares of Jostens common stock outstanding that you actually or constructively own immediately following the merger is less than 80% of the percentage of shares of Jostens common stock outstanding that you actually and constructively owned immediately prior to the merger.

   The deemed redemption of your shares of Jostens common stock will be "not essentially equivalent to a dividend" if the reduction in your proportionate interest in Jostens by reason of the merger constitutes a "meaningful reduction" given your particular facts and circumstances. Depending upon your specific facts and circumstances, even a small reduction in your proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that a 3.3% reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction."

   The deemed redemption of your shares of Jostens common stock will be a "complete termination" of your interest in Jostens if (1) all of the shares of Jostens common stock you actually own are purchased or redeemed pursuant to the merger and (2) all of the shares of Jostens common stock you constructively own are purchased or redeemed pursuant to the merger or, if certain requirements are satisfied, you waive, in accordance with Section 302(c) of the Internal Revenue Code, attribution of those shares of Jostens common stock which would otherwise be treated as constructively owned by you.

   You should consult your tax advisor to determine whether, in your particular circumstances, the deemed redemption of your shares of Jostens common stock will be "substantially disproportionate," "not essentially equivalent to a dividend" or a "complete termination" of your interest in Jostens.

 Meeting the Tests For Sale or Exchange Treatment

   If you meet any of the tests set forth above for the redemption to be treated as a sale or exchange of your shares of Jostens common stock, you will recognize capital gain or loss on the redemption of your shares of Jostens common stock equal to the difference between the amount of cash you are treated as receiving from Jostens (as opposed to from Investcorp and its co-investors) and your adjusted tax basis in the shares of Jostens common stock considered to have been redeemed. Your gain or loss will be long-term capital gain or loss if at the time of the redemption you have held your shares of Jostens common stock for more than one year.

 Failure to Meet the Tests for Sale or Exchange Treatment

   If you do not meet any of the tests set forth above for the redemption to be treated as a sale or exchange of your shares of Jostens common stock, the cash you are considered to have received from Jostens will generally be taxed as a dividend to the extent paid out of Jostens' current or accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in your shares of Jostens common stock and thereafter would be treated as a capital gain. If you are a corporation, you may be eligible for the dividends-received deduction, subject to certain limitations.

 Recapitalization Treatment

   As described above, if you exchange all or a portion of your shares of our common stock for cash, a portion of such cash will be treated as received from Investcorp and its co-investors and the remaining portion will be treated as received from Jostens in redemption of your shares. It is possible that the IRS will try to characterize the cash you are treated as receiving from Jostens as received in connection with a "recapitalization" of Jostens for federal income tax purposes to the extent you hold Class A common stock after the merger. If the IRS is successful, you would be treated as if you exchanged all of your shares of Jostens common stock (other than the shares deemed sold to Investcorp and its co-investors) for the new Class A common stock held by you after the merger and the cash (or "boot" in the recapitalization) deemed received from us in redemption of your shares. Accordingly, you would be required to recognize gain with respect to all of your shares deemed surrendered to us up to the full amount of cash deemed received from us in redemption of your shares, and you would not be permitted to recognize any loss. Your gain would be equal to the amount by which the sum of the cash deemed received from us in redemption of your shares and the fair market value of the new Class A common stock held by you following the merger exceeds your adjusted tax basis in your shares deemed surrendered to us. The gain would be treated as dividend income unless you meet any of the "substantially disproportionate," "not essentially equivalent to a dividend," or "complete termination" tests set forth above, in which case the gain would be treated as capital gain. You are urged to consult your own tax advisor regarding the specific tax consequences of the merger to you if recapitalization treatment were to apply.

 Backup Withholding and Information Reporting

   In general, information reporting requirements will apply to payments made in connection with the merger. Backup withholding at a rate of 31% will apply to payments you receive in respect of your Jostens common stock if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. You should consult your tax advisor concerning the application of information reporting and backup withholding requirements to your particular circumstances.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Interests of Management Continuing Shareholders in the Merger

   In considering the recommendation of the special committee and the board of directors, you should be aware that some of Jostens' officers and directors have interests in the merger as employees and/or directors of Jostens, or as shareholders with a continuing equity interest in Jostens, that are different from, or in addition to, your interests as a Jostens shareholder. In particular, the Management Continuing Shareholders will retain some of their Jostens shares, and none of their shares will be subject to proration or eligible for election. When making the determination to approve and recommend approval of the merger to Jostens public shareholders, both the Jostens board and the special committee were aware of and took into consideration the interests described below.

   Treatment of Management Continuing Shareholders. Pursuant to the merger agreement, the Management Continuing Shareholders will retain shares of our common stock as follows:

      Name                                             Number of Retained Shares
      ----                                             -------------------------
      Mr. Buhrmaster..................................           93,205
      Mr. Priesmeyer..................................           28,034
      Mr. Blowers.....................................           41,858
      Mr. Bailey......................................           15,913
      Mr. Lea.........................................            9,522
                                                                -------
      Total...........................................          188,532

   These shares represent approximately 0.6% of our currently outstanding shares and will represent about 2.1% of the outstanding Jostens common stock immediately following completion of the merger. These shares will be automatically converted into the right to retain the same number of shares of common stock, which will be redesignated as Class A common stock as of the effective time of the merger, the same designation as the shares of common stock to be retained by other existing Jostens shareholders. All other shares held by Management Continuing Shareholders will be exchanged in the merger for $25.25 in cash. None of the shares of common stock held by the Management Continuing Shareholders will be subject to proration or eligible for election. For additional information about the number of shares currently owned by each of the Management Continuing Shareholders and the number of their shares that will be exchanged for cash in the merger, see "THE MERGER--The Participants-- The Management Continuing Shareholders" on page 19.

   At its meeting held on December 22, 1999, the Jostens board of directors approved additional compensation for the Management Continuing Shareholders for services to be rendered after the merger in connection with our transition to new ownership, including managing the transition process from financial reporting, public relations and sales and marketing perspectives, in an amount equal to $2.5 million in the aggregate. It is anticipated that the $2.5 million will be allocated among the Management Continuing Shareholders as follows:

      . Mr. Buhrmaster $500,000

      . Mr. Priesmeyer $800,000

      . Mr. Blowers $400,000

      . Mr. Bailey $500,000

      . Mr. Lea $300,000

   Treatment of Options. Some of our directors, officers and employees hold options to acquire shares of our common stock under various stock option plans. In the merger, all such outstanding options will be cancelled in exchange for a cash payment from Jostens for each Jostens share subject to the option equal to the excess, if any, of $25.25 over the per share exercise price of the option.

   The following table sets forth the cash amounts that directors and executive officers of Jostens will receive in respect of their stock options upon completion of the merger.

                                                                  Payment at the
        Name                                                      Effective Time
        ----                                                      --------------
        Lilyan H. Affinito.......................................   $   39,478
        Michael L. Bailey........................................      333,999
        Carl H. Blowers..........................................      290,182
        Robert C. Buhrmaster.....................................    3,047,224
        Jack W. Eugster..........................................       25,166
        Mannie L. Jackson........................................       33,228
        Brenda J. Lauderback.....................................       12,750
        Gregory S. Lea...........................................      379,417
        Kendrick B. Melrose......................................       22,856
        William N. Priesmeyer....................................      285,337
        Richard A. Zona..........................................       22,856

   Severance Arrangements. The merger will be deemed to be a "change in control" under our Executive Change In Control Severance Pay Plan as well as other plans we currently have in place. Some of our executive officers will be entitled to receive benefits, as described below, under the Executive Change In Control Severence Pay Plan if they are terminated:

  . within 24 months of the effective time of the merger; or

  . before the effective time of the merger if the termination was either a condition of the merger or at the request or insistence of a person related to the merger.

   Persons covered by the severance plans are not considered "terminated" for purposes of the plan if they die or are terminated for "Cause." "Cause" is defined as the executive's:

  . gross misconduct;

  . willful and continued failure to perform substantially his duties after a demand is delivered to the executive by the chairman of the board; or

  . conviction for willfully engaging in illegal conduct constituting a felony or gross misdemeanor which is materially and demonstrably injurious to Jostens or which impairs the executive's ability to perform substantially his duties.

   An executive will be considered "terminated" for purposes of the plan if the executive voluntarily terminates his employment with Jostens for "Good Reason." "Good Reason" means:

  . a change that, in the executive's reasonable judgment, is adverse in title, status, position, authority, duties or responsibilities as in effect at any time during the 90-day period ending on the effective time of the merger, other than any change directly attributable to the fact that we are no longer publicly owned;

  . a reduction or adverse change in base pay as in effect immediately prior to the effective time of the merger or as thereafter increased or a reduction in the target annual incentive award as in effect prior to the effective time;

  . failure to cover the executive under similar benefit plans at a substantially similar total cost to the executive;

  . relocation to more than 30 miles from the executive's existing office;

  . a termination of the executive's employment by Jostens other than for "Cause"; or

  . our refusal to allow the executive to continue to attend to matters or engage in activities not directly related to our business which were not prohibited prior to the effective time of the merger.

   The executive is entitled to receive the following payments and benefits upon the triggering of the plan:

  . a cash payment equal to the sum of the executive's base pay plus the greater of the executive's target annual incentive award for the fiscal year during which the termination occurs or the average amount of the executive's actual annual incentive award for the three fiscal years ending prior to the termination date, multiplied by three, in the case of Mr. Buhrmaster; two, in the case of Messrs. Priesmeyer, Blowers and Bailey; one and one-half in the case of Mr. Lea and any other vice president elected by our board of directors; and one and one-quarter, in the case of any other participant;

  . a lump sum cash payment in an amount equal to the amount by which the actuarially equivalent lump sum value of the executive's hypothetical pension benefit, based on additional years of service, as determined by a formula set forth in the plan, under our pension plans exceeds the actuarial equivalent lump sum value of the benefit which the executive is actually entitled to receive under our pension plans;

  . a cash payment, if any, sufficient to cover all penalties and any tax obligations arising from any "golden parachute" excise taxes usually called a "Gross-up Payment";

  . continuation of medical, dental, vision and life insurance and other benefits for 15-36 months, depending on the executive's position, from the date of termination or, if earlier, one month from the date the executive commences full-time employment; and

  . retiree health benefits under our benefit plans beginning when the participant reaches age 55, provided the participant satisfies the applicable age and service requirements after being credited with additional years of service and additional years of age, as determined by a formula set forth in the plan.

   The merger will also be deemed a "change in control" under our Executive Supplemental Retirement Agreements with a number of executives. As a result of the merger, those executives, for the purposes of calculating their supplemental retirement benefit, will be credited with a minimum of seven years of service as an officer and if any such executive is terminated, other than by reason of total disability, on or after the date of the merger but before satisfying the age requirement, he will nevertheless be entitled to receive the supplemental retirement benefit upon attaining the age of 55. The benefit is a monthly payment equal to one percent of the annual base salary that the participant is receiving at the time his employment with us is terminated times the number of years of service, divided by 12.

   The following table illustrates the amount of lump sum payments that each executive would be entitled to receive if his employment were terminated within 24 months of the effective time of the merger, assuming the effective time was May 10, 2000:

                                           Estimated Amount Estimated Excise Tax
      Name                                  of Payment (1)  Gross-Up Payment (2)
      ----                                 ---------------- --------------------
      Robert C. Buhrmaster................    $2,950,000         $1,710,000
      William N. Priesmeyer...............     1,310,000            960,000
      Carl H. Blowers.....................     1,090,000            560,000
      Michael L. Bailey...................       850,000            710,000
      Gregory S. Lea......................       570,000            390,000

--------
(1) Includes only amounts attributable to salary severance, bonus severance, enhanced pension and welfare benefits and a lump sum cash payment with respect to the enhanced pension benefit described above.
(2) Payment is based on all potential parachute payments (e.g., all cash payments, a parachute value attributable to the accelerated vesting of stock options and enhanced pension and welfare benefits).

   Acceleration of Restricted Stock Awards. Pursuant to our Executive Stock Purchase Program, some of our executive officers obtained loans, the proceeds of which were used to purchase shares of our common stock. We matched these purchases by awarding shares of restricted stock equal to 15% of the number of shares purchased under the program. As a result of the merger, the loans will become due and payable and any unvested shares of restricted stock will become immediately vested. In addition, some of our employees have received restricted stock awards in connection with their annual performance bonuses. Any unvested restricted shares will immediately vest as a result of the merger.

   CEO Protection for Management. If, in the first year after the effective time of the merger, Mr. Buhrmaster is terminated without Cause or leaves Jostens for Good Reason, each of the other Management Continuing Shareholders will be entitled to resign within 60 days of such event. In such case, such Management Continuing Shareholder would be entitled to receive the same benefits that he would have received under our benefit plans as in effect immediately prior to the effective time of the merger as if a change in control had occurred and such executive resigned for Good Reason.

   Employment Arrangements. Mr. Buhrmaster and Investcorp have delivered term sheets to us describing the employment agreements and equity participation of each of the Management Continuing Shareholders following the effective time of the merger. Pursuant to the term sheets, following the effective time of the merger:

  . Mr. Buhrmaster will serve as our Chief Executive Officer and will receive an annual base salary of $567,000;

  . Mr. Priesmeyer will serve as Senior Vice President and Chief Financial Officer and will receive an annual base salary of $281,960;


  . Mr. Blowers will serve as Senior Vice President--Manufacturing and will receive an annual base salary of $271,337;

  . Mr. Bailey will serve as Senior Vice President and General Manager-- School Solutions and will receive an annual base salary of $270,000; and

  . Mr. Lea will serve as Vice President and General Manager--Business Ventures and will receive an annual base salary of $208,600.

   Under the term sheets, the salaries of each such officer will be subject to adjustment pursuant to an annual review by our board of directors.

   The Term Sheets also provide for an annual bonus to be paid to each of the Management Continuing Shareholders. Based upon achievements of specific EBITDA targets, Mr. Buhrmaster will be entitled to a standard bonus equal to 60% of his base salary up to a maximum amount of 200% of standard bonus. No bonus will be paid to Mr. Buhrmaster if Jostens fails to achieve specified performance levels. Based upon achievements of specific EBITDA targets, Messrs. Priesmeyer, Blowers, Bailey and Lea will be entitled to a standard bonus as determined by the chief executive officer and the board of directors, in maximum amounts of 200% of their standard bonus. Similarly, no bonus will be paid to them if Jostens fails to achieve specified minimum performance levels.

   New Stock Option Plan. Following the merger, we intend to adopt a new Stock Option Plan. The number of shares that will be available to be awarded under the Stock Option Plan will be approximately 7.5% of the shares of our capital stock outstanding immediately after the effective time, determined without taking into account any shares that may be issued following the merger, including shares issued or issuable upon exercise of options granted under the Stock Option Plan or upon exercise of warrants to be issued to purchasers of redeemable preferred stock. We expect to grant options to purchase approximately 5.6% of such shares, determined on such basis, to the Management Continuing Shareholders upon completion of the merger. We will reserve the remaining approximately 1.9% of such shares, determined on such basis, for the grant of options under the plan to our current or future officers and employees.

   The Stock Option Plan will be administered by our board of directors or a committee designated by the board. The board will designate which of our officers and employees will be eligible to receive awards under the Stock Option Plan, and the amount, timing and other terms and conditions applicable to such awards. Options will be exercisable in accordance with the terms established by the board. In the case of Mr. Buhrmaster, 40% of his options will vest irrespective of such terms if Mr. Buhrmaster is terminated within two years after completion of the merger, except for a termination for Cause or a resignation without Good Reason. Options will expire on the date determined by the board, which will not be later than 30 days after the seventh anniversary of the grant date. Under the Stock Option Plan, an optionee will have rights to put to us, and we will have rights to call from the optionee, vested stock options issued to the optionee under the Stock Option Plan upon termination of the optionee's employment prior to a public offering of Jostens common stock.

   Special Success Option. The Term Sheets further provide that, in the event of either a sale of Jostens or a public offering of our securities, we will grant to the Management Continuing Shareholders options to purchase 1% of our common stock on a fully diluted basis, without taking into account any shares that may be issued following the merger, other than any shares that may be issued upon exercise of the options granted under the Stock Option Plan, and without taking into account any shares that may be issued upon exercise of the warrants to be issued to purchasers of the redeemable preferred stock. In the event of a sale of Jostens, the options would be immediately exercisable. In the event of a public offering of our securities, the options would be exercisable for a period of two years beginning one year after the date of the public offering. In either case, the options are exercisable only if Investcorp realizes a specified rate of return in such transaction on its investment in Jostens. In either case, we would allocate such options to the Management Continuing Shareholders who are still employed by us at the time of such sale or offering based upon the recommendation of our chief executive officer, subject to the approval of our board.

   Stock Purchase Program. Following the effective time of the merger, we expect to permit the Management Continuing Shareholders to purchase additional shares of our common stock for $25.25 per share, the amount of cash consideration payable to our shareholders in the merger. We will also loan the Management Continuing Shareholders up to $500,000 per person to purchase any such additional shares of our common stock following the merger.

   Stock Loan Program. At the effective time of the merger, we intend to adopt a stock loan program to make loans to the Management Continuing Shareholders in amounts up to 100% of their currently outstanding loans, the proceeds of which were used to purchase shares of our common stock, to permit them to retain up to 100% of their current share ownership. Loans made under the stock loan program will bear interest at our cost of funds under the revolving credit facility that we will enter into upon the merger, and will be recourse loans. The loans will be payable according to a schedule recommended by our Chief Executive Officer. However, an individual's loan will be repayable in whole upon termination of his employment. Loans will be secured by the shares of our capital stock owned by such individual, and we will require each individual to enter into a pledge agreement and to execute a secured promissory note. It is currently expected that the Management Continuing Shareholders will borrow the following amounts under the Stock Loan
Program:

      Name                                                    Expected Borrowing
      ----                                                    ------------------
      Mr. Buhrmaster.........................................     $1,010,025
      Mr. Priesmeyer.........................................        368,499
      Mr. Blowers............................................              0
      Mr. Bailey.............................................        291,158
      Mr. Lea................................................        105,318
                                                                  ----------
      Total..................................................     $1,775,000

   Long-Term Incentive Program. We intend to adopt a long-term incentive plan following the merger. Pursuant to this program, specified members of current management other than the Management Continuing Shareholders will be entitled to cash bonuses in the event we exceed specified performance-based targets. These performance targets are primarily based on achieving specified annual levels of EBITDA. Current members of management, other than Management Continuing Shareholders, may receive long-term incentive awards of up to 100% of their annual salary, dependent on achieving these EBITDA-based targets. The long-term incentive awards will be paid out 50% at the end of 2002, with the remaining portion of the award paid out in subsequent years. A participant's right to be paid under this long-term incentive program is subject to forfeiture if such participant is terminated for Cause or resigns without Good Reason. Amounts payable under the long-term incentive program would be reduced by any amount payable under our Executive Change in Control Severance Plan.

   Indemnification and Insurance. Pursuant to the merger agreement, for six years after the closing date of the merger, Jostens will indemnify and hold harmless our present and former officers and directors for acts or omissions occurring before the completion of the merger to the extent provided under our articles of incorporation and by-laws in effect on the date of the merger agreement. In addition, all indemnification agreements with any current or former directors, officers and employees of Jostens or any subsidiary will survive the merger and terminate as provided in such agreements. For six years after the completion of the merger, Jostens will provide officers' and directors' or fiduciary liability insurance for acts or omissions occurring before the completion of the merger covering each such person currently covered by our officers' and directors' or fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable than those in effect on the date of the merger agreement, provided, that the cost of such insurance does not exceed 200% of the most recent annual premium paid by us.

Executive Officers and Directors of Saturn Acquisition Corporation

   Saturn Acquisition is an acquisition vehicle established solely to consummate the merger. Its executive officers are Charles J. Philippin, Charles K. Marquis and David A. Tayeh, who have been appointed Chief Executive Officer and President, Vice President and Chief Financial Officer and Vice President and Secretary of Saturn Acquisition, respectively, in order to complete the merger. Other than as set forth below, none of these individuals have any interest in the merger other than as an executive and employee of Investcorp. Messrs. Philippin, Marquis and Tayeh currently comprise the board of directors of Saturn Acquisition. It is expected that prior to the merger, Mr. Buhrmaster, as well as Mr. Robert G. Sharp, who is a designee of DB Capital Investors, and Messrs. Savio W. Tung and James O. Egan, who are additional designees of Investcorp will be elected as directors of Saturn Acquisition, and that all of the directors of Saturn Acquisition will continue as directors of Jostens after the merger. After the merger, the Management Continuing Shareholders will continue as executive officers of Jostens, each in the same capacity that such person currently serves.

                             THE MERGER AGREEMENT

   This section is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all the information that may be important to you. We encourage you to read carefully the entire copy of the merger agreement, which, with the exception of some exhibits, is attached as Appendix A to this document, before you decide how to vote.

The Merger

   The merger agreement requires that our shareholders approve the merger and the adoption of the merger agreement by the vote of a majority of our outstanding shares of common stock. Following the receipt of this approval and the satisfaction or waiver of the other conditions to the merger, Saturn Acquisition, a company controlled by Investcorp, will be merged with and into Jostens, and Jostens will continue as the surviving corporation in the merger. As a result of the merger, Jostens will be approximately 94% owned by affiliates of Investcorp, its co-investors and the Management Continuing Shareholders. We anticipate that the merger will occur as promptly as practicable after our special meeting.

   You may find more information regarding the merger consideration in the following sections of this proxy statement/prospectus: "THE MERGER--Merger Consideration" on pages 34 through 37, "THE MERGER--Non-Cash Election Procedure" on pages 37 through 38, "THE MERGER--Conversion/Retention of Shares; Procedures for Exchange of Certificates" on page 38 and "THE MERGER-- Fractional Shares" on page 38. You may find information regarding the treatment in the mergers of outstanding Jostens stock options under "THE MERGER--Treatment of Existing Stock Options" on page 38. For a discussion of the treatment of dissenting shares, see "DISSENTERS' RIGHTS" on pages 64 through 67.

Closing; Effective Time

   The closing of the merger will take place on the first business day after all of the closing conditions have been satisfied or waived unless Jostens and Saturn Acquisition agree upon another time. The closing of the merger is expected to take place shortly after the approval of our shareholders at the special meeting, which is scheduled to be held on May 9, 2000. On the closing date, Saturn Acquisition and Jostens will file duly executed articles of merger or other appropriate documents with the Secretary of State of the State of Minnesota. The merger will be completed and effective upon the filing and acceptance of the articles of merger with the Secretary of State of the State of Minnesota, or at such later date as Saturn Acquisition and Jostens agree upon and specify in the articles of merger.

Surviving Corporation

   Jostens will be the surviving corporation of the merger. After the merger, our amended and restated articles of incorporation attached hereto as Appendix D and the bylaws of Saturn Acquisition, as in effect immediately prior to the merger, will be the articles of incorporation and bylaws of the surviving corporation, until thereafter further amended as provided by law. The initial directors of Jostens following the merger will be the directors of Saturn Acquisition at the effective time of the merger. The directors of Saturn Acquisition at the effective time of the merger are expected to be Messrs. Philippin, Marquis, Tayeh, Buhrmaster, Sharp, Tung and Egan. The Jostens board after the merger will be subject to change from time to time. The merger agreement also provides that our officers at the effective time of the merger will be officers of Jostens following the merger, subject to change from time to time. See "THE MERGER--Executive Officers and Directors of Saturn Acquisition Corporation" on page 48 and "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS" on pages 68 through 69 for more information on our directors and officers after the merger.

Representations and Warranties

   The merger agreement contains customary representations and warranties of Jostens relating, with respect to Jostens and its subsidiaries, to, among other things:

  . its organization, standing and similar corporate matters;

  . its capital structure;

  . its subsidiaries;

  . authorization, execution, delivery and enforceability of the merger agreement and approval and recommendation of its board with respect to the merger agreement and the merger;

  . noncontravention of its governing documents and its agreements and required consents, approvals and notices in its agreements;

  . receipt of governmental approvals;

  . proper filing of all required SEC reports by Jostens and the accuracy of information contained in those documents;

  . the accuracy of information supplied by Jostens in connection with this proxy statement/prospectus;

  . the absence of certain changes or events since September 30, 1999, including those that would have a material adverse effect on Jostens;

  . finders' fees and expenses;

  . the required vote of Jostens shareholders;

  . the absence of pending or threatened material litigation;

  . filing of tax returns and payment of taxes;

  . compliance with applicable laws and required consents, approvals, licenses, permits, orders and authorizations of governmental entities relating to the merger agreement;

  . environmental liabilities and compliance with environmental laws;

  . employment agreements;

  . benefit plans and other matters relating to the Employee Retirement
    Income Security Act of 1974, as amended, and employment matters;

  . labor relations matters;

  . ownership of or rights to use its intellectual property;

  . real property and other real estate related matters, including title to owned real property;

  . receipt of an opinion of Jostens' financial advisor;

  . non-applicability of state takeover laws; and

  . the effect of the execution of the merger agreement and the merger on Jostens' rights plan.

   The merger agreement also contains customary representations and warranties of Saturn Acquisition relating to, among other things:

  . its organization, standing and similar corporate matters;

  . the authorization, execution, delivery and enforceability of the merger agreement;

  . noncontravention of its governing documents and its agreements and required consents, approvals and notices in its agreements;

  . receipt of governmental approvals;

  . the accuracy of information supplied by Saturn Acquisition in connection with this proxy statement/prospectus;

  . its financing commitments;

  . the term sheets relating to the employment arrangements and equity participation of the Management Continuing Shareholders; and

  . its share ownership in Jostens.

   All of the representations and warranties are subject to various qualifications and limitations, including qualifications as to materiality. The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

Conduct of Business of Jostens Prior to the Merger

   We and our subsidiaries are subject to restrictions on our conduct and operations until the completion of the merger. We have agreed, and have agreed to cause our subsidiaries, to conduct our business only in the ordinary course and consistent with past practices, and use reasonable efforts to preserve intact our business organization, to keep available the services of our present officers and employees and to maintain satisfactory relationships with their licensors, suppliers, contractors, distributors, customers and others having business dealings with us. Accordingly, we have agreed with limited exceptions and except to the extent the merger agreement contemplates otherwise or with the prior written consent of Saturn Acquisition, that we will not, and will cause our subsidiaries not to, take any of the following actions:

  . amending organizational documents;

  . authorizing, issuing, selling, pledging, encumbering or delivering any shares of our capital stock or any securities convertible into or exchangeable for shares of capital stock, other than as required by any existing employee stock incentive or benefit plan;

  . splitting, combining, or reclassifying any of our capital stock; or declaring or paying any dividends or distributions, other than our regular quarterly dividends of $0.22 per share; or redeeming capital stock;

  . incurring indebtedness or making any guarantees of indebtedness of another person;

  . acquiring, selling, leasing, encumbering, transferring or disposing of assets;

  . making any material tax elections or settling any tax liabilities;

  . modifying, amending or terminating any material contracts or agreements and settling any suits or claims against us, or paying any settlements;

  . changing accounting principles, methods or practices;

  . adopting any plan of liquidation, dissolution, consolidation, restructuring, recapitalization, reorganization or merger;

  . changing credit policies as to inventories or receivables;

  . entering into any collective bargaining agreement; and

  . taking or agreeing to take any of the foregoing or taking any action that would make the representations or warranties untrue or incorrect.

   Investcorp Bank E.C., an investment bank incorporated in the State of Bahrain and an affiliate of Investcorp, has agreed to cause Saturn Acquisition to perform all of its obligations and agreements under the merger agreement, including its agreements with respect to its capitalization at the time of the merger, and has expressly agreed to be liable in the event Saturn Acquisition fails to perform any of its obligations or agreements under the merger agreement. Investcorp Bank E.C.'s agreement terminates immediately following the effectiveness of the merger.

Limitations on Solicitation of Competing Transactions

   The merger agreement prevents us from, directly or indirectly, soliciting, knowingly encouraging, participating in or initiating discussions or negotiations with, or providing any information to, any person or group besides Saturn Acquisition or its affiliates or associates concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving us or any of our subsidiaries or divisions, with limited exceptions. The merger agreement provides that these restrictions will not prohibit us from furnishing information and access pursuant to an appropriate confidentiality agreement or participating in discussions and negotiations with a person or group if we receive a proposal for an alternative transaction. For purposes of the merger agreement, a transaction will be considered an "alternative transaction" if:

  . we receive an unsolicited inquiry or proposal from any person or group for the acquisition of all or substantially all of our assets or outstanding shares which our board reasonably believes in good faith is capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making it; and

  . our board determines in good faith, after consultation with outside counsel, that failing to respond to such inquiry or proposal would be reasonably likely to be inconsistent with its fiduciary duties to our shareholders.

   Even if we are allowed to provide information and access to another person or group as described above, we may terminate the merger agreement and engage in the alternative transaction only if it constitutes a "superior proposal." See "--Termination" on page 54.

   In any event, we are required to promptly notify Saturn Acquisition if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested in respect of any such transaction. We must promptly communicate to Saturn Acquisition the terms of any material proposal, discussion, negotiation or inquiry which we receive in respect of any transaction and the identity of the offeror. We also have agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which we may be a party, unless our board determines in good faith that failing to release such third party or waive such provisions would be reasonably likely to be inconsistent with its fiduciary duties to our shareholders.

Access and Information


   Subject to applicable provisions regarding confidentiality, we have agreed in the merger agreement to, and to cause our subsidiaries to, afford Saturn Acquisition and its representatives reasonable access during normal business hours to all properties, contracts, commitments, personnel, books and records. We have also agreed to furnish Saturn Acquisition with all state and federal securities filings, monthly financial statements and all other information regarding our business, properties, assets and personnel as Saturn Acquisition may from time to time reasonably request.

Reasonable Efforts and Cooperation

   Pursuant to the merger agreement, Jostens and Saturn Acquisition have agreed to cooperate with each other and to use their respective reasonable efforts to take all actions necessary, proper or advisable so that the transactions contemplated by the merger agreement may be completed, including cooperation in the arrangement of financing.

Delisting from NYSE

   Pursuant to the merger agreement, Jostens and Saturn Acquisition have each agreed to cooperate with each other in taking all actions necessary to delist the Jostens common stock from the NYSE after the effective time of the merger.

Fulfillment of Financing Commitments

   Saturn Acquisition has agreed that it will have received on the closing date, and will have on hand immediately prior to the effective time of the merger, cash funds provided to it as equity in amounts at least equal to the minimum cash equity requirements set forth in the debt financing commitments. Saturn Acquisition has agreed to use its commercially reasonable best efforts to cause the financing commitments to be fulfilled in accordance with their terms. For a description of such financing commitments, see "THE MERGER--Merger Financing" on pages 38 through 39.

Indemnification and Insurance

   Following the merger, the articles of incorporation and by-laws of the surviving corporation and its subsidiaries will contain indemnification and exculpation provisions at least as favorable to the beneficiaries of such provisions as are contained in our and our subsidiaries' articles of incorporation and by-laws in effect when the merger agreement was signed, respectively. These indemnification and exculpation provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of persons who at the effective time were directors, officers, employees or agents of Jostens. In addition, Saturn Acquisition has agreed to cause Jostens to honor any existing indemnification agreements with any of our or our subsidiaries' current or former directors, officers or employees as in effect as of the date of the merger agreement.

   The surviving corporation will cause to be maintained in effect for not less than six years from the effective time of the merger, policies of the directors' and officers' and fiduciary liability insurance no less advantageous than those in effect as of the date of the merger. The surviving corporation is not obligated to pay annual premiums for such insurance in excess of 200% of the last annual premium paid prior to the date of the merger agreement.

   In addition, the surviving corporation will indemnify our and our subsidiaries' directors, officers and employees, to the fullest extent permitted by law, in respect of all actions arising out of the merger.

Rights Agreement

   In connection with our execution of the merger agreement, we amended the rights agreement, dated as of July 23, 1998, by and between us and Norwest Bank, as rights agent, to provide that:

  . neither Saturn Acquisition nor its affiliates will become an acquiring person, as such term is defined in the rights agreement;

  . the execution and delivery of the merger agreement will not give rise to a distribution date or a triggering event, as such terms are defined in the rights agreement; and

  . no holder of rights shall be entitled to exercise such rights as a result of the execution and delivery of the merger agreement.

   The amendment of the rights agreement has been approved by our board with the concurrence of a majority of our independent directors, as such term is defined in the rights agreement.

Conditions to the Consummation of the Merger

   The respective obligations of Jostens and Saturn Acquisition to complete the merger are subject to the fulfillment of the following conditions at or prior to the effective time of the merger:

  . approval of the merger agreement by the holders of a majority of Jostens outstanding shares;

  . absence of any order, injunction, judgment, writ, determination, decree, law, statute, rule or regulation of any court or governmental entity or other legal restraint, requirement or prohibition preventing the consummation of the merger, provided that Jostens and Saturn Acquisition are required to use their reasonable efforts to have any such injunction, order, restraint, requirement or prohibition vacated; and

  . the registration statement of which this proxy statement/prospectus is a part will have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

   In addition, the obligation of Saturn Acquisition to complete the merger is subject to the following conditions in addition to customary closing conditions:

  . Saturn Acquisition shall have received a statement from Jostens certifying that it is not a United States Real Property Holding Corporation; and

  . all of the conditions to the provision of financing set forth in the financing commitments, except any provisions regarding the payment of fees within the control of Saturn Acquisition and/or relating to the provision of equity, must have been satisfied in all material respects and the funding must have occurred.

   Our obligations to complete the merger are further subject to customary closing conditions and the condition that Saturn Acquisition or Jostens shall have sufficient funds to consummate the merger at or prior to the effective time of the merger. Because no material federal or state regulatory approvals are required in connection with the merger, completion of the merger is not conditioned upon receipt of any such approvals.

Termination

   The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger, whether or not it has been approved by our shareholders:

  . by mutual written consent of Saturn Acquisition and Jostens;

  . by either Saturn Acquisition or Jostens:

    . if a court or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger that has become final and nonappealable; or

    . if the merger has not been completed on or prior to June 30, 2000, unless the party seeking to terminate the merger agreement has caused the failure of completion by failing to perform any of its obligations under the merger agreement; or

    . in the event of a material breach by the other party of the merger agreement which has not been cured within 30 days after the breaching party receives written notice of the breach and which is incapable of being cured prior to June 30, 2000;

  . By Jostens, if prior to the completion of the merger, we receive a superior proposal and our board determines in good faith, after consultation with outside counsel, that the failure to accept the superior proposal would be reasonably likely to be inconsistent with its fiduciary duties to our shareholders.

   A proposal for an alternative transaction will be deemed to be a "superior proposal" under the merger agreement only if:

    . it is an "alternative transaction" as described in "THE MERGER
      AGREEMENT--Limitations on Solicitation of Competing Transactions" on pages 51 through 52; and

    . our board reasonably believes in good faith, after consultation with its outside counsel and financial advisors, that the alternative transaction is more favorable to our shareholders than the merger.

  . By Saturn Acquisition, if our board of directors:


    . withdraws, modifies or amends in any respect adverse to Saturn
      Acquisition its approval or recommendation of the merger agreement or the merger,

    . recommends another proposal for an alternative transaction, or

    . resolves to do any of the foregoing.

   In the event of termination of the merger agreement by either Jostens or Saturn Acquisition, the merger agreement will terminate, without any liability or obligation on the part of Jostens or Saturn Acquisition, other than specified provisions in the merger agreement relating to payment of fees and expenses, certain confidentiality provisions and liability for any willful breaches of the merger agreement. See "--Fees and Expenses."

Fees and Expenses

   The merger agreement obligates us to pay a fee to Saturn Acquisition equal to $19.125 million if:

  . we terminate the merger agreement to accept a "superior proposal" as described in "--Termination" on page 54, or

  . Jostens or Saturn Acquisition terminates the merger agreement because the merger has not been completed by June 30, 2000 because:

    . our shareholders do not approve the merger at the special meeting;

    . at the time of the special meeting, a proposal for an alternative transaction is pending or has been publicly announced and not withdrawn; and

    . within twelve months of the special meeting, we enter into a definitive agreement for an alternative transaction, which is subsequently consummated or an alternative transaction is otherwise consummated.

   In addition, if the termination fee becomes payable, we have agreed to reimburse Saturn Acquisition for all actual incurred out-of-pocket fees and expenses incurred by or on behalf of Saturn Acquisition in connection with the merger up to $5.0 million in the aggregate. Except as otherwise provided above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring the expenses.

Amendment and Waiver

   The merger agreement may be amended by action taken by Jostens and Saturn Acquisition at any time before or after approval of the merger by our shareholders. However, after approval by our shareholders, the parties may not amend the merger agreement in any way which changes the form or decreases the amount of the consideration per share to be paid in the merger, which changes any term of the articles of incorporation of the surviving corporation or which otherwise adversely affects the rights of our shareholders under the merger agreement. At any time prior to the effective time of the merger, Saturn Acquisition or Jostens may, subject to the immediately preceding sentence, waive compliance by the other party with any of the obligations, covenants, agreements or conditions contained in the merger agreement. Any waiver must be in writing signed by the party granting the waiver. Jostens and Saturn Acquisition currently do not intend or expect to amend or waive any of the material agreements or conditions in the merger agreement. In the unlikely event that Jostens waives any material agreement or condition to its obligations, we will issue a press release announcing such waiver and will provide our shareholders with supplemental proxy materials to the extent required by applicable law.

  SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA OF
                                 JOSTENS, INC.

   The table below sets forth selected consolidated historical and unaudited pro forma financial data relating to Jostens. The selected consolidated historical financial data as of January 2, 1999 and January 1, 2000 and for each of the three years in the period ended January 1, 2000 have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the notes thereto incorporated herein by reference to our Annual Report on Form 10-K for the year ended January 1, 2000 filed with the SEC. The selected consolidated historical financial information with respect to the six month period ended December 28, 1996 and for the years ended June 30, 1996 and 1995 have been derived from the consolidated financial statements of Jostens that are not included or incorporated by reference herein.

   The unaudited pro forma consolidated financial data set forth below, as adjusted to give effect to the merger and the merger financing, have been derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page 58. The unaudited pro forma consolidated balance sheet information gives effect to the merger and the merger financing as if each had occurred on January 1, 2000. The unaudited pro forma consolidated statement of operations information gives effect to the merger and the merger financing as if each had occurred on January 2, 1999 and excludes nonrecurring items directly attributable to the merger. The selected unaudited pro forma consolidated financial data are not necessarily indicative of the consolidated operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position. The pro forma adjustments were applied to the historical consolidated financial statements to reflect and account for the merger as a recapitalization. Accordingly, the historical basis of our assets and liabilities have not been impacted by the merger.

                                 JOSTENS, INC.

     SELECTED CONSOLIDATED HISTORICAL & UNAUDITED PRO FORMA FINANCIAL DATA

                              Dollars in millions
                       (Except share and per share data)

                            Year ended       Six months             Year ended            Pro Forma
                         ------------------    ended     -------------------------------- ---------
                         June 30,  June 30, December 28, January 3, January 2, January 1,  January
                           1995      1996     1996(6)       1998       1999       2000     1, 2000
                         --------  -------- ------------ ---------- ---------- ---------- ---------
Statement of Operations
 Data:
 Net sales.............. $ 665.1   $ 695.1    $ 277.1     $ 742.5    $ 770.9    $ 782.4    $782.4
 Cost of products sold..   313.7     332.2      141.5       351.3      351.8      349.7     349.7
                         -------   -------    -------     -------    -------    -------    ------
 Gross margin...........   351.4     362.9      135.6       391.2      419.1      432.7     432.7
 Selling and
  administrative
  expenses .............   256.8     268.1      131.5       291.5      316.9      330.8     332.3
 Special charge.........     --        --         --          --         --        20.2      20.2
                         -------   -------    -------     -------    -------    -------    ------
 Operating income.......    94.6      94.8        4.1        99.7      102.2       81.7      80.2
 Net interest expense...     0.7       7.3        4.1         6.3        6.7        7.0      83.3
 Write-off of JLC notes
  receivable, net (1)...     --        --         --          --        12.0        --        --
                         -------   -------    -------     -------    -------    -------    ------
 Income from continuing
  operations before
  income taxes..........    93.9      87.5        --         93.4       83.5       74.7      (3.1)
 Income taxes (1).......    38.0      35.9        0.8        36.2       41.7       31.5       0.4
                         -------   -------    -------     -------    -------    -------    ------
 Net income (loss) from
  continuing
  operations............    55.9      51.6       (0.8)       57.2       41.8       43.2      (3.5)
 Discontinued
  operations (2):
   Loss from operations,
    net of tax..........    (4.9)      --         --          --         --         --        --
 Cumulative effect of
  changes in accounting
  principle, net of tax
  (3)...................    (0.6)      --         --          --         --         --        --
                         -------   -------    -------     -------    -------    -------    ------
 Net income (loss)......    50.4      51.6       (0.8)       57.2       41.8       43.2      (3.5)
 Dividends and
  accretion on
  redeemable preferred
  stock (4).............     --        --         --          --         --         --       10.1
                         -------   -------    -------     -------    -------    -------    ------
 Net income (loss)
  attributable to
  common shareholders... $  50.4   $  51.6    $  (0.8)    $  57.2    $  41.8    $  43.2    $(13.6)
                         =======   =======    =======     =======    =======    =======    ======
Earnings per share:
 Basic EPS--continuing
  operations............ $  1.23   $  1.29    $ (0.02)    $  1.47    $  1.14    $  1.27    $(1.51)
 Basic EPS--net income
  (loss) attributable
  to common
  shareholders.......... $  1.11   $  1.29    $ (0.02)    $  1.47    $  1.14    $  1.27    $(1.51)
 Diluted EPS--
  continuing
  operations............ $  1.22   $  1.28    $ (0.02)    $  1.47    $  1.14    $  1.27    $(1.51)
 Diluted EPS--net
  income (loss)
  attributable to
  common shareholders... $  1.10   $  1.28    $ (0.02)    $  1.47    $  1.14    $  1.27    $(1.51)
 Weighted average
  shares outstanding--
  basic (000's).........  45,492    40,157     38,647      38,773     36,527     34,004     8,993
 Weighted average
  shares outstanding--
  diluted (000's).......  45,588    40,337     38,647      38,969     36,705     34,093     8,993
 Cash dividends
  declared per share.... $  0.88   $  0.88    $  0.22     $  0.88    $  0.88    $  0.88    $  --
 Common shares
  outstanding at period
  end (000's)...........  45,482    38,653     38,665      38,422     35,071     33,324     8,993
Balance Sheet Data:
 Current assets......... $ 402.4   $ 251.3    $ 257.5     $ 252.5    $ 240.5    $ 286.3    $248.3
 Working capital (5)....    33.2      73.2      100.0        50.2       44.1        8.3       8.3
 Property and
  equipment, net........    67.8      67.0       67.6        74.1       88.6       84.6      84.6
 Total assets...........   548.0     384.0      383.8       390.7      366.2      407.7     415.9
 Total debt (including
  short term borrowings
  and current
  maturities)...........    54.3      81.5       94.8        53.6       97.5      121.2     725.0
 Redeemable preferred
  stock.................     --        --         --          --         --         --       46.0
 Total stockholders'
  equity (deficit)......   270.6     121.8      112.6       127.1       58.6       36.5    (605.1)

--------
(1) Net income for the year ended January 2, 1999 reflects a charge for the write-off of the Jostens Learning Corporation ("JLC") notes receivable of $12.0 million and related deferred tax assets of $3.7 million.
(2) Discontinued operations for fiscal 1995 reflects JLC and Wicat Systems.
(3) Net income for fiscal 1995 reflects the cumulative effect of adopting SFAS 112.
(4) Dividends on the redeemable preferred stock to be issued in connection with the financing of the merger are calculated based on an annual rate of 14.0% and includes accretion on the preferred stock discount.
(5) Represents total current assets (excluding cash, cash equivalents and short-term investments) less total current liabilities (excluding short term borrowings and current maturities of long-term debt).
(6) In October 1996, we elected to change our fiscal year end from June 30 to the 52- or 53-week period ending the Saturday closest to December 31, effective December 29, 1996.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statement of operations for the period presented gives effect to the merger and the merger financing, as if each had occurred on January 2, 1999 and exclude non-recurring items directly attributable to the merger. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger and the merger financing as if each had occurred on January 1, 2000. The adjustments are described in the accompanying notes. The pro forma financial statements should not be considered indicative of actual results that would have been achieved had the merger and the merger financing been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position. The pro forma financial statements should be read in conjunction with our historical consolidated financial statements and the notes thereto incorporated herein by reference to our Annual Report on Form 10-K for the year ended January 1, 2000 filed with the SEC. The pro forma adjustments were applied to the historical consolidated financial statements to reflect and account for the merger as a recapitalization. Accordingly, the historical basis of our assets and liabilities have not been impacted by the merger.

                                 JOSTENS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             As of January 1, 2000
                              Dollars in millions

                                                          Pro Forma      Pro
                                              Historical Adjustments    Forma
                                              ---------- -----------   -------
ASSETS
  Current assets:
    Cash and cash equivalents................   $ 38.5     $ (38.0)(a) $   0.5
    Accounts receivable, net ................    107.6                   107.6
    Inventories..............................     87.9                    87.9
    Deferred income taxes....................     17.4                    17.4
    Other receivables, net ..................     26.2                    26.2
    Prepaid expenses and other current as-
     sets....................................      8.7                     8.7
                                                ------     -------     -------
      Total current assets...................    286.3       (38.0)      248.3
  Property, plant and equipment, net.........     84.6                    84.6
  Goodwill and other intangible assets, net..     18.9                    18.9
  Other assets...............................     17.9        46.2 (b)    64.1
                                                ------     -------     -------
      Total assets...........................   $407.7     $   8.2     $ 415.9
                                                ======     =======     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
 (DEFICIT)
  Current liabilities:
    Accounts payable.........................   $ 23.6                 $  23.6
    Accrued liabilities......................     55.6                    55.6
    Customer deposits........................    113.0                   113.0
    Income taxes payable.....................     17.2                    17.2
    Other accrued liabilities................     30.1                    30.1
    Short-term debt, including current
     maturities of long-term debt............    117.6     $(117.6)(c)     --
                                                ------     -------     -------
      Total current liabilities..............    357.1      (117.6)      239.5
  Long-term debt net of current maturities...      --        725.0 (d)   725.0
  Other noncurrent liabilities...............     14.1        (3.6)(e)    10.5
                                                ------     -------     -------
      Total liabilities......................    371.2       603.8       975.0
                                                ------     -------     -------
  Redeemable preferred stock.................                 46.0 (f)    46.0
  Shareholders' equity (deficit):
    Common stock.............................     11.1       (10.9)(g)     0.2
    Retained earnings (deficit)..............     31.1      (630.7)(g)  (599.6)
    Accumulated other comprehensive loss.....     (5.7)                   (5.7)
                                                ------     -------     -------
                                                  36.5      (641.6)     (605.1)
                                                ------     -------     -------
      Total liabilities and shareholders'
       equity................................   $407.7     $   8.2     $ 415.9
                                                ======     =======     =======


  See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance
                                     Sheet

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a) Reflects the following sources and uses of funds related to the financing of the merger:

     Total sources:
          Borrowings under the new senior secured credit facility (1)...  $    485.0
          Cash on hand .................................................        38.0
          Proceeds of the senior subordinated notes.....................       240.0
          Proceeds from issuance of redeemable preferred stock (2)......        60.0
          Proceeds from the issuance of 8,265,075 shares of common stock at $25.25 per
           share (3)....................................................       208.7
                                                                          ----------
                                                                          $  1,031.7
                                                                          ==========
     Total uses:
          Payment for 32,599,085 existing shares of Jostens common stock at $25.25 per
           share (3)....................................................  $    823.1
          Refinancing of existing short-term debt.......................       117.6
          Refinancing of existing long-term debt........................         3.6
          Payment for 2,948,531 outstanding options at a weighted
           average exercise price of $21.96.............................         9.7
          Estimated transaction fees and expenses.......................        77.7
                                                                          ----------
                                                                          $  1,031.7
                                                                          ==========
(b)  Reflects the following:
     Estimated debt issuance costs related to the transaction (4).......  $     38.7
     Management fees prepaid to Investcorp International as part of
      the transaction...................................................         7.5
                                                                          ----------
                                                                          $     46.2
                                                                          ==========
(c)  Reflects the refinancing of the existing short-term debt
(d)  Reflects the following:
     Borrowings under the new senior secured credit facility (1)........  $    485.0
     Proceeds of the senior subordinated notes..........................       240.0
                                                                          ----------
                                                                          $    725.0
                                                                          ==========
(e)  Reflects the repayment of the existing industrial revenue bonds
(f)  Reflects the issuance of redeemable preferred stock (2)
(g)  Reflects the following:
          Issuance of 8,265,075 shares of common stock at $25.25 per
           share (3)....................................................  $    208.7
          Issuance of warrants (2)......................................        14.0
          Payment for 32,599,085 existing common shares--par value (3)..       (10.9)
          Payment for 32,599,085 existing common shares--additional
           paid-in capital (3)..........................................      (812.2)
          Payment for 2,948,531 outstanding options at a weighted
           average exercise price of $21.96.............................        (9.7)
          Loans to shareholders (5).....................................        (1.8)
          Estimated transaction fees and expenses.......................       (34.0)
          Tax benefit related to certain transaction costs..............         4.3
                                                                          ----------
                                                                          $   (641.6)
                                                                          ==========

  (1) We also expect to have additional available borrowing under a $150.0 million revolving credit facility, none of which will be drawn at the time of closing.
  (2) Total proceeds to Jostens from the issuance of the redeemable preferred stock and detachable warrants will total $60.0 million. Based on a discounted cash flow analysis, of the $60.0 million in total proceeds, $46.0 million will be ascribed to the redeemable preferred stock and $14.0 million will be ascribed to the warrants.
  (3) At March 20, 2000 we had 33,327,209 common shares outstanding and immediately following to the merger there will be 8,993,199 shares outstanding. The number of shares outstanding after the merger will be comprised of 8,265,075 shares issued to Investcorp and its co-investors, 188,532 shares retained by the Management Continuing Shareholders and 539,592 shares to be retained by public shareholders.
  (4) Includes an approximately $12.7 million advisory fee which will be paid to Investcorp International in connection with obtaining the financing for the merger. See "SATURN ACQUISITION CORPORATION" beginning on page 69.
  (5) At the effective time of the merger, we expect to extend loans totaling approximately $1.8 million to the Management Continuing Shareholders as part of our stock loan program. The Management Continuing Shareholders are expected to use these proceeds to repay existing loans to a third party lender at the effective time.

                                 JOSTENS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       For the Year Ended January 1, 2000
                              Dollars in millions
                       (Except share and per share data)

                                                        Pro Forma
                                          Historical   Adjustments   Pro Forma
                                          -----------  -----------   ----------
Net sales................................ $     782.4    $           $    782.4
Cost of products sold....................       349.7                     349.7
                                          -----------    ------      ----------
Gross margin.............................       432.7                     432.7
Selling and administrative expenses......       330.8       1.5 (a)       332.3
Special charge...........................        20.2                      20.2
                                          -----------    ------      ----------
Operating income.........................        81.7      (1.5)           80.2
Net interest expense.....................         7.0      76.3 (b)        83.3
                                          -----------    ------      ----------
Income before income taxes...............        74.7     (77.8)           (3.1)
Income taxes.............................        31.5     (31.1)(c)         0.4
                                          -----------    ------      ----------
Net income (loss)........................        43.2     (46.7)           (3.5)
Dividends and accretion on redeemable
 preferred stock.........................                  10.1 (d)        10.1
                                          -----------    ------      ----------
Net income (loss) attributable to common
 shareholders............................ $      43.2    $(56.8)     $    (13.6)
                                          ===========    ======      ==========
Ratio of earnings to combined fixed
 charges and preferred stock dividend....         8.9x                      (e)
Net income (loss) attributable to common
 shareholders per share:
  Basic.................................. $      1.27                $    (1.51)
  Diluted................................ $      1.27                $    (1.51)
Weighted average number of common shares
 used in per share computations:
  Basic..................................  34,004,000                 8,993,199
  Diluted................................  34,093,000                 8,993,199


 See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement
                                 of Operations

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATEDSTATEMENTS OF OPERATIONS

(a) Reflects the amortization of prepaid management advisory and consulting services fees that will be paid to Investcorp International as described under "SATURN ACQUISITION CORPORATION" on pages 69 through 70. The fees will be amortized over the five year term of the management and consulting agreement.

(b) Reflects the following:

    Elimination of historical net interest expense including historical amortization of debt issuance costs on retired debt................  $(7.0)
    Interest on borrowings under the $150.0 million revolving credit
     facility at an assumed interest rate of LIBOR plus 3.00% (1).......    2.5
    Interest on borrowings under the $150.0 million Tranche A term loan
     at an assumed interest rate of LIBOR plus 3.00%....................   13.6
    Interest on borrowings under the $335.0 million Tranche B term loan
     at an assumed interest rate of LIBOR plus 3.50%....................   32.2
    Interest on $240.0 million indebtedness issued under the senior
     subordinated notes at an assumed interest rate of 12.50%...........   30.0
    Amortization of debt issuance costs of $38.7 million associated with the financings over the respective terms of the related
     indebtedness.......................................................    5.0
                                                                          -----
                                                                          $76.3
                                                                          =====

  (1) Due to the seasonal nature of our business the borrowings under the revolving credit facility will fluctuate throughout the year. Based on an analysis of our historical working capital, interest expense is calculated assuming a $20.0 million outstanding seasonal balance plus a 0.50% fee on the unused portion.
  (2) A 0.125% change in the interest rate on indebtedness would change annual pro forma interest expense by $0.9 million.

(c) Reflects the tax effect of the foregoing adjustments at our effective tax rate of 40%.

(d) Reflects the following:

   Dividends on the redeemable preferred stock calculated based on an annual rate of 14.00% and a liquidation value of $60.0 million....... $ 8.8
   Accretion of preferred stock discount of $14.0 million over the
    eleven-year term of the redeemable preferred stock...................   1.3
                                                                          -----
                                                                          $10.1
                                                                          =====

(e) For purposes of this calculation, "earnings" consist of income before income taxes and fixed charges and "combined fixed charges and preferred stock dividends" consist of interest, amortization of debt issuance costs, the component of rent expense believed by management to be representative of the interest factor thereon and the amount of pre-tax earnings required to cover accretion on preferred stock dividends. Pro forma earnings for the year ended January 1, 2000 would have been inadequate to cover combined fixed charges and preferred stock dividends. The coverage deficiency for such period would have been $20.2 million.

   The unaudited pro forma condensed consolidated statement of operations exclude the following non-recurring items that are directly attributable to the merger. All of the following items will be recorded as period costs at the time of the merger.
(1) $34.0 million of estimated fees and expenses to be incurred by us in connection with the merger.
(2) $9.7 million compensation charge resulting from the cancellation of outstanding stock options in exchange for cash payments in connection with the merger, and related income tax benefit of $3.9 million.
(3) $1.0 million compensation charge resulting from the accelerated vesting of restricted stock in connection with the merger, and related income tax benefit of $0.4 million.

                              THE SPECIAL MEETING

General

   This proxy statement/prospectus is being furnished to Jostens shareholders as part of the solicitation of proxies by the Jostens board for use at a special meeting to be held on May 9, 2000, at 10:00 a.m., local time, in the Jostens Auditorium, 5501 Norman Center Drive, Minneapolis, Minnesota 55437. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve and adopt the merger agreement between Jostens and Saturn Acquisition.

Record Date and Voting

   The holders of record of Jostens shares as of the close of business on March 20, 2000 are entitled to receive notice of, and to vote at, the special meeting. On that date, there were 33,327,209 shares of Jostens common stock outstanding held by 5,392 holders of record. The presence of holders of a majority of the outstanding shares of Jostens common stock on March 20, 2000, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. If a shareholder abstains from voting on the merger agreement, then the shares held by that shareholder will be deemed present at the meeting for purposes of determining a quorum. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on the merger, then the shares covered by such non-vote will be deemed present at the special meeting for purposes of determining a quorum.

Required Vote

   You are entitled to cast one vote at the special meeting for each share of Jostens common stock you held on March 20, 2000. Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Jostens common stock. You must vote your shares (1) by voting your proxy or (2) by appearing at the special meeting and voting in person. Abstentions and broker "non-votes" will have the same effect as a vote against the merger agreement. Public shareholders hold approximately 99% of our outstanding common stock. There are no voting agreements or similar arrangements between Jostens' management and Investcorp or any of its affiliates that will affect the vote on the merger.

Proxies; Revocation

   There are three ways to vote your proxy. Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you mark, sign and return your proxy card.

  . Vote by phone--toll free--1-800-240-6326

    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your 3-digit company number and your 7-digit control number, both of which appear on the enclosed proxy card. Follow the simple instructions the voice provides you.

  . Vote by Internet--http://www.eproxy.com/jos/

    Access the above Internet site to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your 3-digit company number and your 7-digit control number, both of which appear on the enclosed proxy card, to create an electronic ballot.

  . Vote by mail

    Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

    If you vote by phone or Internet, please do not mail your proxy card.

   If you vote your shares of Jostens common stock by signing and returning a proxy card, your shares will be voted at the special meeting as you indicate on the card. If no instructions are indicated on your signed proxy card, your shares of Jostens common stock will be voted "FOR" the approval of the merger agreement.

   If your shares are held in "street name" by your broker, do not follow the above voting instructions. Rather, your broker will provide you with separate written instructions on voting your shares, and you should follow those instructions.

   You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to the Secretary of Jostens at 5501 Norman Center Drive, Minneapolis, Minnesota 55437, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked, or by again following the procedures for voting by phone or the Internet. However, simply attending the special meeting will not revoke a proxy.

   All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Jostens. Officers and employees of Jostens may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. Jostens also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Jostens has retained Morrow & Company to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of $7,500, plus reimbursement of out-of-pocket expenses.

Adjournments

   Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Jostens common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any proxies received by Jostens will be voted in favor of an adjournment of the special meeting if the purpose of the adjournment is to provide additional time to solicit votes to approve the merger agreement, unless the shareholder directs otherwise by voting against or abstaining from voting on the adjournment proposal included on the enclosed proxy card or the shareholder has voted against the merger agreement. Thus, proxies voting against the merger will not be used to vote for adjournment of the special meeting for the purpose of providing additional time to solicit votes to approve the merger agreement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Jostens shareholders who have already sent in their proxies to revoke them at any time prior to their use.

                              DISSENTERS' RIGHTS

   If the merger is completed, holders of Jostens common stock on March 20, 2000, who did not vote in favor of the merger agreement will have the right to dissent from the merger and to obtain payment for the "fair value" of their Jostens shares, plus interest, in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. The term "fair value" means the value of the shares of common stock immediately before the effective time of the merger and the term "interest" means interest commencing five days after the effective time of the merger up to and including the date of payment at the rate provided by Minnesota law for interest on verdicts and judgments, currently 5% per annum.

   Any Jostens shareholder contemplating the exercise of dissenters' rights is urged to review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation act, particularly with respect to the procedural steps required to perfect dissenters rights. Failure to comply with the statutory requirements will result in the loss of the shareholder's dissenters' rights. The following is a summary of the material provisions of the dissenters' rights statute but it is not a complete statement of the relevant provisions of Minnesota Law. This summary should be read in conjunction with the full text of Sections 302A.471 and 302A.473, which is attached to this proxy statement/prospectus as Appendix C, and any amendments to such Sections as may be adopted after the date of this proxy statement/prospectus.

Filing Written Objection

   Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be delivered to the executive offices of Jostens before the taking of the shareholder vote to approve the merger agreement at the special meeting on May 9, 2000. This written demand must be in addition to and separate from any proxy or vote against approval of the merger agreement. Voting against, abstaining from voting or failing to vote to approve the merger agreement does not constitute a demand for fair value of the shares within the meaning of the MBCA.

   The written demand should be delivered to the Corporate Secretary of Jostens at 5501 Norman Center Drive, Minneapolis, Minnesota 55437. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the "fair value," plus interest, of his or her shares.

No Voting in Favor of the Merger Agreement

   Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for approval of the merger agreement. A shareholder's failure to vote against approval of the merger agreement will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, and the shareholder's dissenters' rights will be waived.

   A shareholder may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Jostens common stock who is not the record owner of those shares may assert dissenters' rights as to shares held on such person's behalf, provided that the beneficial owner submits a written consent of the record owner to Jostens at or before the time such rights are asserted.

Notice by Jostens

   After approval of the merger agreement by the shareholders at the special meeting, Jostens will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain

  . the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment;

  . the date by which they must be received;

  . any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  . a form to be used to certify the date on which such shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares, or an interest in them, and to demand payment; and

  . a copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under these Sections.

Remittance of Certificates

   In order to receive the fair value for his or her shares under Section 302A.473, a dissenting shareholder must, within 30 days after the date Jostens gives the notice described in the preceding paragraph, demand payment and deposit his or her stock certificates, at the address specified in the notice. Under Minnesota law, notice by mail is given by Jostens when deposited in the U.S. mail. A dissenting shareholder will retain all rights as a shareholder until the effective time of the merger. After a valid demand for payment and the related stock certificates are timely received, or after the effective time of the merger, whichever is later, Jostens will remit to each dissenting shareholder who has complied with the statutory requirements the amount that Jostens estimates to be the fair value of the dissenting shareholder's shares, with interest commencing five days after the effective time of the merger at a rate prescribed by statute, currently 5% per annum. Jostens has no current intention of offering to pay more than $25.25 per share as its estimate of fair value of a dissenting shareholder's shares and reserves the right to offer less. Jostens will also send its closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger, together with

  . the latest available interim financial statements,

  . an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate,

  . a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment and

  . copies of Sections 302A.471 and 302A.473 of the MBCA.

As described below, Jostens is not required at that time to send its estimated payment to any person who was not a shareholder and who is not dissenting on behalf of a person who was the beneficial owner of shares of common stock, of Jostens on December 28, 1999. If, however, the merger is not completed or Jostens disputes a shareholder's right to dissent, Jostens will not send to the shareholder the fair value of such shareholder's share or the additional information listed above.

Acceptance or Settlement of Demand

   If the dissenting shareholder believes that the amount remitted by Jostens is less than the fair value of the holder's shares, plus interest, if any, the shareholder must give written notice to Jostens of such holder's own estimate of the fair value of the shares, plus interest, if any, within 30 days after the mailing date of the remittance and demand payment of the difference. The notice must be given at the executive offices of Jostens at the address set forth above. A shareholder who fails to give written notice within this time period is entitled only to the amount remitted by Jostens.

   Within 60 days after receipt of a demand for supplemental payment, Jostens must either (1) pay the shareholder the amount demanded or agreed to by the shareholder after discussion with Jostens, or (2) petition a court in Hennepin County, Minnesota for the determination of the fair value of the shares, plus interest, if any. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in Jostens. Jostens has no current intention of offering to pay more than $25.25 per share in respect of any dissenting shareholder's shares.

Court Determination

   If, within the 60 days after the receipt of demand for supplemental payment, any one or more of the dissenting shareholders and Jostens do not agree on the fair value of the shares, then Jostens must file a petition with the court to obtain a judicial finding and determination of the fair value of the dissenting shareholder's shares of Jostens common stock. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with Jostens.

   The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by Jostens or a dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders of Jostens who properly exercised dissenters' rights and did not agree with Jostens as to the fair value of the shares and may be less than, equal to or more than the merger consideration. Dissenting shareholders are entitled to judgment in cash for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by Jostens. The shareholders shall not be liable to Jostens for any amounts paid by Jostens which exceed the fair value of the shares as determined by the court, plus interest.

   The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Jostens, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. The court may assess fees and expenses of experts or attorneys against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding and also may award fees and expenses of experts or attorneys against Jostens if Jostens fails to comply substantially with
Section 302A.473.

   Jostens may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on December 28, 1999, the date on which the proposed merger was first announced to the public. Jostens will forward to any dissenting shareholder who was not a shareholder on December 28, 1999 but who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the merger agreement to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of December 28, 1999. Any shareholder who did not own shares on December 28, 1999 and who fails properly to demand payment will be entitled only to the amount offered by Jostens. Upon proper demand by any shareholder, rules and procedures applicable in connection with receipt by Jostens of the demand for supplemental payment given by a dissenting shareholder who owned shares on December 28, 1999 will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on December 28, 1999, except that any such shareholder is not entitled to receive any remittance from Jostens until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

   Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Furthermore, the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473 of the MBCA.

   Under Section 302A.471 a shareholder of Jostens has no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, unless such shareholder can establish that adoption or consummation was fraudulent with respect to such shareholder or Jostens.

   Any holder who fails to comply fully with the statutory procedures summarized above within the time periods specified above will forfeit his or her rights of dissent and will receive the cash and/or stock consideration payable in the merger for his or her shares, which may be more or less than or equal to the fair value of the shares determined under section 302A.473.

                  PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP
                           OF MANAGEMENT AND OTHERS

   The following table sets forth, as of March 20, 2000, the beneficial ownership of our common stock by all of our directors and executive officers and all shareholders beneficially owning in excess of five percent of our outstanding shares.

                                              Common Shares
                                            Owned Beneficially     Percentage
                                                  as of             of Shares
Name                                    March 20, 2000 (5) (6) (7) Outstanding
----                                    -------------------------- -----------
Capital Group International, Inc. (1).          4,004,910             12.00%
  11100 Santa Monica Blvd.
  Los Angeles, CA 90025
ESL Partners, L.P. (2)................          3,169,700              9.50%
  One Lafayette Pl.
  Greenwich, CT 06830
Barclays Global Investors, N.A. (3)...          2,036,782              6.10%
  45 Fremont Street
  San Francisco, CA 94105
Lilyan H. Affinito....................             25,912               *
Carl H. Blowers.......................            128,857               *
Robert C. Buhrmaster..................            646,266              1.91%
Jack W. Eugster.......................             14,845               *
Mannie L. Jackson.....................             17,760               *
Thomas W. Jans........................            108,142               *
David J. Larkin.......................            140,626               *
Brenda Lauderback.....................              1,857               *
John J. Mann (4)......................             51,267               *
Kendrick B. Melrose...................             13,024               *
William N. Priesmeyer.................            134,503               *
Richard A. Zona.......................             12,714               *
All directors and executive officers
 as a group (20 members)..............          1,702,809              4.93%

--------
*Less than 1% of outstanding shares.

  (1) According to a Schedule 13G filed with the SEC on February 11, 2000, this entity had sole dispositive power over all of the shares set forth above opposite its name as of December 31, 1999. Capital Group International, Inc. does not have investment power or voting power over any of the securities reported herein; however, Capital Group International, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Act. Capital Guardian Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act is deemed to be the beneficial owner of 2,484,770 shares as a result of its serving as the investment manager of various institutional accounts. Capital Group International, Inc. and Capital Guardian Trust Company are affiliated entities.
  (2) According to a Schedule 13G filed with the SEC on November 30, 1999, this entity had sole dispositive power over 2,531,120 of the shares set forth above opposite its name as of December 1, 1999; ESL Limited had sole dispositive power over 591,135 of such shares; and ESL Institutional Partners, L.P. had sole dispositive power over 47,445 of such shares. These three entities may be deemed to be the beneficial owners of all of the shares set forth above opposite the name of ESL Partners, L.P.
  (3) According to a Schedule 13G filed with the SEC on February 14, 2000, this entity had the sole power to dispose or to direct the disposition of all of the shares set forth opposite its name as of

      December 31, 1999. Barclays Global Investors, LTD, a bank as defined in
      Section 3(a)(6) of the Exchange Act, is deemed to be the beneficial owner of the securities reported as a result of holding trust accounts for the economic benefit of the beneficiaries of those accounts. The securities reported include 1,963,827 shares for Barclays Global Investors, N.A., 40,655 shares for Barclays Global Fund Advisors, 3,000 shares for Barclays Fund Limited, and 29,300 shares for Barclays Global Investors, LTD, all of which are deemed to be beneficial owners as a result of its serving as the investment manager of various accounts. Barclays Global Investors LTD, Barclays Global Investors, N.A., Barclays Global Fund Advisors and Barclays Funds Limited are affiliated entities.
  (4) Mr. Mann's vested options expire in August 2000 as part of his separation agreement.
  (5) Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such individual or group. Unless otherwise noted, each person and group has an address of Jostens, Inc., 5501
      Norman Center Drive, Minneapolis, Minnesota 55437.
  (6) Includes the following number of shares which may be acquired upon the exercise of options by the named persons or group within 60 days: Ms. Affinito, 10,449 shares; Mr. Blowers, 86,999 shares; Mr. Buhrmaster, 524,333 shares; Mr. Eugster, 5,449 shares; Mr. Jackson, 6,449 shares;
      Mr. Jans, 78,586 shares; Mr. Larkin, 84,999 shares; Ms. Lauderback,
      1,333 shares; Mr. Mann, 46,333 shares; Mr. Melrose, 4,449 shares; Mr. Priesmeyer, 87,332 shares; Mr. Zona, 4,449 shares; and all directors and executive officers as a group, 1,234,845 shares. Also includes the following number of restricted shares held subject to forfeiture: Mr. Blowers, 4,817 shares; Mr. Buhrmaster, 10,135 shares; Mr. Jans, 2,534 shares; Mr. Larkin, 6,411 shares; Mr. Priesmeyer, 5,673 shares; and all directors and executive officers as a group, 43,579 shares.
  (7) Includes the following number of shares held for the account of the named person participating in the Jostens, Inc. Deferred Compensation
      Plan: Ms. Affinito, 13,663 shares; Mr. Eugster, 8,396 shares; Mr. Jackson, 11,311 shares; Ms. Lauderback, 524 shares; Mr. Melrose, 6,575 shares; Mr. Zona, 1,582 shares and all directors and executive officers as a group, 44,415 shares.

                        SATURN ACQUISITION CORPORATION

   Saturn Acquisition Corporation is a newly formed Minnesota corporation organized for purposes of financing and completing the merger. It has engaged in no business activities and it has no assets or liabilities of any kind, other than those related to the merger. At the effective time of the merger, Saturn Acquisition will be merged into Jostens and the separate corporate existence of Saturn Acquisition will cease.

   In connection with obtaining the financing for the merger, we will pay Investcorp International, an affiliate of Investcorp, advisory fees of approximately $12.7 million. In addition, in connection with the closing of the merger, Jostens will enter into an agreement with Investcorp International for management advisory and consulting services for a five-year term. Jostens will prepay Investcorp International $7.5 million of the fees payable pursuant to the agreement at the closing of the merger.

   Prior to the effective time of the merger, Saturn Acquisition's Class A and Class D common stock will be the only outstanding classes of Saturn Acquisition's stock that have voting rights. DB Capital Investors will make a capital contribution of $48.9 million to Saturn Acquisition in exchange for approximately 600,000 shares of Saturn Acquisition's Class A common stock and approximately 1.3 million shares of Class E common stock, which will be convertible into Class A common stock. Prior to the effective time of the merger, DB Capital Investors will own 100% of the outstanding shares of Saturn Acquisition's Class A common stock and Class E common stock. Each share of Class A common stock will be entitled to one vote.

   Immediately prior to the effective time of the merger there are expected to be 20,000 shares of Saturn Acquisition's Class D common stock issued and outstanding. The table below sets forth the beneficial ownership of Saturn Acquisition by each person who is expected to own more than 5% of the outstanding Class D common stock immediately prior to the effective time of the merger:

                                                            Number of
                                                             Shares   Percent of
      Name                                                     (1)    Class (1)
      ----                                                  --------- ----------
      INVESTCORP S.A.(2)(3)................................  20,000     100.0%
      SIPCO Limited(4).....................................  20,000     100.0
      CIP Limited(5)(6)....................................  18,400      92.0
      Ballet Limited(5)(6).................................   1,840       9.2
      Denary Limited(5)(6).................................   1,840       9.2
      Gleam Limited(5)(6)..................................   1,840       9.2
      Highlands Limited(5)(6)..............................   1,840       9.2
      Noble Limited(5)(6)..................................   1,840       9.2
      Outrigger Limited(5)(6)..............................   1,840       9.2
      Quill Limited(5)(6)..................................   1,840       9.2
      Radial Limited(5)(6).................................   1,840       9.2
      Shoreline Limited(5)(6)..............................   1,840       9.2
      Zinnia Limited(5)(6).................................   1,840       9.2
      Investcorp Investment Equity Limited(3)..............   1,600       8.0

--------
(1) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security.
(2) Investcorp does not directly own any stock in Saturn Acquisition. The number of shares shown as owned by Investcorp includes all of the shares owned by Investcorp Investment Equity Limited (see (3) below). Investcorp owns no stock in Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, or in the beneficial owners of these entities (see (6) below). Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which each of such entities has granted such affiliate the authority to direct the voting and disposition of the Saturn Acquisition voting stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its address at 37 rue Notre-Dame, Luxembourg.
(3) Investcorp Investment Equity Limited is a Cayman Islands corporation, and a wholly-owned subsidiary of Investcorp, with its address at P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands.
(4) SIPCO Limited does not directly own any stock in Saturn Acquisition, but may be deemed to control Investcorp through its ownership of a majority of a company's stock that indirectly owns a majority of Investcorp's shares. SIPCO Limited's address is P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands.
(5) CIP Limited does not directly own any stock in Saturn Acquisition. CIP Limited indirectly owns less than 0.1% of the stock in each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited (see (6) below). CIP Limited may be deemed to share beneficial ownership of the shares of voting stock of Saturn Acquisition held by such entities because CIP Limited acts as a director of such entities and the ultimate beneficial shareholders of each of those entities have granted to CIP Limited revocable proxies in companies that own those entities' stock. None of the ultimate beneficial owners of such entities beneficially owns individually more than 5% of Saturn Acquisition's voting stock.
(6) Each of CIP Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited is a Cayman Islands corporation with its address at P.O. Box 2197, West Wind Building, George Town, Grand Cayman, Cayman Islands.

                     DESCRIPTION OF JOSTENS CAPITAL STOCK

Jostens Existing Capital Stock

   General. Jostens is authorized by its existing articles of incorporation to issue an aggregate of 100,000,000 shares of common stock, par value $0.33 1/3 per share, and 4,000,000 shares of preferred stock, par value $0.01 per share. There are no shares of preferred stock issued or outstanding. The following is a summary of current rights and privileges pertaining to Jostens common stock. For a full description of Jostens common stock, please refer to Jostens' existing articles of incorporation and bylaws, as currently in effect, copies of which are on file with the SEC.

   Voting Rights of Common Stock. Holders of Jostens existing common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Approval of matters brought before the shareholders requires the affirmative vote of a majority of shares present and voting, except as otherwise required by law. Jostens current shareholders may nominate candidates for director nomination in accordance with Jostens' bylaws, as amended.

   Dividend Rights of Common Stock. Holders of Jostens existing common stock are entitled to participate in dividends as and when declared by the Jostens board of directors out of funds legally available therefor. Jostens' ability to pay cash dividends is subject to certain restrictions.

   Liquidation Rights of Common Stock. Subject to the rights of creditors and holders of preferred stock, if any, holders of Jostens existing common stock are entitled to share ratably in a distribution of Jostens' assets upon Jostens' liquidation or dissolution or a winding-up of Jostens' affairs.

   Preferred Stock. The Jostens board of directors is authorized to issue, by resolution and without any action by Jostens shareholders, up to 4,000,000 shares of preferred stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of Jostens preferred stock, including rights that could adversely affect the voting power of the holders of Jostens existing common stock. The Jostens board of directors has established such terms, and filed a certificate of designations containing such terms, in respect of 1,000,000 of such shares, designated as Series A Junior Participating Preferred Stock, a copy of which is on file with the SEC. No shares of Jostens preferred stock, including Series A Junior Participating Preferred Stock, are currently outstanding.

Jostens Capital Stock Following the Merger

   Introduction. Assuming the merger is approved by the requisite vote of Jostens shareholders at the special meeting, at the effective time of the merger, Jostens' existing articles of incorporation will be replaced by the restated articles of incorporation substantially in the form of Appendix D attached hereto. The restated articles of incorporation will authorize various classes of common stock and establish the rights and privileges of such classes in accordance with the terms of the merger agreement. In addition, the restated articles will not contain certain provisions of Jostens' existing articles of incorporation that are not typically included in a charter of a substantially privately held company, which Jostens is expected to become upon consummation of the merger.

   The following is a summary of certain of the rights and privileges pertaining to Jostens capital stock as it is expected to exist immediately after giving effect to the merger. For a full description, please see Appendix D attached hereto.

   General. Following the merger, Jostens will be authorized to issue an aggregate of 29,940,000 shares of capital stock, consisting of 4,000,000 shares of preferred stock, with a par value of $0.01 per share and 25,940,000 shares of common stock comprised of the six classes of common stock described below, (these six classes are sometimes referred to collectively as the "new common stock"). The Jostens board of directors will be authorized, without further action by Jostens shareholders, but subject to the limitations set forth in the articles of designation of such series of preferred stock, to provide for the issue of additional shares of preferred stock, in one or more additional series, and to fix for each such additional series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as will be stated and expressed in the resolution or resolutions adopted by the Jostens board of directors providing for the issue of such series and as may be permitted by the MBCA.

   Redeemable Preferred Stock. In connection with the financings expected to take place at the time the merger is completed, Jostens expects to issue to DB Capital Investors a new series of redeemable, payment-in-kind preferred stock having an initial liquidation preference of $60.0 million, which redeemable preferred shares will be entitled to receive dividends at a rate of 14.0% per annum compounded quarterly and payable in additional shares of the same series of preferred stock. The redeemable preferred shares will be subject to mandatory redemption by Jostens 11 years after issuance. The holders of these shares will, under specified circumstances involving a default by Jostens, be entitled to additional dividends at a rate of 1% of the liquidation preference per share of redeemable preferred stock and also will be entitled to designate up to two members of the Jostens board of directors. The redeemable preferred stock will generally not be redeemable by Jostens until the fifth anniversary of the issue date and thereafter will be redeemable at a premium which will decline to par by the year the 2008. The redeemable preferred stock will also be redeemable in part with the proceeds of a public equity offering by Jostens. In the event of a change of control of Jostens, Jostens will be required to make an offer to purchase the outstanding redeemable preferred shares at a price equal to 101% of the applicable liquidation preference including accrued but unpaid dividends. The terms of the redeemable preferred stock are expected to contain covenants placing restrictions on Jostens with respect to:

  .  incurrence of debt;
  .  mergers and consolidations;
  .  SEC reports;
  . dividends, stock repurchases and investments; and . transactions with affiliates.

   The shares of redeemable preferred stock will not be subject to any restrictions on transferability, other than restrictions imposed by applicable federal and state securities laws.

   DB Capital Investors will be entitled to registration rights similar to those customarily offered for comparable securities. These rights will require Jostens to file a shelf registration with respect to the redeemable preferred stock within 120 days after the issuance of the redeemable preferred stock and to use its best efforts to have the shelf registration become effective within 180 days after the issuance of the redeemable preferred stock. Jostens will be required to maintain the effectiveness of the shelf registration statement for a period of two years or, if earlier, until such time as the holders of the redeemable preferred stock have sold all shares of redeemable preferred stock held by them. Jostens will bear the reasonable expenses, exclusive of underwriting discounts and commissions, of the shelf registration statement and will enter into customary indemnification arrangements. These registration rights are transferable in connection with any transfer of any shares of redeemable preferred stock.

   Common Stock Purchase Warrants. In connection with the issuance of the redeemable preferred stock, we also expect to issue to DB Capital Investors detachable warrants to purchase shares of our Class E common stock representing 5% of the total number of shares of our common equity (of all classes) on a fully diluted basis to be outstanding immediately after the merger. Principal terms of the warrants are expected to include the following:

  .  exercise price: $0.01 per share

  .  term: 11 years

  .  customary anti-dilution provisions

  .  customary registration rights, similar to those set forth above

   DB Capital Investors will also have registration rights with respect to any shares of common stock which it will own, including the Class A common stock it will acquire in the merger and the Class E common stock issuable upon the exercise of the warrants, as well as any shares of Class A common stock into which the Class E common stock may be converted. Following an initial public offering of Jostens common stock, DB Capital Investors will have two demand registration rights, which DB Capital Investors may require to be a shelf registration. Upon exercise of such registration rights, Jostens will be required to use its best efforts to file and cause to become effective a registration statement in respect of the shares requested to be registered. Jostens will not be obligated to effect more than one such registration in any 12-month period.

   DB Capital Investors will be entitled to unlimited "piggy-back" registration rights on all registrations of Jostens common stock by Jostens or any other shareholder, subject to customary conditions.

   Jostens will bear reasonable expenses, exclusive of underwriting discounts and commissions, of all demand and piggy-back registrations and will enter into customary indemnification arrangements. DB Capital Investors' registration rights will be fully transferable to any transferees who acquire more than 10,000 shares of Jostens common stock from DB Capital Investors.

   New Common Stock. The new common stock will consist of Class A common stock, Class B common stock, Class C common stock, Class D common stock, Class E common stock and common stock. The number of authorized shares for each of the six classes of new common stock is set forth below.

   The precise numbers of shares of the various classes of new common stock to be outstanding immediately following the effective time of the merger will not be known until shortly before such time, because the total amount of the common equity contribution to Saturn Acquisition in exchange for its Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, which will be converted on a one-for-one basis into Jostens Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, respectively, at the effective time of the merger, will not be known until shortly before the effective time of the merger. The purchase price per share of Saturn Acquisition Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock has been fixed at $25.25 to correspond to the cash consideration per share of Jostens common stock being paid in the merger. As the aggregate number of shares of Jostens Class A common stock is derived from the non-cash election number, which, in turn, is derived from the aggregate number of shares of Saturn Acquisition Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, the fact that the equity contribution to Saturn Acquisition will not be known until shortly before the effective time of the merger also results in the number of shares of Jostens Class A common stock to be outstanding immediately following the effective time of the merger not being known until shortly before such time. The Class B common stock and Class C common stock will be issued to Investcorp and its co-investors, except that no shares of Class B common stock or Class C common stock will be issued to DB Capital Investors.

   As discussed above under the caption "The MERGER--Merger Financing," the expected aggregate common equity contribution to Saturn Acquisition in exchange for its Class B common stock, Class C common stock, Class D common stock and Class E common stock is approximately $208.7 million. The following discussion of the new common stock assumes, for purposes of illustration, that the amount of this equity contribution will be $208.7 million, and the non-cash election number will be 539,592. Based on this assumption, the number of shares to be outstanding immediately following the effective time of the merger for each of the six classes of new common stock will be as follows:

                                                          Authorized Outstanding
      Title                                                 Shares     Shares
      -----                                               ---------- -----------
      Class A common stock...............................  4,200,000  1,318,124
      Class B common stock...............................  5,300,000  5,300,000
      Class C common stock...............................  2,500,000  1,009,039
      Class D common stock...............................     20,000     20,000
      Class E common stock...............................  1,900,000  1,346,036
      Common stock....................................... 12,020,000          0
                                                          ----------  ---------
          Total.......................................... 25,940,000  8,993,199
                                                          ==========  =========

   Voting. Following the merger, holders of shares of Jostens new Class A common stock and new common stock will be entitled to one vote per share on all matters as to which shareholders may be entitled to vote pursuant to the MBCA. Following the merger, holders of shares of Jostens new Class D common stock would be entitled to 316.45 votes per share on all matters as to which shareholders may be entitled to vote pursuant to the MBCA.

   Holders of Jostens new Class B common stock, Class C common stock and Class E common stock will not have any voting rights, except that holders of shares of such classes will have the right to vote as a class to the extent required under the laws of the State of Minnesota.

   Each outstanding share of Class E common stock will be convertible at the option of the holder thereof into one share of Class A common stock at any time commencing 30 days after the original date of issuance of such share of Class E common stock.

   Any amendment, alteration or repeal of any provision of Jostens' restated articles of incorporation, whether by merger, consolidation or otherwise, that would alter or change the relative powers, preferences, or special rights of any class of capital stock so as to affect the holders of Jostens new Class A common stock or Class E common stock materially and adversely, will require, in addition to any other approvals required by the MBCA and the restated articles of incorporation, the approval by the holders of a majority of the then outstanding shares of the respective class of stock.

   Liquidation; Dividends; Certain Adjustments; Merger. Subject to the rights of the holders of any shares of then outstanding preferred stock, any distribution made upon Jostens' liquidation or dissolution or a winding up of Jostens' affairs, whether voluntary or involuntary, will be allocated pro rata based upon the number of shares of new common stock held by each shareholder.

   Subject to the rights of the holders of any shares of then outstanding preferred stock, holders of Jostens new common stock, regardless of class or series, will be entitled to share ratably as a single class in all dividends and other distributions of cash or any other right or property as may be declared thereon by Jostens' board of directors from time to time out of Jostens' assets or funds that are legally available for such dividends or distribution.

   Whenever, during the period that shares of Jostens new Class A common stock will be outstanding, we:

  . declare a dividend on shares of any class of new common stock in shares of such class of new common stock or in securities convertible into or exchangeable for shares of such class of new common stock,

  . subdivide the outstanding shares of any class of new common stock,

  . combine the outstanding shares of any class of new common stock into a smaller number of shares, or

  . issue any shares of any class of new common stock upon reclassification of such shares,
a corresponding dividend, subdivision, combination or other adjustment will be made with respect to the shares of the other class or classes of new common stock if and to the extent necessary to prevent the interests of the holders of Jostens new Class A common stock and Class E common stock from being materially and adversely affected.

   In the event that Jostens merges into or consolidates with another entity, whether or not Jostens is the surviving entity, the holders of each share of Jostens Class A common stock and Class E common stock will be entitled to receive not less than the same per share consideration as the per share consideration, if any, received by the holders of Jostens Class B common stock, Class C common stock and Class D common stock in such merger or consolidation, unless, in addition to such other approvals, if any, as may be required by the MBCA and the restated articles of incorporation, a different treatment is approved by holders of a majority of the then outstanding shares of the respective class of stock.

   Tag-Along Rights; Mandatory Redemption. If other than in connection with an initial public offering of Jostens, any holder or holders of Jostens Class D common stock (for purposes of this provision singularly or collectively, the "Proposed Transferor"), at any time or from time to time in one transaction or in a series of transactions, desire to enter into an agreement, whether oral or written, to transfer its shares of Class D common stock or any part thereof in a transaction which is a sale to any person other than a Permitted Transferee (as defined in the articles of incorporation) (the "Proposed Transferee"), such proposed transfer will be deemed a "Tag-Along Transfer" and each holder of Jostens new Class A common stock, Class B common stock, Class C common stock and Class E common stock (collectively, the "Other Shareholders") will have the right, but not the obligation, as a condition to such Tag-Along Transfer, to sell to the Proposed Transferee up to the same percentage of its shares (the "Tag-Along Pro Rata Amount") of stock as the percentage of the total number of shares of Class D common stock that the Proposed Transferor proposes to transfer in the "Tag-Along Transfer" (the "Proposed Purchase Amount"). All Tag-Along Transfers by Other Shareholders will be on the same terms and conditions as the proposed Tag-Along Transfer by the Proposed Transferor, provided that no Other Shareholder may be required to make any representation or warranty in connection with the Tag-Along Transfer other than as to its ownership and authority to transfer the shares of new common stock to be transferred by it, free and clear of any and all liens and encumbrances and in compliance with all applicable laws. Each Proposed Transferor and each Other Shareholder whose shares are sold in a Tag-Along Transfer will be required to bear its pro rata share of the expenses of the transaction, based on the number of shares included in such Tag-Along Transfer. Holders of Class E common stock will have similar "tag-along" rights with respect to sales of Class B and Class C common stock.

   In the event of a Tag-Along Transfer in which the Proposed Transferor proposes to transfer a number of shares of Class D common stock equal to or greater than 80% of the outstanding shares of Class D common stock, Jostens will redeem, to the extent permitted by law, from each holder of Class A common stock, Class B common stock, Class C common stock and Class E common stock, the number of shares of Class A common stock, Class B common stock, Class C common stock or Class E common stock equal to the difference between:

  . the number of shares that the Class A common shareholder, Class B common shareholder, Class C common shareholder or Class E common shareholder elected to include in the Tag-Along Transfer pursuant to the foregoing Tag-Along Transfer provisions and

  . the Tag-Along Pro Rata Amount, the number of shares such holder was entitled to include in the Tag-Along Transfer,

at a redemption price (the "Tag-Along Redemption Price") per share equal to the per share price paid for the Class D common stock by the Proposed Transferee less such Other Shareholder's pro rata share of the expenses of the Tag-Along Transfer. After such redemption, Jostens will issue to the Proposed Transferee shares of Class A common stock, Class B common stock, Class C common stock and Class E common stock in amounts equal to the respective numbers of shares of such classes of new common stock so redeemed, and the Proposed Transferee will pay to Jostens for each such share a purchase price equal to the Tag-Along Redemption Price if the Proposed Transferee does not purchase all of the shares of new common stock of the Proposed Transferor, all of the shares that the Other Shareholders elect to include in such proposed Tag-Along Transfer, and all of the shares to be issued by Jostens in amounts equal to the numbers of redeemed shares, then the proposed Tag-Along Transfer to such Proposed Transferee will be prohibited and any attempt to consummate the proposed Tag-Along Transfer will be null and void and of no force and effect.

   Conversion. Upon the occurrence at any future date of a sale of 100% of Jostens' outstanding equity securities or substantially all of Jostens' assets or a merger or similar transaction in which all of Jostens' stock is converted or exchanged or the initial public offering of Jostens' common stock, each share of Jostens new Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock not otherwise redeemed by Jostens pursuant to the mandatory redemption provisions described above will convert into one share of new common stock; provided that shares of Class E common stock will not be converted if such conversion is prohibited by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   Shareholder Agreement. In connection with the merger, we intend to enter into a Shareholder Agreement with DB Capital Investors and each of the shareholders that are affiliated with Investcorp, including Investcorp Investment Equity Limited ("IIEL"). We expect the Shareholder Agreement to have the following provisions:

  . If, prior to an initial public offering of Jostens, DB Capital Investors or any permitted transferee of DB Capital Investors proposes to sell its shares of Jostens common stock to any person other than a permitted transferee, Jostens and IIEL shall each have the irrevocable option to purchase such shares at the same price and on the same terms and conditions as offered by the other person.

  . If, prior to an initial public offering of Jostens, any of the Investcorp-affiliated shareholders propose to sell any of their equity interests and such sale is not a "Tag-Along Transfer" within the meaning of Article IV of the Articles of Incorporation, DB Capital Investors, will have the right to include in such sale, at the same price and on the same terms and conditions as the Investcorp affiliates, the percentage of shares held by DB Capital Investors equal to the percentage of the equity securities held by the other selling shareholders being sold by such selling shareholders.

  . For the period prior to an initial public offering by Jostens and so long as DB Capital Investors beneficially owns at least one-half of the shares of Jostens common stock it owns immediately following the merger or at least $30 million in aggregate liquidation preference of redeemable preferred stock, holders of Class D common stock will vote in favor of one nominee to Jostens' board of directors specified by DB Capital Investors.

  . If, prior to an initial public offering, we engage in any equity financing, DB Capital Investors will have the option to participate as a purchaser in such financing such that DB Capital Investors would maintain its percentage interest in our outstanding common equity securities.

Changes to Terms of Jostens Common Stock

   General. Jostens existing common stock will, following the merger, be denominated as Class A common stock. Jostens new Class A common stock will have the rights, powers, privileges and restrictions specified in Jostens' restated articles of incorporation, which are summarized above. These rights, powers, privileges and restrictions will differ in certain respects from those of Jostens existing common stock. These differences relate primarily to the rights, powers, privileges and restrictions of the new Class A common stock relative to the other classes of new common stock and the redeemable preferred stock to be authorized in connection with the merger, including rights, powers, privileges and restrictions in connection with a merger of Jostens with another entity, other than the merger presently contemplated, or a proposed resale of shares of Jostens Class D common stock. The following is a summary of these differences. This summary is qualified in its entirety by reference to the information set forth above under "--Jostens Existing Capital Stock" and "--Jostens Capital Stock Following the Merger" and to Jostens' existing articles of incorporation and bylaws in the case of Jostens existing common stock and to Jostens' form of restated articles of incorporation in the case of Jostens new Class A common stock.

   Relative Rights Generally. Jostens existing common stock will, following the merger, no longer be Jostens' only class of capital stock. It will instead be one of six classes of new common stock, and there will also be a class of redeemable preferred stock outstanding. Immediately following the merger, the outstanding shares of Jostens existing common stock will be redesignated as Class A common stock and will constitute approximately 30% of Jostens outstanding voting common stock. The outstanding shares of Jostens new Class D common stock will constitute approximately 70% of Jostens outstanding voting common stock, and the other outstanding shares of new common stock (Class B common stock and Class C common stock) will generally have no voting rights. The rights of the holders of Jostens new Class A common stock to receive dividends and distributions will be subject to the rights of the holders of the redeemable preferred stock and will be co-equal to the rights of the holders of the other classes of new common stock. In the event of any stock dividend, subdivision, combination or reclassification of any class of new common stock, a corresponding change will be made to Jostens new Class A common stock so that it is not adversely affected. In the event of an initial public offering or sale of Jostens, the outstanding shares of Jostens new Class A common stock as well as the outstanding shares of all other classes of new common stock will automatically convert into shares of Jostens new common stock upon the closing of such offering or sale.

   Relative Rights Upon Merger or Resale of Class D Common Stock. Jostens new Class A common stock will also have certain rights, powers, privileges and restrictions in connection with a merger of Jostens with another entity, other than the merger presently contemplated, or a proposed resale of shares of Jostens new Class D common stock. In the event that Jostens merges with another entity,other than in the merger presently contemplated, the holders of Jostens new Class A common stock will be entitled to receive the same per share consideration as is received by the holders of the other classes of new common stock unless the holders of Jostens Class A common stock agree otherwise. The holders of Jostens new Class A common stock will have the right to "tag-along" in connection with any resale of Jostens new Class D common stock by selling to the proposed transferee up to the same percentage of their shares of Class A common stock as the percentage of the total number of shares of Class D common stock being sold in the transaction. Jostens new Class A common stock will be subject to mandatory redemption if and to the extent that the holders thereof elect not to "tag-along" in connection with any such resale of Jostens Class D common stock. The effect of the mandatory redemption provision is that holders of Jostens Class D common stock can cause holders of Jostens Class A common stock to sell their Class A common stock at the time and, upon the same terms, as holders of Jostens Class D common stock propose to sell their Class D common stock, which may not be at a time or at a price that such holders of Jostens Class A common stock desire to sell their shares.

   Other Changes. The restated articles of incorporation will not contain the provision currently contained in Jostens' existing charter that provides for a staggered board. Such a provision is not typically included in a charter of a substantially privately-held company, which Jostens is expected to become upon consummation of the Merger. In addition, the restated articles of incorporation will contain indemnification provisions which are substantially identical to the provisions currently contained in Jostens' existing bylaws.

                                    EXPERTS

   The consolidated financial statements of Jostens appearing in Jostens' Annual Report on Form 10-K for the year ended January 1, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of Jostens Class A common stock to be retained in the merger is being passed upon for Jostens by William J. George, Vice President, General Counsel and Corporate Secretary of Jostens.

                           SHAREHOLDER PROPOSALS FOR
                    THE 2000 ANNUAL MEETING OF SHAREHOLDERS

   If the merger is approved by Jostens shareholders and the merger is completed, we do not expect to hold an annual meeting of shareholders. If the merger agreement is not approved by Jostens shareholders or the merger is not completed for any other reason, your board of directors requests that any shareholder proposals intended for presentation at the 2000 annual meeting be submitted to the Corporate Secretary, in writing no later than ten days after the first public announcement of the date of such meeting for consideration for inclusion in Jostens' proxy materials for such meeting. Members of the Jostens proxy committee will have discretionary voting authority with respect to all shares represented by proxies held by them at the 2000 annual meeting for any matters raised at that meeting about which Jostens does not receive proper notice prior to ten days after the first public announcement of the date of such meeting.

                                          By order of the Board of Directors,

                                          /s/ William J. George
                                          Corporate Secretary

Minneapolis, Minnesota
Dated: April 7, 2000

                                                                     Appendix A

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of December 27, 1999 (the "Agreement"), by and between Jostens, Inc., a Minnesota corporation (the "Company"), and Saturn Acquisition Corporation, a Minnesota corporation ("MergerCo").

   WHEREAS, the Board of Directors of the Company (the "Board") and the Board of Directors of MergerCo have determined that the merger of MergerCo with and into the Company (the "Merger"), in accordance with the Minnesota Business Corporation Act (the "MBCA") and upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which each share of Common Stock, par value $.33 1/3 per share of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2) will be converted into either (i) the right to receive cash or (ii) subject to the terms hereof and other than as set forth herein, the right to retain at the election of the holder thereof one share of Common Stock (which will thereafter be denominated as a share of Class A Common Stock);

   WHEREAS, (i) the Board has, in light of and subject to the terms and conditions set forth herein, determined that the consideration to be paid for each share of Common Stock in the Merger is fair to the shareholders of the Company, and the Merger is otherwise in the best interest of the Company and its shareholders, (ii) the Board and the Board of Directors of MergerCo have approved this Agreement and the transactions contemplated hereby, (iii) the shareholders of MergerCo have approved and adopted this Agreement and the transactions contemplated hereby, and (iv) the Board has resolved to submit this Agreement to a vote of the shareholders of the Company and, subject to the terms hereof, to recommend approval and adoption of this Agreement by the shareholders of the Company;

   WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes; and

   WHEREAS, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                  THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2) and in accordance with the provisions of the MBCA, MergerCo shall be merged with and into the Company, whereupon the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and MergerCo and be subject to all the liabilities, obligations and duties of the Company and MergerCo, all as more fully described in the MBCA.

   Section 1.2 Closing: Effective Time. Subject to the provisions of Article 6, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in Article 6 has been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as MergerCo and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, MergerCo and the Company shall cause articles of merger for the Merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Minnesota in the form required by and executed in accordance with the applicable provisions of the MBCA. The Merger shall become effective as of the date and time of such filings or such other time after such filings as MergerCo and the Company shall agree to in the Articles of Merger (the "Effective Time").

   Section 1.3 Articles of Incorporation. At the Effective Time, and without any further action on the part of the Company or MergerCo, the articles of incorporation of the Company (as amended and restated in substantially the form of which is set forth in Exhibit A hereto) shall be the articles of incorporation of the Surviving Corporation and thereafter may be amended or repealed as provided by law.

   Section 1.4 Bylaws. The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein or in the articles of incorporation of the Surviving Corporation and in accordance with applicable law.

   Section 1.5 Directors and Officers. The directors of MergerCo and officers of the Company, respectively, immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

                                   ARTICLE 2

                  CONVERSION OF SHARES; SHAREHOLDER APPROVAL

   Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of MergerCo:

     (a) Capital Stock of MergerCo. Each share of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock, as the case may be, of the Surviving Corporation.

     (b) Treasury Stock and MergerCo-Owned Stock. Each share of Common Stock that is owned by the Company or any subsidiary of the Company and each share of Common Stock that is owned by MergerCo or any affiliate of MergerCo shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion (Or Retention) of Common Stock. Except as otherwise provided in Section 2.1(b) or 2.1(d) and subject to Sections 2.2 and 2.3 hereof, each issued and outstanding share of Common Stock (each, a "Share") shall be converted into the following (the consideration set forth in clauses (i), (ii) and (iii) below being collectively referred to as the "Merger Consideration"):

       (i) each Share with respect to which an election to retain such Share has been effectively made pursuant to Section 2.2 and not revoked or lost ("Electing Shares"), shall remain as one fully paid and nonassessable Share (a "Non-Cash Election Share"), which shall be denominated as a share of Class A Common Stock of the Surviving Corporation at the Effective Time;

       (ii) each Share listed on Exhibit B held by the persons set forth on such Exhibit B (such persons, the "Management Continuing Shareholders," and such Shares, the "Management Rollover Shares"), shall remain as one fully paid and nonassessable Share, which shall be denominated as a share of Class A Common Stock of the Surviving Corporation at the Effective Time; and

       (iii) each other Share, other than Dissenting Shares (as defined in Section 2.1(d)), shall be converted into the right to receive in cash, without interest, from the Company following the Merger an amount equal to $25.25 (the "Cash Election Price").

     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a shareholder who has properly demanded and perfected such shareholder's rights to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA (the "Dissenting Shares"), shall not be converted into or exchangeable for the right to receive the Merger Consideration, but the holder thereof shall be entitled to such rights as are granted by the MBCA and the Surviving Corporation shall make all payments to the holders of the shares of Common Stock with respect to such demands in accordance with the MBCA; provided, however, that if such holder shall have failed to perfect or shall have lost the right to dissent and payment under the MBCA, each share of Common Stock held such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, solely the right to receive Merger Consideration as follows: subject to compliance with
  Section 2.6, the holder of such Dissenting Shares shall be entitled to receive the same combination of cash (without interest) and Non-Cash Election Shares as a holder of the same number of shares who did not make a Non-Cash Election with respect to any of such shares would be entitled to receive in the Merger. The Company shall give reasonably prompt notice to MergerCo of any demands received by the Company for payment under Sections 302A.471 and 302A.473 of the MBCA, and MergerCo shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerCo, make any payment with respect to, or settle or offer to settle, such demands.

     (e) Cancellation and Retirement of Common Stock. Each Share converted into the right to receive the Cash Election Price pursuant to Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the cash applicable thereto, upon surrender of such certificate in accordance with Section 2.5.

   Section 2.2 Common Stock Elections. (a) Each person who, on or prior to the Election Date referred to in clause (b) below, is a record holder of Shares will be entitled, with respect to all or any portion of such holder's Shares (other than Shares described in Section 2.1(b), Dissenting Shares, Management Rollover Shares and any other Shares held by any of the Management Continuing Shareholders), to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain such Shares, on the basis set forth below, subject to Section 2.3.

   (b) MergerCo shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), to be mailed by the Company with the Proxy Statement (as defined in Section 2.5) to the record holders of Shares as of the record date for the Shareholders Meeting (as defined in Section 2.5), which Form of Election shall be used by each record holder of Shares who wishes to elect to retain, subject to the provisions of Section 2.3, any or all Shares held by such holder. The Company will use its reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date (as defined below). Any such holder's election to retain Shares shall have been properly made only if the Exchange Agent (as defined in Section 2.6) shall have received at its designated office, by 5:00 p.m., New York City time on the third trading day preceding the date of the Shareholders Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by certificates for the Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

   (c) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date (unless

MergerCo and the Company determine not less than two business days prior to the Election Date that the Effective Time is not likely to occur within five business days following the date of the Shareholders Meeting, in which case the Form of Election will remain revocable until a subsequent date which shall be a date prior to the Effective Time determined by MergerCo and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MergerCo and the Company that this Agreement has been terminated in accordance with its terms and the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent.

   (d) The determination of the Exchange Agent shall be binding as to whether or not elections to retain Shares have been properly made or revoked pursuant to this Section 2.2 with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Shares was not properly made, such Shares shall be treated by the Exchange Agent as Shares for which no election was received and such Shares shall be converted in accordance with Section 2.1(c)(iii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of MergerCo and the Company, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

   Section 2.3 Proration. (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Shares (excluding for purposes of this Section 2.3 Management Rollover Shares) to be converted into the right to retain Shares at the Effective Time (the "Non-Cash Election Number") shall be equal to the sum of (i) the number of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock of MergerCo which are outstanding as of immediately prior to the Effective Time and (ii) the number of Management Rollover Shares, multiplied by 0.06383, rounded up to the nearest whole number.

   (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive the Cash Election Price in the following manner:

     (i) a proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares;

     (ii) the number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election rounded up to the nearest whole number; and

     (iii) all Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares in accordance with Section 2.3(b)(ii), shall be converted into the right to receive the Cash Election Price in accordance with Section 2.1(c)(iii) (on a consistent basis among shareholders who made a Non-Cash Election in Section 2.1(c)(i), pro rata to the number of Shares as to which they made such Non-Cash Election) as if such Shares were not Electing Shares.

   (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

     (i) all Electing Shares shall be converted into the right to retain Shares in accordance with the terms of Section 2.1(c)(i);

     (ii) additional Shares (other than Electing Shares, Dissenting Shares, Management Rollover Shares and any other Shares held by any of the Management Continuing Shareholders) shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of Section 2.1(c) in the following manner:

       (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of Shares (other than Shares described in Section 2.1(b), Electing Shares, Dissenting Shares and Management Rollover Shares); and

       (2) the number of Shares in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of Shares (other than Shares described in Section 2.1(b), Electing Shares, Dissenting Shares and Management Rollover Shares); and

     (iii) subject to Section 2.1(d), Shares subject to clause (ii) of this paragraph (c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 2.1(c)(i) (on a consistent basis among shareholders who held Shares as to which they did not make a Non-Cash Election (other than shares described in Section 2.1(b), Dissenting Shares and Management Rollover Shares), pro rata to the number of Shares as to which they did not make a Non-Cash Election).

   Section 2.4 Treatment of Options. (a) Subject to Section 2.4(b), the Company shall take all action necessary so that each option to purchase shares of Common Stock (each, a "Company Stock Option") (and any rights thereunder) outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Cash Election Price over the per share exercise price of such Company Stock Option, to be delivered by the Surviving Corporation immediately following the Effective Time. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 2.4 and all such taxes attributable to the exercise of Company Stock Options shall be withheld from the proceeds received in respect of the shares of Common Stock issuable upon such exercise. Notwithstanding the foregoing, any Company Stock Option with an exercise price greater than the Cash Election Price immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time, without any payment being made therefor. The Company shall use its reasonable best efforts to obtain the consent of each holder of Options to the foregoing treatment of such Options to the extent required under the option plan of the Company pursuant to which such Options were granted.

    (b) Notwithstanding the provisions of Section 2.4(a), and subject to agreeing with MergerCo upon a mutually satisfactory tax-free "rollover" mechanism, each person listed on Exhibit C who, on or prior to the Election Date, is the holder of a Company Stock Option will be entitled, with respect to all or any portion of such holder's Company Stock Option, to make an unconditional election to the Company in writing (a "Retention Election") on or prior to the Election Date, to retain such portion of their Company Stock Options as may be specified in such Retention Election in lieu of receiving a cash payment, if any, in consideration for the cancellation of such portion of their Company Stock Options in the manner described in Section 2.4(a). Any portion of a Company Stock Option with respect to which a timely Retention Election has been delivered to the Company (the "Elected Portion") shall, whether or not then vested or exercisable, effective as of the Effective Time, become and represent an option (a "Continuing Option") for the number of Shares subject to the Elected Portion of such Company Stock Option immediately prior to the Effective Time at an exercise price per share and on such terms and conditions as may be mutually agreed upon with MergerCo. After the Effective Time, each Continuing Option shall as of the Effective Time be immediately fully vested and exercisable.

   (c) Prior to the Effective Time, the Company shall have taken all actions necessary or appropriate in the judgment of MergerCo to ensure that all stock option, stock appreciation right or other equity-based plans maintained with respect to the Shares, including the Jostens, Inc. 1992 Stock Incentive Plan, shall terminate as of the Effective Time and the provisions in any other compensation or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall use its reasonable best efforts to ensure that following the Effective Time neither the Company nor any of its subsidiaries is or will be bound by any Options (other than Continuing Options) which would entitle any person, other than MergerCo or its affiliates, to beneficially own, or receive any payments (other than as otherwise contemplated by Section 2.1 and this Section 2.4) in respect of, any capital stock of the Company or the Surviving Corporation.

   Section 2.5 Shareholders' Meeting; Proxy Statement. (a) Shareholders Meeting. The Company, acting through the Board, will, as promptly as practicable following the date of this Agreement and in consultation with
MergerCo:

     (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving and adopting this Agreement and the transactions contemplated hereby (the "Shareholders Meeting"); and

     (ii) (A) include in the Proxy Statement (as defined in Section 2.6(b)) the recommendation of the Board that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, as well as the written opinion of Credit Suisse First Boston Corporation ("CSFB"), the Board's financial advisor, that, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Merger (other than members of the Company's management who will retain, and other shareholders who make a valid election to retain, an equity interest in the Company after the Merger) is fair to such shareholders from a financial point of view and
  (B) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement and the transactions contemplated hereby by its shareholders, provided, however, that the Board may fail to make or may withdraw or modify such recommendation or fail to seek such approval if one or more persons or group shall have made a Superior Proposal (as defined in Section 7.1), and the Board has determined in good faith after consultation with outside counsel that failure to so act would reasonably likely be inconsistent with its fiduciary duties to the Company's shareholders.

   (b) Proxy Statement. Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the Shareholders Meeting (as amended or supplemented, the "Proxy Statement") and the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (as amended or supplemented, the "Form S-4"), in which the Proxy Statement will be included. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of the Non-Cash Election Shares in connection with the Merger. MergerCo and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Company will as promptly as practicable notify MergerCo of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings with the SEC, including the Proxy Statement and any amendment thereto, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of MergerCo (which approval by MergerCo shall not be unreasonably withheld or delayed). MergerCo will furnish to the Company the information relating to it required by the Securities Act, Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time.

   Section 2.6 Payment for Common Stock. (a) Exchange Agent. At or before the Effective Time, MergerCo shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Merger (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. On the Closing Date, MergerCo will make available to the Exchange Agent the cash portion of the Merger Consideration to be paid in respect of the Shares. For purposes of determining the cash portion of the Merger Consideration to be made available, MergerCo shall assume that no holder of Shares will exercise dissenters rights.

   (b) Exchange. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, except the holders of Dissenting Shares, as of the Effective Time, of any outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. In effecting the payment of the Cash Election Price in respect of Shares represented by Certificates entitled to the payment of the Cash Election Price pursuant to Section 2.1 (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Cash Election Price multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment (and the exchange, if any, of Certificates formerly representing Shares for certificates representing Non-Cash Election Shares) such Certificate shall forthwith be canceled. In effecting the exchange of Non-Cash Election Shares in respect of Shares represented by Certificates which, at the Effective Time, shall become Non-Cash Election Shares, upon surrender of each such Certificate, the Exchange Agent shall deliver to the holder of such Certificate a certificate representing that number of whole Non-Cash Election Shares which such holder has the right to receive pursuant to the provisions of Section 2.1, and cash in lieu of fractional Non-Cash Election Shares as determined pursuant to
Section 2.6(e). Upon such exchange (and any payment of the Cash Election Price for Cashed Shares), such Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If any certificate for any Non-Cash Election Share is to be issued in a name, or if cash is to be remitted to a person, other than that in which the Certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange or payment (a) that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and (b) the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates in a name of, or payment of cash to a person, other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.6, each Certificate (other than Certificates representing Shares owned by the Company or any subsidiary of the Company or by MergerCo or any affiliate of MergerCo and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration applicable thereto, without any interest thereon, subject to any required withholding taxes.

   (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to unexchanged Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for Shares with respect to the unexchanged Shares represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to Section 2.6(e) until the surrender of such Certificate in accordance with Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of unexchanged Shares issued in connection therewith, without interest, at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional Share to which such holder is entitled pursuant to Section 2.6(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole unexchanged Shares, and at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole unexchanged Shares.

   (d) No Further Ownership Rights in Shares Exchanged for Cash. The cash paid upon the surrender for exchange of Certificates representing Shares in accordance with the terms of Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such Certificates.

   (e) No Fractional Shares. No certificates or scrip representing fractional Non-Cash Election Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation after the Merger. Notwithstanding any other provision of this Agreement, each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Election Price.

   (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.2 (the "Exchange Fund") which remains undistributed to the holders of the Certificates representing Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares prior to the Merger who have not theretofore complied with Articles 1 and 2 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash, if any, for unexchanged Shares, if any, for any cash in lieu of fractional Non-Cash Election Shares or for any dividends or distributions with respect to unexchanged Shares, as applicable, to which such holders may be entitled.

   (g) No Liability. None of MergerCo, the Surviving Corporation nor the Exchange Agent shall be liable to any person in respect of any Non-Cash Election Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to MergerCo as follows:

   Section 3.1 Organization. Each of the Company and each of its subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failures to be so duly qualified and in good standing, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.1(b)) with respect to the Company. The Company has previously delivered or made available to MergerCo correct and complete copies of the articles or certificates of incorporation and bylaws (or equivalent governing instruments), as currently in effect, of the Company and each of its subsidiaries.

   Section 3.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.33 1/3 per share, and 4,000,000 shares of Preferred Stock, par value $1.00 per share. As of December 15, 1999, there were (i) no shares of Preferred Stock issued and outstanding, (ii) 33,324,721 shares of Common Stock issued and outstanding and
(iii) no shares of Common Stock of the Company held in the treasury of the Company. Section 3.2 of the letter delivered to MergerCo concurrently herewith (the "Disclosure Letter") sets forth a complete and accurate schedule as of the date hereof of all outstanding options to purchase Common Stock, identifying the holder of each such option and the applicable exercise price. Since December 15, 1999, no additional shares of capital stock have been issued by the Company (except such shares of Common Stock, if any, that have been issued pursuant to the exercise of stock options so identified in Section
3.2 of the Disclosure Letter) and, no additional stock options or other stock rights have been granted. No stock appreciation rights have been granted or are outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights or rights of any person to acquire such shares. Except as disclosed in this Section 3.2 or in Section
3.2 of the Disclosure Letter, as of the date hereof, (A) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, sell, redeem or otherwise acquire or vote any shares of capital stock or other equity securities of the Company or of any of its subsidiaries and (B) the Company is not a party to or bound by (x) any agreement or commitment pursuant to which the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote.

   Section 3.3 Subsidiaries. Except as disclosed in the SEC Filings (as defined in Section 8.1(d)) or in Section 3.3 of the Disclosure Letter, the Company does not own, directly or indirectly, (a) any shares of capital stock of any corporation or (b) any other equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock and all equity interests of each of the Company's subsidiaries that are owned by the Company or any other subsidiary of the Company (collectively, the "Subsidiary Shares") have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or rights of any person to acquire such shares. There are no irrevocable proxies or similar obligations with respect to any of the Subsidiary Shares and, except as set forth in the SEC Filings or in Section 3.3 of the Disclosure Letter, all of the Subsidiary Shares are owned by the Company free and clear of all liens, claims, pledges, charges, options, security interests, encumbrances or restrictions of any kind whatsoever (collectively, "Liens") with respect thereto. Except as disclosed in Section 3.3 of the Disclosure Letter, the Company owns and has full voting and disposition power over all of the equity interests of each of its subsidiaries.

   Section 3.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders in accordance with MBCA, to consummate the transactions contemplated hereby. The Board at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of the Shares approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by a majority of the outstanding Shares in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

   Section 3.5 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any violation of any provision of the articles of incorporation or bylaws (or equivalent governing instruments) of the Company or any of its subsidiaries, (b) except as set forth in Section 3.5 of the Disclosure Letter, require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation (collectively, "Contracts and Other Agreements") to which the Company or any of its subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound or (c) subject to the approvals, filings and consents referred to in
Section 3.6, violate any order, judgment, writ, injunction, determination, aware, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or any of its subsidiaries or any portion of their properties or assets, except in the case of clauses (b) and
(c), with respect to matters that are not, individually or in the aggregate, reasonably likely to (x) result in a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

   Section 3.6 Governmental Approvals. Except as set forth in Section 3.6 of the Disclosure Letter, no consent, approval or authorization of, or declaration or filing with, any foreign, federal or state, governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Entity") on the part of the Company or any of its subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) the filing and recordation of the appropriate merger documents as required by the MBCA and compliance with Sections 302A.471 and 302A.473 of the MBCA regarding dissenters rights, (ii) the filing with the SEC of the Proxy Statement and the Form S-4 and compliance with provisions of the Securities Act or Exchange Act applicable to the transactions contemplated by this Agreement, (iii) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) consents, approvals, authorizations, declarations or filings that, if not obtained or made, are not, individually or in the aggregate, reasonably likely to (x) result in a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated hereby.

   Section 3.7 SEC Filings; Financial Statements. The Company has made all required SEC Filings. As of their respective dates, the SEC Filings complied as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements set forth in the SEC Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Exchange Act and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to exceptions permitted by Form 10-Q under the Exchange Act).

   Section 3.8 Information Supplied. Neither the Form S-4 nor the Proxy Statement will, either at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by MergerCo or any of its affiliates in writing specifically for inclusion therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by MergerCo or any of its affiliates in writing specifically for inclusion therein.

   Section 3.9 Absence of Certain Changes. Except as set forth in the SEC Filings or set forth in Section 3.9 of the Disclosure Letter, since September 30, 1999, except in connection with this transaction, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (i) any change, condition, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other key employee of the Company or any of its subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of September 30, 1999, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of September 30, 1999 or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss to property, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or (vi) except insofar as may have been disclosed in the SEC Filings or required by a change in generally accepted accounting principles ("GAAP"), any change in accounting methods, principles or practices.

   Section 3.10 Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for CSFB and Devon Value Advisers, or obligated the Company or any of its subsidiaries to pay any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to CSFB and Devon Value Advisers. The amount of such fees payable to CSFB and Devon Value Advisers and the terms related thereto have been previously and accurately disclosed in writing to MergerCo.

   Section 3.11 Voting Requirement. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of approval and adoption of this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby under any applicable law, rule or regulation or pursuant to the requirements of the Company's articles of incorporation or bylaws.

   Section 3.12 Litigation. Except as disclosed in the SEC Filings or in
Section 3.12 of the Disclosure Letter, there is no action, suit, investigation, arbitration, claim, or proceeding pending or, to the knowledge of the Company, threatened, involving the Company or any of its subsidiaries before any court, arbitral authority or Governmental Entity which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or have a Material Adverse Effect on the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having any such effect.

   Section 3.13 Taxes. Each of the Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company is or has been a member has timely filed all Tax Returns (defined below) required to be filed by it and has paid, or has set up an adequate reserve in accordance with GAAP for the payment of, all Taxes (defined below) required to be paid for the taxable periods covered by such returns, other than Taxes that it is contesting in good faith in appropriate proceedings and except such an amount of Taxes the nonpayment of which has not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Company, and the most recent financial statements contained in the SEC Filings reflect an adequate reserve in accordance with GAAP for all material Taxes payable by the Company and each of its subsidiaries accrued through the date of such financial statements whether or not shown as being due on any returns. All material Taxes that the Company and its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued. The unpaid Taxes, including any contingent tax liabilities and net deferred tax liabilities, of the Company and each of its subsidiaries which have accrued as of the date of the most recent financial statements contained in the SEC Filings do not materially exceed the reserve for accrued tax liability set forth or included in such financial statements. Except as set forth in the SEC Filings or in Section 3.13 of the Disclosure Letter, neither the Company nor any of its subsidiaries has been notified in writing that any Tax Return of the Company or any of its subsidiaries is currently under audit by the Internal Revenue Service (the "IRS") or any state or local tax agency and no action, suit, investigation, claim or assessment is pending or, to the knowledge of the Company, proposed with respect to any material amount of Taxes of the Company or any of its subsidiaries; no agreements have been made by the Company or any of its subsidiaries for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local Taxes; neither the Company nor any of its subsidiaries has been notified in writing of that any material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; neither the Company nor any subsidiary has made, is obligated to make, or is party to any agreement that could obligate it to make, any payment that will not be deductible by the Company either by reason of Section 280G or Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); and the Company is not a United States Real Property Holding Corporation (a "USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the Treasury Regulations) that occurred in the five-year period preceding the Closing Date. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sale, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, real estate, personal property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

   Section 3.14 Compliance with Laws. (a) Except as disclosed in Section 3.14(a) of the Disclosure Letter, the conduct of business by the Company and its subsidiaries since January 1, 1997 has not violated or breached and currently does not violate or breach (and no event has occurred which with notice or the lapse of time, or both, would constitute a violation or breach
of) any laws, statutes, ordinances or regulations of any Governmental Entity required for the Company and its subsidiaries to conduct its business as currently conducted, or applicable to the Company or any of its properties or assets including, without limitation, federal and state (a) laws and regulations affecting the protection of the health and safety of employees, and (b) laws and regulations affecting equal employment opportunity, except for violations and breaches which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in the SEC Filings or in
Section 3.14(a) of the Disclosure Letter, there are no unresolved notices of deficiency or charges of violation brought or, to the knowledge of the Company, threatened or pending against the Company, which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (b) Except as disclosed in Section 3.14(b) of the Disclosure Letter, each of the Company and each of its subsidiaries has all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity (including, but not limited to any nongovernmental self-regulatory agency) necessary for it to own or lease and to operate its properties or otherwise to carry on its business as it is now being conducted (all of these matters are hereinafter referred to collectively as "Company Permits"), except those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its subsidiaries has received any notice or claim pertaining to the failure to obtain any Company Permit, except for any such notice or claim regarding any such failure that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   Section 3.15 Environmental Matters. (a) Except for such matters that are specifically disclosed in the SEC Filings or in Section 3.15 of the Disclosure Letter (i) the assets, Real Property, Former Real Property, businesses and operations of the Company and its subsidiaries are and have been in compliance with applicable Environmental Laws (as defined below); (ii) the Company and its subsidiaries have obtained and, as currently operating, are and have been in compliance with all Company Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and its subsidiaries in the manner now conducted; (iii) all Hazardous Substances generated at the Real Property or Former Real Property or in connection with any operations of the Company have been transported and otherwise handled, treated and disposed of in compliance with all applicable Environmental Laws and in a manner that does not result in liability under Environmental Laws;
(iv) no Hazardous Substances have been disposed of or otherwise released, handled or stored by the

Company on the Real Property or Former Real Property on which the Company's business is or has been conducted or elsewhere in violation of applicable Environmental Laws and (v) neither the Company nor any of its subsidiaries nor any of their respective assets, Real Property, Former Real Property, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, investigation, inquiry or proceeding indicating that the Company or any of its subsidiaries is or may be (a) liable for a violation of any Environmental Law or (b) liable for any Environmental Liabilities and Costs (including, without limitation, any such Environmental Liabilities and Costs incurred in connection with being designated as a "potentially responsible party" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law), except to the extent such non-compliance, liability, violation or failure to hold Company Permits as described in the representations in the preceding clauses (i) through (v), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (b) For purposes of Section 3.15(a), the terms below shall have the following meanings:

     "Environmental Law" means any law (including, without limitation, common law), regulation, ordinance, guideline, code, decree, judgment, order, permit or authorization or other legally enforceable requirement of any Governmental Entity relating to toxic torts, worker or public safety or health and the indoor and outdoor environment, including, without limitation, pollution, contamination, Hazardous Substances, cleanup, regulation and protection of the air, water or soils in the indoor or outdoor environment;

     "Environmental Liabilities and Costs" means all damages, penalties, obligations or clean-up costs assessed or levied pursuant to any Environmental Law; and

     "Hazardous Substances" means petroleum products, asbestos, radioactive material, or hazardous or toxic substances or wastes as defined or regulated under any Environmental Law or the presence of which poses a hazard to the health or safety of persons.

     "Former Real Property" means any real property in which the Company or any of its Subsidiaries previously held, but no longer holds, any legal, beneficial, equitable or leasehold interest; provided however, that any representation or warranty contained in this Section 3.15 shall only apply to Former Real Property during the periods such real property was owned or operated by the Company.

   Section 3.16 Certain Employment Agreements. Except as disclosed in Section
3.16 of the Disclosure Letter or in the SEC Fillings, neither the Company nor any of its subsidiaries is a party to or bound by any Contract or Other Agreement regarding the employment, services, consulting, termination or severance from employment of any director, officer or employee of the Company or any of its subsidiaries that provides for or could result in payments in excess of $200,000 in any twelve month period.

   Section 3.17 Employee Benefit Matters. (a) Each of the Company and each of its subsidiaries since January 1, 1997 has complied, and currently is in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws with respect to each compensation or benefit plan, agreement, policy, practice, program, or arrangement (whether or not subject to ERISA) maintained by the Company or any of its subsidiaries for the benefit of any employee, former employee, independent contractor or director of the Company or any of its subsidiaries (including, without limitation, any employment agreements or any pension, savings, profit-sharing, bonus, medical, insurance, disability, severance, executive compensation, fringe benefit, incentive, stock option, performance pay, loan or loan guarantee, plant closing, change of control, equity-based or deferred compensation plans) (collectively, the "Plans"), except where such non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (b) The Company has provided or made available to MergerCo a current, accurate and complete copy of each Plan and, to the extent applicable to the Plans, (i) summary plan descriptions, (ii) Forms 5500, for 1998 and (iii) actuarial reports.

   (c) Each of the Plans that is intended to qualify under Section 401(a) of the Code has received, or has filed for, a favorable determination letter from the IRS ruling that the Plan does so qualify and that the trust is exempt from taxation pursuant to Section 501(a) of the Code.

   (d) Except as set forth in Section 3.17(d) of the Disclosure Letter, neither the Company nor any of its subsidiaries has since January 1, 1997 maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)) or any plan otherwise subject to the minimum funding standards of ERISA Section 302 or Code Section 412.

   (e) Except as set forth in the SEC Filings or Section 3.17(e) of the Disclosure Letter, no Plan provides any health or medical benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than coverage mandated by Code Section 4980B or applicable law).

   (f) Except as set forth in Section 3.17(f) of the Disclosure Letter, neither the Company nor any of its subsidiaries has incurred any withdrawal liability with respect to any Plan that is a multiemployer plan (within the meaning of Section 3(37)) of ERISA).

   (g) No audit or investigation by any governmental authority is pending or, to the knowledge of the Company, threatened, nor has any reportable event (within the meaning of Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived) prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty occurred with respect to any Plan that has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company.

   (h) All benefits due under each Plan have been timely paid and there is no lawsuit or claim, other than routine uncontested claims for benefits, pending, or to the knowledge of the Company, threatened against any Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan, and no basis exists for any such lawsuit or claim, except where such claim or basis, if proven, would not be reasonably likely to have a Material Adverse Effect with respect to the Company.

   (i) Except as set forth in Section 3.17(i) of the Disclosure Letter, no payments or benefits under any Plan are triggered (in whole or in part) solely as a result of the transactions contemplated by this Agreement.

   (j) No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 is pending or, to the knowledge of the Company, is threatened against any fiduciary of any Plan, and none of the Plans nor any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency that has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company.

   (k) Except as set forth in Section 3.17(k) of the Disclosure letter, no agreement, commitment or obligation exists to materially increase any benefit under any Plan or to adopt any new Plan.

   (l) Each Plan that is a group health plan has been operated in compliance in all material respects with Code Section 4980B and Sections 601-609 of ERISA.

   (m) No Plan has any material unfunded accrued benefits that are not fully reflected in the Company's financial statements.

   Section 3.18 Labor Relations. Except as set forth in Section 3.18 of the Disclosure Letter, there are: (i) no collective bargaining agreements or other labor agreements to which the Company or any of its subsidiaries is a party or by which it is bound; and (ii) no pending or, to the knowledge of the Company, threatened developments concerning labor matters with respect to the Company or any of its subsidiaries; except for such agreements or developments which, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect with respect to the Company.

   Section 3.19 Intellectual Property. Except as set forth in Section 3.19 of the Disclosure Letter, the Company or one of its subsidiaries owns or possesses adequate rights to use all material patents, trademarks, trade names, inventions, processes, designs, formulas, know-how and other intellectual property rights necessary for the conduct of the business of the Company and its subsidiaries as presently conducted (other than commercially available software). Except as set forth in Section 3.19 of the Disclosure Letter, neither the Company nor any of its subsidiaries has received any written notice, nor has any claim been made in writing in the past year, that any intellectual property owned or used by the Company or any of its subsidiaries is invalid or ineffective, that its use infringes in any material respect on similar rights owned or alleged to be owned by others or that any of such intellectual property is being infringed upon by others.

   Section 3.20 Real Property. (a) Set forth in SEC Filings or in Section 3.20(a) of the Disclosure Letter is (i) a complete list of all real property (the "Owned Property") owned by the Company or any of its subsidiaries, together with the principal use(s) for which each such Owned Property is used, and (ii) is a complete list of all real property with respect to which the Company or any of its subsidiaries is lessee, sublessee, licensee or other occupant or user (the "Leased Property") together with the principal use(s) for which each Leased Property is used. The Leased Property is sometimes referred to collectively herein with the Owned Property as the "Real Property". A true and complete copy of each material lease with all amendments and modifications (the "Real Property Leases" has been delivered or made available to MergerCo.

    (b) With respect to the Real Property Leases, the Company has not received written notice of, and is not aware of, any breach or event of default on its part except where such breach, default or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

    (c) The Company and, as applicable, each of its subsidiaries, has good and marketable title in fee simple to the Owned Property, in each case free and clear of any Liens, mortgages, deeds of trust, judgments, rights, encroachments, easements, rights-of-way, ordinances, covenants, conditions, restrictions and other matters except where such impairment to title, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   Section 3.21 Opinion of Financial Advisor. The Company has received the written opinion of CSFB, dated the date of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the Company's shareholders (other than members of the Company's management who will retain, and other shareholders who make a valid election to retain, an equity interest in the Company after the merger) is fair to the holders of the Shares from a financial point of view.

   Section 3.22 State Takeover Laws. The provisions of Sections 302A.671 and 302A.673 of the MBCA are not applicable to this Agreement or any of the transactions contemplated by this Agreement.

   Section 3.23 Rights Agreement. The Company has taken all necessary action so that neither the execution of this Agreement nor the consummation of the Merger will (i) cause the Rights (as such term is defined in the Company's Rights Agreement, dated July 23, 1998 (the "Rights Agreement")) to become exercisable, (ii) cause MergerCo or any of its affiliates to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date or a Triggering Event (each as defined in the Rights Agreement). The Company has furnished or made available to MergerCo true and complete copies of the Rights Agreement and all amendments thereto.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF MERGERCO

   MergerCo hereby represents and warrants to the Company as follows:

   Section 4.1 Organization. MergerCo is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. MergerCo is a newly formed corporation, and except for activities incident to the Merger, has not engaged in any business activities of any type or kind whatsoever. MergerCo has no direct or indirect subsidiaries. MergerCo has delivered to the Company true and correct copies of its articles of incorporation and bylaws as in effect on the date hereof and as proposed to be in effect immediately prior to the Effective Time.

   Section 4.2 Authority Relative to this Agreement. MergerCo has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MergerCo and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and shareholders of MergerCo and no other corporate proceedings on the part of MergerCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MergerCo and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of MergerCo, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

   Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of MergerCo, (b) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which MergerCo is a party or by which it or any portion of its properties or assets may be bound or (c) subject to the matters referred to in clauses (i) and (ii) of Section 4.4 below, violate any Legal Requirements applicable to MergerCo or any material portion of its properties or assets; except with respect to matters that, individually or in the aggregate, have not had and would not reasonably be expected to (x) have a Material Adverse Effect with respect to MergerCo, (y) impair the ability of MergerCo to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

   Section 4.4 Governmental Approvals. Except as set forth in Section 3.6 of the Disclosure Letter, no consent, approval or authorization of, or declaration or filing with any Governmental Entity on the part of the Company or any of its subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) the filing and recordation of the appropriate merger documents as required by the MBCA and compliance with Section 302A.471 and 302A.473 of the MBCA regarding dissenters rights, (ii) the filing with the SEC of the Proxy Statement and the Form S-4, and compliance with provisions of the Securities Act or Exchange Act applicable to the transactions contemplated by this Agreement, (iii) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) consents, approvals, authorizations, declarations or filings that, if not obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to MergerCo, (y) impair the ability of MergerCo to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated hereby.

   Section 4.5 Information Supplied. None of the information supplied or to be supplied in writing by MergerCo or any of its affiliates specifically for inclusion in the Form S-4 or the Proxy Statement will, either at the date the Form S-4 or the Proxy Statement is first mailed to the Company's shareholders or the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, MergerCo makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

   Section 4.6 Financing. MergerCo has provided the Company with true and correct copies of signed written financing commitments (the "Financing Commitments") with respect to the Merger obtained as of the date of this Agreement.

   Section 4.7 Management Arrangements. MergerCo has provided the Company with true and correct copies of agreed upon written term sheets relating to the participation of certain members of the Company's management in the transactions contemplated by this Agreement.

   Section 4.8 Ownership of Shares. MergerCo does not own any shares of Common Stock of the Company.

                                   ARTICLE 5

                                   COVENANTS

   Section 5.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practices, and the Company will, and will cause each of its subsidiaries to, use their respective reasonable best efforts, consistent with prudent business judgment, to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, the Company will not, and will cause each of its subsidiaries not to, without the prior written consent of MergerCo (which consent will not be unreasonably withheld or delayed):

      (a) amend their respective articles or certificates of incorporation or bylaws (or equivalent governing instruments);

      (b) authorize for issuance, issue, sell, pledge, encumber or deliver or agree or commit to issue, sell, pledge, encumber or deliver any shares of capital stock, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract or arrangement with respect to the issuance of, shares of capital stock, except in the ordinary course of business under current employee benefit plans and as required by employee stock option agreements in effect on the date hereof and other than Shares issuable upon exercise of Company Stock Options in accordance with the terms thereof;

      (c) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or to any affiliate of a shareholder, except for the payment by the Company of regular quarterly cash dividends not to exceed $0.22 per share of Common Stock and except that any wholly owned subsidiary of the Company may pay dividends to the Company or to another wholly owned subsidiary of the Company; or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

      (d) except as set forth in Section 5.1(d) of the Disclosure Letter, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition to another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

     (e) except as set forth in Section 5.1(e) of the Disclosure Letter, acquire or sell (whether by merger, consolidation or otherwise), or lease, encumber, transfer or dispose of assets for aggregate consideration in excess of $5 million, except in the ordinary course of business;

     (f) make any material Tax elections, settle or compromise any material federal, state or local income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

     (g) except as set forth in Section 5.1(g) of the Disclosure Letter, (i) materially modify, amend or terminate any material Contract or Other Agreement to which it is a party (other than by allowing it to expire in accordance with its terms if substitute arrangements are made) or waive, release or assign any material rights or claims thereunder, (ii) settle any suit or claim of liability against the Company which is reasonably likely to materially negatively impact the Company's position with respect to any similar pending or threatened material suit or claim, or (iii) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, net of insurance recoveries, more than $1 million for any such suit or claim or more than an aggregate of $5 million for all such suits and claims;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, methods or practices used by it;

     (i) except as set forth in Section 5.1(i) of the Disclosure Letter, adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring (except as contemplated by this Agreement), recapitalization, reorganization or (except with respect to MergerCo) merger;

     (j) change in any material respect its credit policy as to sales of inventories or collection of receivables or inventory consignment parties;

     (k) enter into any collective bargaining agreement; or

     (l) take, or agree in writing or otherwise to take, any of the foregoing actions or take or fail to take any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as if made as of the Effective Time (other than representations and warranties which address matters only as of a certain date(s), in which case untrue or incorrect as of such certain date(s)).

   Section 5.2 No Solicitation. Except as set forth below, the Company shall not, directly or indirectly, solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information or access to, any person or group (other than MergerCo or any of its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company (other than as set forth in Section 5.2(a) of the Disclosure Letter). The Company will notify MergerCo promptly if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested in respect of any such transaction and will promptly communicate to MergerCo the terms of any material proposal, discussion, negotiation or inquiry which it may receive in respect of any such transaction and the identity of the offeror or potential offeror. Notwithstanding the foregoing, if (i) the Company receives an unsolicited inquiry or proposal from any person or group for the acquisition of all or substantially all of the assets or outstanding shares of the Company which the Board reasonably believes in good faith is capable of being completed, taking into account all legal, financial regulatory and other aspects of the proposal and the person making the proposal and (ii) the Board determines in good faith (after consulting with its outside counsel) that failure to respond to such inquiry or proposal would be reasonably likely to be inconsistent with its fiduciary duties to the Company's shareholders (an "Alternative Transaction"), then the Company may, directly or indirectly, furnish information and access pursuant to an appropriate confidentiality agreement and may participate in discussions and negotiate with such person or group.

The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company may be a party, unless the Board shall have determined in good faith that failing to release such third party or waive such provisions would be reasonably likely to be inconsistent with its fiduciary duties to the Company's shareholders.

   Section 5.3 Access and Information. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its subsidiaries to, afford MergerCo and its affiliates and their authorized representatives (including their accountants, financial advisors and legal counsel) reasonable access during normal business hours to the properties, personnel, Contracts and Other Agreements, books and records of the Company and its subsidiaries and shall promptly deliver or make available to MergerCo
(a) a copy of each report, schedule or other document filed by the Company pursuant to the requirements of federal or state securities laws, (b) monthly financial statements in the form currently produced for management review and
(c) all other information concerning the business, properties, assets and personnel of the Company and its subsidiaries as MergerCo and its affiliates may from time to time reasonably request. MergerCo agrees on its own behalf and on behalf of its affiliates that any information furnished pursuant to this Section 5.3 will be subject to the provisions of the letter agreement, dated August 25, 1999 (the "Confidentiality Agreement") between Devon Value Advisers and Investcorp International, Inc., the terms of which are incorporated herein by reference.

   Section 5.4 Reasonable Efforts; Additional Action. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and in connection with, this Agreement, including using all reasonable efforts to (i) obtain all consents, amendments to or waivers under the terms of any of the Company's contractual arrangements required by the transactions contemplated by this Agreement, and (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the Securities Act, the Exchange Act, the MBCA and shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulations becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, no party shall be prohibited from taking any action permitted by the terms of this Agreement.

   (b) The Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisers to provide, commercially reasonable cooperation in connection with (i) the arrangement of any financing to be consummated contemporaneous with or at or after the Effective Time in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by MergerCo. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of MergerCo, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Effective Time.

   (c) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to de-list the Shares from the New York Stock Exchange, provided that such de-listing shall not be effective until after the Effective Time. The parties also acknowledge that it is MergerCo's intent that the Shares following the Merger will not be quoted on the New York Stock Exchange or listed on any other national securities exchange.

   Section 5.5 Fulfillment of Financing Commitments. MergerCo hereby covenants that, subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2, MergerCo will have received on the Closing Date, and will have on hand immediately prior to the Effective Time, cash funds provided to it as equity in amounts at least equal to the minimum cash equity requirements set forth in the debt Financing Commitments. MergerCo shall use its commercially reasonable best efforts to cause the Financing Commitments to be fulfilled in accordance with their terms (to the extent such fulfillment is within the control of MergerCo).

   Section 5.6 Notification of Certain Matters. The Company shall give notice to MergerCo, and MergerCo shall give notice to the Company, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section
5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 5.7 Public Announcements. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by MergerCo and the Company. Thereafter, for as long as this Agreement is in effect, MergerCo, on the one hand, and the Company, on the other hand, shall not, and shall cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other (which consent shall not be unreasonably withheld or delayed), except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement.

   Section 5.8 Indemnification and Insurance. (a) MergerCo agrees that (i) the articles of incorporation or the bylaws of the Surviving Corporation and its subsidiaries immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the articles of incorporation and bylaws of the Company and its subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who at or prior to the Effective Time were directors, officers, employees or agents of the Company or any of its subsidiaries, unless such modification is required by law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and thereafter terminate as provided in such agreements.

   (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance covering the persons described in paragraph (a) of this Section 5.8 (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, that the Surviving Corporation shall not be obligated to pay annual premiums for such insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement.

   (c) The Surviving Corporation shall indemnify and hold harmless (and shall advance expenses to), to the fullest extent permitted under applicable law, each director, officer and employee of the Company or any subsidiary of the Company, including, without limitation, officers and directors, serving as such on the date hereof against any reasonable expenses (including reasonable attorneys' fees and disbursements), judgments, penalties, fines and settlements in connection with any threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding relating to any of the transactions contemplated hereby, and in the event of any such proceeding (whether arising before or after the Effective Time), the parties hereto will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld or delayed.

   (d) The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any indemnified parties in enforcing the indemnity and other obligations provided for in this Section 5.8 to the fullest extent permitted by applicable law.

   (e) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

   (f) This Section 5.8, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any person or entity referenced in this Section 5.8 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.8 (whether or not parties to this Agreement).

   Section 5.9 Affiliates. Prior to the Effective Time, the Company shall deliver to MergerCo a letter identifying all persons who may be deemed, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to MergerCo at or prior to the Effective Time a written agreement substantially in the form attached as Annex A hereto.

   Section 5.10 Rights Agreement. The Company will not (i) redeem the Rights,
(ii) amend the Rights Agreement or (iii) take any action which would allow any person (as defined in the Rights Agreement) other than pursuant to this Agreement to acquire beneficial ownership of 20% or more of the Common Shares without causing a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur.

   Section 5.11 Changes to Charter. During the period from the date of this Agreement until the time of the mailing of the Proxy Statement, MergerCo may make any changes it deems necessary to the form of the Company's restated articles of incorporation described in Section 1.3 and set forth as Exhibit A hereto with the prior written consent of the Company (which consent shall not be unreasonably delayed or withheld).

                                   ARTICLE 6

                   CONDITIONS TO CONSUMMATION OF THE MERGER

   Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law;

     (b) no Legal Requirements (including, without limitation, any temporary restraining order or preliminary injunction) shall have been enacted, entered, promulgated, issued or enforced by any court or Governmental Entity, and no other legal restraint or prohibition shall be in effect, that prohibits or prevents the consummation of the Merger; provided, that the party or parties invoking this condition shall use reasonable efforts to have any such Legal Requirement vacated or removed;

     (c) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

   Section 6.2 Conditions to Obligation of MergerCo to Effect the Merger. The obligation of MergerCo to effect the Merger is further subject to the satisfaction (or waiver by it) at or prior to the Effective Time of the following:

     (a) (i) the representations and warranties set forth in Section 3.2 (Capitalization) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time; and (ii) the other representations and warranties contained in Article 3 hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time, except for such inaccuracies as in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect (ignoring for the purposes of this clause (ii) any qualifications by Material Adverse Effect or otherwise by material adversity and any materiality qualification or words of similar import contained in such representations or warranties);

     (b) the Company shall have performed in all material respects all agreements herein required to be performed at or prior to the Effective Time;

     (c) MergerCo shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect of subsections (a) and (b) above; and

     (d) MergerCo shall have received a statement from the Company that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not a USRPHC;

     (e) Each of the conditions to the provision of the financing set forth in the Financing Commitments provided to the Company, excluding any provisions regarding the payment of fees within the control of MergerCo and/or relating to the provision of equity, shall have been satisfied in all material respects, and the funding shall have occurred.

   Section 6.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by it) at or prior to the Effective Time of the following:

     (a) the representations and warranties of MergerCo shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date(s) which shall be true and correct in all material respects as of such certain date(s)).

     (b) MergerCo shall have performed in all material respects all agreements herein required to be performed on or prior to the Effective Time;

     (c) the Company shall have received a certificate signed on behalf of MergerCo by its chief executive officer to the effect of subsections (a) and (b) above; and

     (d) MergerCo and/or the Company shall have sufficient funds to consummate the Merger.

                                   ARTICLE 7

                                  TERMINATION

   Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by the shareholders of the Company:

     (a) by mutual written consent of MergerCo and the Company;

     (b) by MergerCo or the Company if:

       (i) any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

       (ii) the Effective Time shall not have occurred on or prior to June 30, 2000; provided, however, that the right to terminate the Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) subject to the concurrent payment of the amounts required by Section
  7.2 below, by the Company if prior to the consummation of Merger, (i) the Company receives a proposal for an Alternative Transaction which the Board reasonably believes in good faith, after consultation with its outside counsel and financial advisors, is more favorable to the Company's shareholders than the Merger (a "Superior Proposal"), and (ii) the Board determines in good faith (after consulting with its outside counsel) that failure to terminate this Agreement in order to accept the Superior Proposal would be reasonably likely to be inconsistent with the Board's fiduciary duties to the Company's shareholders;

     (d) by MergerCo in the event of a material breach by the Company of this Agreement which has not been cured within 30 days after the giving of written notice to the Company and which is incapable of being cured prior to June 30, 2000;

     (e) by the Company in the event of a material breach by MergerCo of this Agreement which has not been cured within 30 days after the giving of written notice to MergerCo and which is incapable of being cured prior to June 30, 2000; or

     (f) by MergerCo if prior to the Effective Time the Board shall have (1) failed to make (or, if necessary, reaffirm), or shall have withdrawn, modified or amended in any respect adverse to MergerCo, its approval or recommendation of this Agreement or the Merger, (2) failed to include in the Proxy Statement such recommendation, (3) recommended another proposal for an acquisition of all or any substantial part of the business, properties or capital stock of the Company or any of its subsidiaries, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of the Company, or (4) resolved to do any of the foregoing.

   Section 7.2 Fees and Expenses. In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.1(c) to accept a Superior Proposal, or (ii)(A) the Company's shareholders do not approve the Merger at the Shareholders Meeting and the Agreement is terminated pursuant to Section 7.1(b)(ii), (B) at the time of the Shareholders Meeting, a proposal for an Alternative Transaction is pending or has been publicly announced and not withdrawn, and (C) within 12 months of the date of the Shareholders Meeting, the Company enters into a definitive agreement for an Alternative Transaction (which is subsequently consummated) or an Alternative Transaction is otherwise consummated, then the Company shall pay MergerCo a fee in the amount of $19,125,000 (the "Termination Fee"). In addition, in any event that the Termination Fee becomes payable, the Company shall reimburse MergerCo for all out-of-pocket fees and expenses actually incurred by MergerCo on its behalf in connection with the Merger (including, without limitation, fees payable to equity sources, banks, financial institutions, investment bankers and their respective agents in connection with this Agreement (including, without limitation, any fees and expenses incurred in connection with any debt or equity financing) and reasonable attorneys' fees), the amount of such reimbursement not to exceed $5,000,000. The Company acknowledges that the Termination Fee and expense reimbursement provided for above are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Termination Fee and expense reimbursement provided for above, MergerCo would not enter into this Agreement. If the Company fails to pay promptly the Termination Fee and expense reimbursement due pursuant to this Section 7.2, the Company shall also pay to MergerCo its costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to the prime commercial lending rate quoted by The Chase Manhattan Bank. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate. The Termination Fee shall be due upon the date of termination in the case of (i) above and on the date of the consummation of the Alternative Transaction in the case of (ii) above.

   Section 7.3 Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except that the provisions of this Section 7.3, Section 7.2, Article 8 and the final sentence of Section 5.3 shall survive the termination of this Agreement.

                                   ARTICLE 8

                                 MISCELLANEOUS

   Section 8.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 8.1:

     (a) "affiliate," with respect to any person, shall mean any person controlling, controlled by or under common control with such person;

     (b) "Material Adverse Effect," with respect to any person, shall mean a Material Adverse Effect on the business, financial condition or results of operations of such person and its subsidiaries taken as a whole, excluding in all cases: any events or conditions generally affecting the industries in which such person operates or arising from changes in general business or economic conditions. In the case of the Company, a material adverse change in the Company's results of operations is not be measured against any forecasts or projections provided to MergerCo (or its affiliates or advisors).

     (c) "person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof;

     (d) "SEC Filings" means filings by the Company required to be made under the Exchange Act with the SEC since January 1, 1997; provided that, with respect to all representations and warranties of the Company contained in
  Article 3 (except those in Section 3.7), references to SEC Filings shall refer only to those filings made prior to the date hereof; and

     (e) "subsidiary," with respect to any person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity, 50% or more of the total equity interest of which, is directly or indirectly, owned by such person.

   Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is approved and adopted by the Company's shareholders, no such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the shareholders of the Company, (b) alter or change any term of the articles of incorporation of the Surviving Corporation or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the shareholders of the Company.

   Section 8.3 Survival of Representations and Warranties. The respective representations and warranties of MergerCo and the Company contained herein shall terminate at, and not survive, the Closing.

   Section 8.4 Waiver of Compliance; Consents. Any failure of MergerCo, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may, subject to Section 8.2, be waived by MergerCo or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.4.

   Section 8.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

   Section 8.6 Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all fees, charges and expenses incurred in connection with this Agreement and transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

   Section 8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

   Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt if given by delivery in person or by facsimile; or (b) on the next business day when sent by overnight courier service, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

   if to MergerCo:

            MergerCo
            c/o Investcorp International, Inc.
            280 Park Avenue
            37th Floor West
            New York, New York 10017
            Facsimile: (212) 983-7073
            Telephone: (212) 599-4700
            Attention: Charles J. Philippin

   with a copy to:

            Gibson, Dunn & Crutcher LLP
            200 Park Avenue
            48th Floor
            New York, New York 10166
            Facsimile: (212) 351-4035
            Telephone: (212) 351-4000
            Attention: E. Michael Greaney

   if to the Company:

            Jostens, Inc.
            5501 Norman Center Drive
            Minneapolis, Minnesota 55437
            Facsimile: (612) 830-3380
            Telephone: (612) 830-3309
            Attention: General Counsel

   with a copy to:

            Skadden, Arps, Slate, Meagher & Flom, LLP
            One Rodney Square
            P.O. Box 636
            Wilmington, DE 19899
            Facsimile: (302) 651-3001
            Telephone: (302) 651-3000
            Attention: Richard L. Easton, Esq.

   Section 8.9 Interpretation. The table of contents and descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   Section 8.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material changes as to cause completion of the transactions contemplated hereby to be unreasonable.

   Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 8.12 Entire Agreement. This Agreement (including the exhibits and other documents referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

   Section 8.13 No Third Party Beneficiaries. Except as expressly provided in
Section 5.7, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.


   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

                                          Saturn Acquisition Corporation

                                                    /s/ David A. Tayeh
                                          By: _________________________________
                                                      David A. Tayeh
                                               Vice President and Secretary

                                          Jostens, Inc.

                                                 /s/ Robert C. Buhrmaster
                                          By: _________________________________
                                                   Robert C. Buhrmaster
                                                 Chairman, President & CEO

   The undersigned, INVESTCORP BANK E.C., hereby unconditionally and absolutely undertakes and agrees to cause Saturn Acquisition Corporation ("MergerCo") to perform MergerCo's obligations and agreements under this Agreement and the undersigned expressly agrees to be liable in the event MergerCo fails to perform any of its obligations or agreements under this Agreement; provided, however, that this undertaking and agreement shall terminate as of immediately following the Effective Time of the Merger. The undersigned hereby represents and warrants to Jostens, Inc. that (i) it has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, (ii) it has taken all actions necessary to authorize the execution, delivery and performance of this Agreement by it,
(iii) such execution, delivery and performance do not conflict with, violate or otherwise results in a default under its Certificate of Incorporation, Bylaws or other organizational documents, and (iv) this Agreement is the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.

                                          Investcorp Bank E.C.

                                                 /s/ H. Richard Lukens III
                                          By: _________________________________
                                                   H. Richard Lukens III
                                               Authorized representativefor
                                                   Investcorp Bank E.C.

                                FIRST AMENDMENT
                                    TO THE
                         AGREEMENT AND PLAN OF MERGER
                                BY AND BETWEEN
                                 JOSTENS, INC.
                                      AND
                        SATURN ACQUISITION CORPORATION

   This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, by and between Jostens, Inc. and Saturn Acquisition Corporation (this "Amendment"), dated as of March 31, 2000, is entered into by and between Jostens, Inc., a Minnesota corporation (the "Company"), and Saturn Acquisition Corporation, a Minnesota corporation ("MergerCo").

   A. The Company and MergerCo entered into that certain Agreement and Plan of Merger, dated as of December 27, 1999 (the "Agreement"), providing for the merger of MergerCo with and into Company.

   B. The Company and MergerCo desire to amend the terms of the Agreement as set forth in this Amendment.

   NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and MergerCo agree as follows:

   1. Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Agreement, as amended hereby.

   2. Exhibit A of the Agreement is deleted in its entirety and replaced with Exhibit A attached hereto.

   3. Exhibit B of the Agreement is deleted in its entirety and replaced with Exhibit B attached hereto.

   4. Exhibit C of the Agreement is deleted in its entirety and replaced with Exhibit C attached hereto.

   5. The Agreement, as modified and amended by this Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements, written or oral, between the parties with respect to the subject matter hereof.

   6. This Amendment will be governed, construed and interpreted in accordance with the laws of the State of Minnesota applicable to agreements made and performed entirely within such state, without regard to the choice of law principles thereof.

   7. Except as specifically modified by this Amendment, the Company and MergerCo acknowledge that the Agreement shall remain binding upon them and all provisions of the Agreement shall remain in full force and effect.

   8. In the event of any inconsistency between the provisions of this Amendment and any provision in the Agreement, the terms and provisions of this Amendment shall govern.

   9. This Amendment may be executed in identical counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date and year first written above.

                                          Jostens, Inc.

                                          By:/s/ Robert C. Buhrmaster
                                          Name: Robert C. Buhrmaster
                                          Title:Chairman, President and CEO

                                          Saturn Acquisition Corporation

                                          By: /s/ David A. Tayeh
                                          Name: David A. Tayeh
                                          Title:Vice President and Secretary

                                   EXHIBIT A

             FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

          (attached to this Proxy Statement/Prospectus as Appendix D)

                                   EXHIBIT B

                           MANAGEMENT ROLLOVER SHARES

          Name                                                           Number
          ----                                                           -------
       Robert C. Buhrmaster.............................................  93,205
       William N. Priesmeyer............................................  28,034
       Carl H. Blowers..................................................  41,858
       Michael Bailey...................................................  15,913
       Gregory S. Lea...................................................   9,522
         Total.......................................................... 188,532

                                   EXHIBIT C

                              RETENTION ELECTIONS

          Name                                                            Number
          ----                                                            ------
       Robert C. Buhrmaster..............................................    0
       William N. Priesmeyer.............................................    0
       Michael Bailey....................................................    0
       Carl H. Blowers...................................................    0
       Gregory S. Lea....................................................    0
         Total...........................................................    0

                                                                     Appendix B
December 27, 1999

Special Committee of the Board of Directors
Board of Directors
Jostens, Inc.
5501 Norman Center Drive
Minneapolis, Minnesota 55437

Members of the Special Committee:

   You have asked us to advise you with respect to the fairness from a financial point of view to the shareholders of Jostens, Inc. (the "Company") (other than members of the Company's management who will retain, and other shareholders who make a valid election to retain, an equity interest in the Company) of the Consideration (as defined below) to be received by such shareholders pursuant to the terms of an Agreement and Plan of Merger, dated as of December 27, 1999 (the "Merger Agreement"), by and between the Company and Saturn Acquisition Corporation ("MergerCo"). The Merger Agreement provides for the merger (the "Merger") of MergerCo with and into the Company, pursuant to which each outstanding share of common stock, par value $0.33 1/3 per share ("Shares"), of the Company (other than Shares that will remain outstanding following the Merger pursuant to the terms of the Merger Agreement) will be converted into the right to receive $25.25 in cash, subject to proration as provided in the Merger Agreement (the "Consideration").

   In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

   We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and financial, economic and market criteria which we deemed relevant.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of retained shares of the Company following the Merger or the prices at which such shares may be purchased or sold subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

   We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

   We have performed, and in the future may perform, certain investment banking services for the Company and Investcorp S.A. and its affiliates, which are affiliates of MergerCo, and have received and expect to receive customary fees for such services.

   In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Special Committee of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or whether any such shareholder should elect to retain any Shares and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of the Company in the Merger, other than members of the Company's management who will retain, and other shareholders who make a valid election to retain, an equity interest in the Company after the Merger, is fair to such shareholders from a financial point of view.

Very truly yours,

   By: /s/  Credit Suisse First Boston Corporation

                                                                     Appendix C

                  302A.471 RIGHTS OF DISSENTING SHAREHOLDERS

   Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

       (1) alters or abolishes a preferential right of the shares;

       (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

       (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

       (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

   Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

   Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

             302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

   Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

   Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

   Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

   Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

   (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

   Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

   (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept the amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

   (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                     Appendix D

                         FORM OF AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                      OF
                                 JOSTENS, INC.

                                   ARTICLE I

                                     NAME

   The name of the corporation is Jostens, Inc. (the "Corporation").

                                  ARTICLE II

                               REGISTERED OFFICE

   The address of the registered office of the Corporation in the State of Minnesota is 33 South Sixth Street, Multifoods Tower, Minneapolis, Minnesota 55402, and the name of its registered agent at that office is Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

                                    PURPOSE

   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated under the Minnesota Business Corporation Act (the "MBCA").

                                  ARTICLE IV

                                CAPITALIZATION

   As used in these Articles of Incorporation, the following terms shall have the following meanings:

   "Affiliate", with respect to a Class D Shareholder that is not a natural person, means (i) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Class D Shareholder or
(ii) any Person who is a director or officer (a) of such Class D Shareholder,
(b) of any subsidiary of such Class D Shareholder or (c) of any Person described in clause (i) above. For purposes of this definition, "control" of a Person shall mean the power, directly or indirectly, (y) to vote 50% or more of the securities having ordinary voting power for the election of directors of such Person whether by ownership of securities, contract, proxy or otherwise, or (z) to direct or cause the direction of the management and policies of such Person whether by ownership of securities, contract, proxy or otherwise.

   "Articles of Incorporation" means these Amended and Restated Articles of Incorporation of the Corporation, as amended from time to time in accordance with the MBCA and these Articles of Incorporation.

   "Board" means the Board of Directors of the Corporation.

   "Business Day" means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.

   "Class A Shareholder" means a record holder of one or more shares of Class A Stock.

   "Class B Shareholder" means a record holder of one or more shares of Class B Stock.

   "Class C Shareholder" means a record holder of one or more shares of Class C Stock.

   "Class D Shareholder" means a record holder of one or more shares of Class D Stock.

   "Class E Shareholder" means a record holder of one or more shares of Class E Stock.

   "Class A Stock" means the Class A Common Stock described in Section 2(c).

   "Class B Stock" means the Class B Common Stock described in Section 2(c).

   "Class B Warrant" means the Class B Stock Purchase Warrants to be issued on or about the Effective Date by the Corporation which entitle the Warrant Holder(s), upon the occurrence of a Warrant Triggering Event, to purchase a number of shares of Common Stock of the Corporation as specified therein.

   "Class C Stock" means the Class C Common Stock described in Section 2(c).

   "Class D Stock" means the Class D Common Stock described in Section 2(c).

   "Class E Stock" means the Class E Common Stock described in Section 2(c).

   "Class E Warrants" means the Class E Stock Purchase Warrants to be issued on or about the Effective Date by the Corporation which entitle the holders thereof to purchase a number of shares of Class E Stock of the Corporation as specified therein.

   "Class E Warrant Holders" means the holders of the Class E Warrants.

   "Common Shareholder" means a record holder of one or more shares of Common Stock.

   "Common Stock" has the meaning set forth in Section 2(c).

   "Conversion Date" has the meaning set forth in Section 6.

   "Difference Shares" has the meaning set forth in Section 5.

   "Effective Date" means the date on which the merger of Saturn Acquisition Corporation with and into the Corporation becomes effective under the MBCA.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Initial Public Offering" means the effectiveness after December 31, 1999 of a registration statement under the Securities Act on any of Forms S-1, S-2, S-3 or any similar successor form covering any of the Stock, and the completion of a sale of such Stock thereunder, (i) following which the Corporation is, or becomes, a reporting company under Section 12(b) or 12(g) of the Exchange Act, and (ii) as a result of which the Stock is traded on the New York Stock Exchange or the American Stock Exchange, or quoted on the Nasdaq Stock Market or is traded or quoted on any other national stock exchange.

   "IPO Date" means the closing date of the Initial Public Offering.

   "MBCA" means the Minnesota Business Corporation Act.

   "Non-Redeemable Shares" means all shares of Class A Stock, Class B Stock, Class C Stock and Class E Stock that have been previously sold (whether under Section 4 or Section 5(c)) pursuant to a Tag-Along Transfer other than pursuant to a Single Transaction Sale.

   "Notice Date" has the meaning set forth in Section 4(b).

   "Other Securityholders" has the meaning set forth in Section 4(a).

   "Permitted Transferee", with respect to a Transfer by a Class D Shareholder, means (i) with respect to any Class D Shareholder who is a natural person, a Transfer to (a) such Shareholder's spouse or issue, or (b) a trust the beneficiaries of which, or a partnership the limited and general partners of which, include only the Class D Shareholder, his spouse or issue;
(ii) with respect to any Class D Shareholder that is not a natural person, (A) a Transfer to an Affiliate of such Class D Shareholder; or (B) a Transfer to another Class D Shareholder or its Affiliates; provided such Class D Shareholder referenced in clauses (i) and (ii) did not acquire its shares of Class D Stock pursuant to a Tag-Along Transfer.

   "Person" means any natural person, partnership, limited liability company, corporation (including the Corporation), trust or unincorporated organization or a government or a political subdivision thereof.

   "Preferred Stock" has the meaning set forth in Section 2(a).

   "Preferred Stock Designation" has the meaning set forth in Section 2(b).

   "Proposed Purchase Amount" has the meaning set forth in Section 4(a).

   "Proposed Transferee" has the meaning set forth in Section 4(a).

   "Proposed Transferor" has the meaning set forth in Section 4(a).

   "Redemption Date" has the meaning set forth in Section 5(d).

   "Sale of the Corporation" means, (i) the sale of 100% of the outstanding shares of Stock; (ii) a sale of all of the assets of the Corporation; or (iii) a merger, consolidation, statutory share exchange or recapitalization of the Corporation as a result of which, upon the consummation of such transaction, all of the outstanding shares of Stock held by Shareholders of the Corporation as of immediately prior to such transaction are converted into or exchanged for cash, securities of another entity and/or other consideration, unless, in connection with a transaction covered by clause (iii), such Shareholders receive equity securities of another entity representing a majority of the voting power of such entity.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   "Shareholder" means a record holder of one or more shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock, Class E Stock or Common Stock.

   "Single Transaction Sale" means a Sale of the Corporation in a single transaction.

   "Staggered Sale" means a Sale of the Corporation in more than one transaction, each such transaction also being referred to individually as a "Staggered Sale."

   "Stock" has the meaning set forth in Section 2(c).

   "Tag-Along Acceptance Date" has the meaning set forth in Section 4(c).

   "Tag-Along Notice" has the meaning set forth in Section 4(c).

   "Tag-Along Pro Rata Amount" has the meaning set forth in Section 4(a).

   "Tag-Along Redemption Price" has the meaning set forth in Section 5(a).

   "Tag-Along Transfer" has the meaning set forth in Section 4(a).

   "Transfer", with respect to any share of Stock, means the sale, assignment, pledge, hypothecation, gift or any other disposition whatsoever of such share (other than pursuant to the Initial Public Offering or pursuant to the redemption or conversion of any such share of Stock, in either case in accordance with the terms of these Articles of Incorporation), or the encumbrance or granting of any rights or interests whatsoever in or with respect to such share.

   "Transfer Notice" has the meaning set forth in Section 4(b).

   "Warrant Date" means, (i) if the Warrant Triggering Event is the Initial Public Offering, the IPO Date, or (ii) if the Warrant Triggering Event is a Sale of the Corporation, the closing date of (A) the Single Transaction Sale, if the Sale of the Corporation is pursuant to a Single Transaction Sale, or
(B) the Staggered Sale that causes a Sale of the Corporation to occur, if the Sale of the Corporation is pursuant to a series of Staggered Sales.

   "Warrant Holder(s)" means the holder(s) of the Class B Warrants.

   "Warrant Redemption Price" has the meaning set forth in Section 5(b).

   "Warrant Shares" means the shares of Common Stock purchasable by the Warrant Holder(s) pursuant to the exercise of the Class B Warrants, which shall equal in all cases the number of shares of Class B Stock redeemed in connection with the exercise of such warrant.

   "Warrant Triggering Event" means the first to occur of (i) an Initial Public Offering or (ii) a Sale of the Corporation, whether such sale occurs pursuant to a Single Transaction Sale or a series of Staggered Sales.

   2. Designation and Number. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 29,940,000, of which 4,000,000 shares shall be preferred stock and shall have a par value of $0.01 per share ("Preferred Stock") and 25,940,000 shares shall be common stock, as set forth in paragraph (c) below.

   (b) Preferred Stock. The Board is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series the designation of such series and such voting powers, full or limited, if any, and the relative rights and preferences of such series (including, without limitation, participating, optional, conversion or other special rights, if any), and such qualifications, limitations or restrictions thereof (including, without limitation, any obligations to sell all or a part of any such series to the Corporation pursuant to any redemption rights of the Corporation), if any, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the establishment of such series (a "Preferred Stock Designation") and as may be permitted by the MBCA. The Corporation may, by an amendment to the Articles of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Preferred Stock then outstanding), the number of authorized shares of Preferred Stock. Unless otherwise provided in a Preferred Stock Designation, shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall constitute authorized but unissued Preferred Stock and may be reissued.

   (c) Common Stock. There shall be six classes of common stock of the Corporation. The first class of common stock of the Corporation shall have a par value of $0.33 1/3 per share and shall be designated as "Class A Common Stock" and the number of shares constituting such class shall be 4,200,000. The second class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class B Common Stock" and the number of shares constituting such class shall be 5,300,000. The third class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class C Common Stock" and the number of shares constituting such class shall be 2,500,000. The fourth class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class D Common Stock" and the number of shares constituting such class shall be 2,000. The fifth class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class E Common Stock" and the number of shares constituting such class shall be 1,900,000. The sixth class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Common Stock" and the number of shares constituting such class shall be 12,020,000. The Class A Stock, Class B Stock, Class C Stock, Class D, Class E Stock and Common Stock are sometimes referred to collectively herein as the "Stock". The Corporation may, by an amendment to the Articles of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock, Class E Stock or Common Stock then outstanding), the number of authorized shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock, Class E Stock or Common Stock, as the case may be. Shares of Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall constitute authorized but unissued Class A Stock, Class B Stock, Class C Stock, Class D Stock, Class E Stock or Common Stock, as the case may be, and may be reissued.

   3. Restrictions on Transfer. Except for Transfers to a Permitted Transferee, no Class D Shareholder shall Transfer any share of Class D Stock owned by such Class D Shareholder except in accordance with the terms of these Articles of Incorporation. Any Transfer or attempt to Transfer any share of Class D Stock in violation of the terms and conditions of these Articles of Incorporation shall be null and void and of no force and effect, the transferee thereof shall not be deemed to be the registered holder thereof nor entitled to any rights with respect thereto, and the Corporation shall refuse to Transfer any of such Class D Stock on its books to such alleged transferee.

   4. Tag-Along Rights. (a) Transfer by Class D Shareholders. If, other than in connection with the Initial Public Offering, any Class D Shareholder or Class D Shareholders (for purposes of this Section 4, singularly or collectively, the "Proposed Transferor"), at any time or from time to time in one transaction or in a series of transactions, desire to enter into an agreement (whether oral or written) to Transfer shares of Class D Stock or any part thereof in a transaction which is a sale to any Person other than a Permitted Transferee (the "Proposed Transferee"), such proposed Transfer shall be deemed a "Tag-Along Transfer" and, each of the Class A Shareholders, Class B Shareholders, Class C Shareholders, Class E Shareholders and Class E Warrant Holders (collectively, the "Other Securityholders") shall have the right, as a condition to such Tag-Along Transfer, to have the Proposed Transferee purchase from each such Other Securityholder up to the number of shares (including, if such Other Securityholder delivers to the Company an exercise notice of the nature described in Section 4(c) with respect to Class E Warrants held by such Other Securityholder, up to the number of shares of Class E Stock received upon exercise of such Class E Warrants pursuant to the exercise notice) (the "Tag-Along Pro Rata Amount") of Class A Stock, Class B Stock, Class C Stock or Class E Stock derived by multiplying the total number of shares of Class A Stock, Class B Stock, Class C Stock or Class E Stock, including Class E Stock issuable upon exercise of Class E Warrants (in each case exclusive of Non-Redeemable Shares), as the case may be, owned by such Other Securityholder by a fraction, the numerator of which is equal to the number of shares of Class D Stock that is proposed to be Transferred by the Proposed Transferor to the Proposed Transferee (the "Proposed Purchase Amount") and the denominator of which is the total number of shares of Class D Stock (other than shares of Class D Stock that have previously been Transferred pursuant to a Tag-Along Transfer) outstanding as of the Notice Date (as defined in Section 4(b)). All Tag-Along Transfers by Other Securityholders shall be on the same terms and conditions (with such changes as are necessary to apply such terms and conditions to a sale by such Other Securityholders; it being understood that all terms relating to economic matters, including, without limitation, terms related to price, escrow and indemnity shall be the same for all securityholders) as the proposed Tag-Along Transfer by the Proposed Transferor.

   (b) Transfer Notice. The Proposed Transferor participating in a Tag-Along Transfer shall at least 10 Business Days prior to the closing date thereof provide the Corporation and each of the Other Securityholders with a separate written notice (the "Transfer Notice") of the proposed Tag-Along Transfer containing the following:

     (i) the name and address of the Proposed Transferor and the Proposed Transferee;

     (ii) the Proposed Purchase Amount;

     (iii) the proposed amount to be paid for such shares of Class D Stock, the terms and conditions of payment offered by the Proposed Transferee, the closing date for the proposed Tag-Along Transfer and the estimated expenses payable pursuant to Section 4(d);

     (iv) the aggregate number of shares of Class A Stock, Class B Stock, Class C Stock or Class E Stock, as the case may be, and the aggregate number of shares underlying Class E Warrants held of record as of the date the Transfer Notice is sent (the "Notice Date") by the Other Securityholder to whom the notice is sent;

     (v) the aggregate number of shares of Class A Stock, Class B Stock, Class C Stock or Class E Stock, as the case may be, and the aggregate number of shares underlying Class E Warrants held of record as of the Notice Date by all Other Securityholders as a group;

     (vi) the Tag-Along Pro Rata Amount for the Other Securityholder to whom the notice is sent; and

     (vii) a statement confirming that the Proposed Transferee has agreed (i) to the tag-along rights, and (ii) pursuant to Section 5(c), to purchase the number of shares of Stock redeemed pursuant to Section 5(a).

   Upon written request by the Proposed Transferor, the Corporation shall provide to the Proposed Transferor the information referred to in (iv) and (v) above for inclusion in the Transfer Notice and such other information as may be required to enable the Proposed Transferor to comply with the terms of this
Section 4(b).

   (c) Tag-Along Notice. Each Other Securityholder desiring to participate in the proposed Tag-Along Transfer shall provide a written notice (the "Tag-Along Notice") to the Proposed Transferor on or before the expiration of 5 Business Days after the Notice Date (the "Tag-Along Acceptance Date") stating the number of shares held by such Other Securityholder (up to its Tag-Along Pro Rata Amount) to be included in the proposed Tag-Along Transfer on the terms and conditions specified in the Transfer Notice; if the number of shares to be included in the proposed Tag-Along Transfer includes shares of Class E Stock to be issued upon exercise of Class E Warrants, the Other Securityholder shall include with the Tag-Along Notice an exercise notice with respect to such Class E Warrants (which exercise notice may be conditioned on the consummation of the Tag-Along Transfer). The Tag-Along Notice given by each Other Securityholder shall include and constitute such Other Securityholder's binding agreement to include a number of shares equal to its Tag-Along Pro Rata Amount (or such lesser amount as stated in the Tag-Along Notice) in the Tag-Along Transfer on the terms and conditions specified in the Transfer Notice and in these Articles of Incorporation. If the Proposed Transferee does not purchase all of the shares of Stock of the Proposed Transferor and the Other Securityholders included in such proposed Tag-Along Transfer, as well as shares to be issued under Section 5(c) in connection with the Tag-Along Transfer, then the proposed Tag-Along Transfer to such Proposed Transferee shall be prohibited and any attempt to consummate the proposed Tag-Along Transfer shall be null and void and of no force and effect.

   (d) Each Proposed Transferor and each Other Securityholders whose shares are sold in a Tag-Along Transfer shall be entitled to receive the proceeds of such Tag-Along Transfer less its pro rata share, based on the number of shares included in such Tag-Along Transfer, of the expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the good faith determination of the Board.

   (e) The provisions of this Section 4 shall not apply to a subsequent Transfer of any share of Class D Stock that has previously been the subject of a completed Tag-Along Transfer which complied with the provisions of this
Section 4.

   5. Redemption. (a) In the event of a Tag-Along Transfer in which the Proposed Transferor proposes to Transfer a number of shares of Class D Stock equal to or greater than 80% of the outstanding shares of Class D Stock, the number of shares of Class A Stock, Class B Stock, Class C Stock or Class E Stock equal to the difference ("Difference Shares") between (i) the number of shares included in any Tag-Along Transfer by a Class A Shareholder, Class B Shareholder, Class C Shareholder, Class E Shareholder or Class E Warrant Holder pursuant to Section 4 and (ii) the Tag-Along Pro Rata Amount for each such Class A Shareholder, Class B Shareholder, Class C Shareholder, Class E Shareholder or Class E Warrant Holder shall be redeemed by the Corporation, to the extent it is lawfully permitted to do so, out of funds legally available therefor pro rata, based on the number of Difference Shares held by such Securityholders , from each of the Class A Shareholders, Class B Shareholders, Class C Shareholders, Class E Shareholders and Class E Warrant Holders who elected to include in the Tag-Along Transfer a number of shares of Stock less than the number of shares that constitute their Tag-Along Pro Rata Amount or any such Securityholders that did not elect to participate in a Tag-Along Transfer at a redemption price (the "Tag-Along Redemption Price") for each share of Class A Stock, Class B Stock, Class C Stock, or Class E Stock so redeemed equal to the per share consideration paid for the Class D Stock by the Proposed Transferee less such Other Securityholder's pro rata share, based on the number of shares of Stock so redeemed from such Other Securityholder, of the expenses of the Tag-Along Transfer including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the good faith determination of the Board. Any Class E Warrant Holder that has not yet exercised its Class E Warrants shall be required to exercise such Warrants to the extent necessary to effect the foregoing. The provisions of this Section 5(a) shall not apply to the Non-Redeemable Shares. Redemption under this subsection is conditioned upon the contemporaneous purchase by the Proposed Transferee of the shares issuable under Section 5(c) in connection with the applicable Tag-Along Transfer.

   (b) If the Warrant Holder(s) exercise(s) the Class B Warrant, the Corporation shall redeem, to the extent it is lawfully permitted to do so, from the Class B Shareholders, pro rata based on the number of shares of such Class B Stock then owned by each such Shareholder, out of funds legally available therefor, a number of shares of Class B Stock equal to the number of Warrant Shares at a redemption price (the "Warrant Redemption Price") equal to the par value of each share of Class B Stock so redeemed. No exercise of the Class B Warrant shall be permitted and no shares of Class B Stock shall be issued thereunder unless the Corporation shall have redeemed shares of Class B Stock from the Class B Shareholders in accordance with this
Section 5 at the same price to be paid for the Class B Stock by the Warrant Holder(s) pursuant to the exercise of the Class B Warrant. The provisions of this Section 5(b) shall not apply to the Non-Redeemable Shares. If a redemption pursuant to this Section 5(b) occurs as a result of a Sale of the Corporation, such redemption shall occur immediately prior to any redemption pursuant to Section 5(a) hereof. Redemption under this subsection is conditioned upon the contemporaneous purchase of the Warrant Shares by the Warrant Holder(s) pursuant to the Class B Warrant.

   (c) The shares of Class B Stock redeemed by the Corporation pursuant to a
Section 5(b) mandatory redemption shall, immediately after such redemption, on the Redemption Date (as defined in Section 5(d)), constitute authorized but unissued shares of Class B Stock, and the Corporation shall, on the Redemption Date, but immediately after such redemption, issue, to the extent it is lawfully permitted to do so, to the Warrant Holder(s) a number of shares of Common Stock equal to the number of Warrant Shares. The shares of Class A Stock, Class B Stock, Class C Stock, or Class E Stock redeemed by the Corporation pursuant to a Section 5(a) mandatory redemption pursuant to a Tag-Along Transfer shall, immediately after such redemption, on the Redemption Date, constitute authorized but unissued shares of Class A Stock, Class B Stock Class C Stock or Class E Stock, and the Corporation shall, on the Redemption Date, but immediately after such redemption, issue, to the extent it is lawfully permitted to do so, to the Proposed Transferee a number of shares of Class A Stock, Class B Stock, Class C Stock or Class E Stock equal to the number of shares of such classes of Stock so redeemed. Upon any issuance of shares of Class A Stock, Class B Stock, Class C Stock and Class E Stock equal to the number of shares of such class of Stock redeemed pursuant to a Section 5(a) mandatory redemption (and as a condition to such issuance), the Corporation shall receive from the Proposed Transferee as the purchase price for such shares consideration in an amount equal to the Tag-Along Redemption Price.

   (d) The Corporation shall give to each holder of record of the shares of Class A Stock, Class B Stock, Class C Stock and Class E Stock to be redeemed pursuant to the terms of this Section 5 prior written notice of such redemption not less than two Business Days prior to the date such shares will be redeemed (the "Redemption Date") which (i) in the case of a redemption pursuant to Section 5(a) shall be the closing date of the Tag-Along Transfer and (ii) in the case of a redemption pursuant to Section 5(b) shall be the Warrant Date. Each such notice shall state: (A) the Redemption Date; (B) the total number of shares of the Class A Stock, Class B Stock, Class C Stock and Class E Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (C) the Tag-Along Redemption Price or the Warrant Redemption Price, as relevant; and (D) the fact that the certificates for the shares subject to redemption are to be surrendered in exchange for the Tag-Along Redemption Price or Warrant Redemption Price, as relevant, at the principal executive office of the Corporation or at such other place as the Corporation shall designate.

   (e) On the Redemption Date, the shares of Class A Stock, Class B Stock, Class C Stock and Class E Stock required to be redeemed pursuant to the terms of this Section 5 shall be deemed to have been so redeemed, notwithstanding that the certificates representing such Class A Stock, Class B Stock, Class C Stock or Class E Stock shall not have been surrendered at the principal executive office of the Corporation or such other place as the Corporation may have designated or that notice from the Corporation shall not have been given by the Corporation or, if given, shall not have been received by any holder of Class A Stock, Class B Stock, Class C Stock or Class E Stock whose shares of Stock are to be so redeemed and notwithstanding anything to the contrary in
Section 5(d). All certificates representing the redeemed shares of Class A Stock, Class B Stock, Class C Stock and Class E Stock, including all certificates not so delivered by such Class A Shareholders, Class B Shareholders, Class C Shareholders and Class E Shareholders, shall be, or shall be deemed to be, canceled by the Corporation as of the Redemption Date and shall thereafter no longer be of any force or effect and shall instead represent only the right to receive the Tag-Along Redemption Price or the Warrant Redemption Price, as applicable.

   6. Conversion. (a) If the Initial Public Offering or a Sale of the Corporation (whether pursuant to a Single Transaction Sale or a series of Staggered Sales) occurs, each issued and outstanding share of Class A Stock, Class B Stock, Class C Stock, Class D Stock and Class E Stock not otherwise redeemed by the Corporation pursuant to the mandatory redemption provisions of Section 5(a) or 5(b) hereof shall automatically convert into one share of Common Stock effective on the Redemption Date (or, in the case of an Initial Public Offering in which no Redemption Date occurs, the IPO Date, or, in the case of a Sale of the Corporation in which no Redemption Date occurs, then effective immediately prior to the consummation of such Sale of the Corporation), but immediately after the redemptions and issuances, if any, described in Section 5 (the "Conversion Date"). Prior to or on the Conversion Date, each holder of shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock and Class E Stock shall surrender such holder's certificates evidencing such shares at the principal executive office of the Corporation or at such other place as the Corporation shall designate to such holder in writing at least 10 Business Days prior to the Conversion Date, and shall, within 10 Business Days after the Conversion Date, be entitled to receive from the Corporation certificates evidencing the number of shares of Common Stock into which such shares are converted. On the Conversion Date, each holder of shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock or Class E Stock shall be deemed to be a holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such Class A Stock, Class B Stock, Class C Stock, Class D Stock or Class E Stock shall not have been surrendered at the principal executive office of the Corporation or such other place as the Corporation may have designated, that notice from the Corporation shall not have been given or, if given, shall not have been received by any such holder, or that certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. All certificates representing the converted shares, including all certificates not so delivered by such holders, shall be, or shall be deemed to be, canceled by the Corporation as of the Conversion Date and shall thereafter no longer be of any force or effect and the Corporation shall not thereafter issue any such shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock or Class E Stock.

   (b) Each issued and outstanding share of Class E Stock shall convert into one share of Class A Stock at the option of the holder thereof; provided that such option to convert may not be exercised prior to thirty (30) days after the issuance of such share of Class E Stock. On or as soon as practicable following the date a Class E Shareholder elects to convert any shares of Class E Stock, such Class E Shareholder shall surrender such holder's certificates evidencing such shares at the principal executive office of the Corporation or at such other place as the Corporation shall designate to such holder in writing, and shall, within 10 Business Days after such date, be entitled to receive from the Corporation certificates evidencing the number of shares of Class A Stock into which such shares are converted. On the date the election to convert the shares is made, the electing Class E Shareholder shall be deemed to be a holder of record of the Class A Stock issuable upon such conversion, notwithstanding that the certificates representing such Class E Stock shall not have been surrendered at the principal executive office of the Corporation or such other place as the Corporation may have designated or that certificates evidencing such shares of Class A Stock shall not then be actually delivered to such holder. All certificates representing the converted Class E Stock, including all certificates not so delivered by such holders, shall be, or shall be deemed to be, canceled by the Corporation as of the date the election to convert is made and shall thereafter no longer be of any force or effect and the Corporation shall not thereafter issue any such shares of Class E Stock.

   (c) Notwithstanding anything contained in Section 6(a) above, no shares of Class E Stock shall be converted into Common Stock pursuant to Section 6(a) if such conversion is prohibited under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   7. Voting Rights. (a) Holders of shares of Class A Stock and Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which shareholders may be entitled to vote pursuant to the MBCA.

   (b) Holders of Class B Stock, Class C Stock and Class E Stock shall not have any voting rights, except as required by the MBCA and, where so required, the holders of the Class B Stock, Class C Stock and Class E Stock shall be entitled to one vote per share.

   (c) Holders of shares of Class D Stock shall be entitled to 316.45 votes for each share of such stock held on all matters as to which shareholders may be entitled to vote pursuant to the MBCA.

   (d) Except as otherwise required by the MBCA, the holders of any class of Stock entitled to vote on any matter submitted to shareholders for a vote shall vote together with the holders of each other class of Stock so entitled to vote as a single group and not as separate classes.

   8. Liquidation; Dividends; Certain Adjustments; Merger. (a) Subject to the rights of the holders of any shares of then outstanding Preferred Stock, any distribution made upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be allocated pro rata based upon the number of shares of Stock held by each Shareholder. None of the sale, transfer, conveyance or lease of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or a statutory share exchange of any Stock or Preferred Stock of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 8(a).

   (b) Subject to the rights of the holders of any shares of then outstanding Preferred Stock, holders of Class A Stock, Class B Stock, Class C Stock, Class D Stock, Class E Stock and Common Stock shall be entitled to share ratably as a single class in all dividends and other distributions of cash or any other right or property as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

   (c) Whenever, during the period that shares of Class A Stock or Class E Stock shall be outstanding, the Corporation shall (i) declare a dividend on shares of any class of Stock in shares of such class of Stock or in securities convertible into or exchangeable for shares of such class of Stock, (ii) divide the outstanding shares of any class of Stock into a larger number of shares, (iii) combine the outstanding shares of any class of Stock into a smaller number of shares, or (iv) issue any shares of any class of Stock upon reclassification of such shares, a corresponding dividend, division, combination or other adjustment shall be made with respect to the shares of the other class or classes of Stock if and to the extent necessary to prevent the interests of the holders of Class A Stock or Class E Stock from being adversely affected.

   (d) In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity) or a statutory share exchange involving any class or series of Stock, the holders of each share of Class A Stock and Class E Stock shall be entitled to receive not less than the same per share consideration as the per share consideration, if any, received by the holders of Class B Stock, Class C Stock and Class D Stock in such merger, consolidation or exchange (unless, in addition to such other approvals, if any as may be required by the MBCA and these Articles of Incorporation, in the case of Class A Stock, a different treatment is approved by holders of a majority of the then outstanding shares of Class A Stock and, in the case of Class E Stock, a different treatment is approved by holders of a majority of the then outstanding shares of Class E Stock).

   9. Legends. (a) All certificates representing shares of Class A Stock, Class B Stock, Class C Stock and Class E Stock shall, in addition to other legends that may be required by state or federal securities laws, bear the following legends:

     "THESE SECURITIES ARE SUBJECT TO MANDATORY REDEMPTION BY THE CORPORATION. SUCH REDEMPTION CAN BE ACCOMPLISHED WITHOUT THE CERTIFICATES REPRESENTING SUCH SECURITIES BEING SURRENDERED AND WHETHER OR NOT THE CORPORATION GIVES NOTICE OF SUCH REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF EACH CLASS OF STOCK OR SERIES OF STOCK OF THE CORPORATION AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES.

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

   (b) All certificates representing shares of Class D Stock shall, in addition to other legends that may be required by state or federal securities laws, bear the following legend:

     "THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF EACH CLASS OF STOCK OR SERIES OF STOCK OF THE CORPORATION AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES.

     AS SPECIFIED IN THE ARTICLES OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO THE RESTRICTIONS SET FORTH IN THE ARTICLES OF INCORPORATION. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

   10. Record Holders. The Corporation shall be entitled to recognize the exclusive right of a person registered in its records as the holder of shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock, Class E Stock or Common Stock and such record holders shall be deemed the holders of such shares for all purposes.

                                   ARTICLE V

                             NO CUMULATIVE VOTING

   No shareholder of the Corporation shall have any cumulative voting rights.

                                  ARTICLE VI

                             NO PREEMPTIVE RIGHTS

   No shareholder of the Corporation shall have any preemptive rights by virtue of Section 302A.413 of the MBCA (or any similar provisions of future law) to subscribe for, purchase or acquire (i) any shares of the Corporation of any class or series, whether unissued or now or hereafter authorized, or
(ii) any obligations or other securities convertible into or exchangeable for (or that carry any other right to acquire) any such shares, securities or obligations, or (iii) any other rights to purchase any such shares, securities or obligations. The Corporation shall have the power, however, in its discretion to grant such rights by agreement or other instrument to any person or persons (whether or not they are shareholders).

                                  ARTICLE VII

                             NO DIRECTOR LIABILITY

   To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, provided that (except as set forth below) this Article VII does not eliminate or limit any such liability to the extent imposed by applicable law: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 302A.599 of the MBCA or 80A.23 of the Minnesota Statutes, or (iv) for any transaction from which the director derived an improper personal benefit. If the MBCA hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be further eliminated or limited pursuant to this Article VII to the fullest extent permitted by the MBCA as so amended. Unless applicable law requires otherwise, any repeal of this Article VII by the shareholders of the Corporation, and any amendment of or modification to this Article VII (other than one further eliminating or limiting director personal liability) shall be prospective only and shall not adversely affect any elimination of, or limitation on, the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE VIII

                                INDEMNIFICATION

   1. Indemnification. The Corporation shall indemnify all directors, officers employees and members of committees of the Corporation's Board of Directors for such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent permitted by Section 302A.521 of the MBCA, as now enacted or hereafter amended.

   2. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, or employee of the Corporation acting in his or her official capacity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MBCA or this Article VIII.

                                  ARTICLE IX

                                  AMENDMENTS

   From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Minnesota at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article IX.

   After the initial Bylaws of the Corporation have been adopted in accordance with the provisions of Section 302A.181 of the MBCA, the power to adopt, amend, or repeal the Bylaws of the Corporation, other than: (i) the adoption, amendment or repeal of Bylaws fixing a quorum for meetings of shareholders,
(ii) the prescription of procedures for removal of directors or filling vacancies in the Board or (iii) the fixing of the number of directors or their classifications, qualifications or terms of office (except the adoption or amendment of a Bylaw to increase the number of directors), may continue to be exercised by the Board.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 302A.521 of the Minnesota Business Corporation Act (the "MBCA") requires a Minnesota corporation to indemnify a person made a party to a proceeding by reason of his or her former or present official capacity with Jostens, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

  . has not been indemnified by another organization or employee benefit plan for the same liabilities in connection with the same proceedings;

  .   acted in good faith;

  .  received no improper benefit;

  . in the case of a criminal proceeding, had no reason to believe the conduct was unlawful; and

  . in the case of acts or omissions occurring in directors' or officers' official capacity, reasonably believed that the conduct was not opposed to the best interests of the Jostens officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

   The Jostens' bylaws provide that Jostens shall indemnify all directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to the extent permitted by law.

   The MBCA states that a person made or threatened to be made a party to a proceeding, is entitled, upon written request to Jostens, to payment or reimbursement by Jostens of reasonable expenses, including attorney's fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (1) upon receipt by Jostens of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in MBCA 302A.521 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by Jostens, if it is ultimately determined that such criteria for indemnification have not been satisfied and
(2) if, after a determination of the facts then known to those making the determination, such facts would not preclude indemnification under the statute.

   The applicability of this provision may be limited by a corporation's articles of incorporation or bylaws, however, Jostens' Articles and bylaws are silent with regard to the advancement of expenses.

   The MBCA provides that the articles of a company cannot eliminate or limit director's liability for:

  .  any breach of the director's duty of loyalty to Jostens or shareholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . any transaction from which the director derived an improper personal benefit; or

  . any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability became effective.

   The Jostens' articles of incorporation state that no director shall be personally liable to Jostens or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise required by law. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

Item 21. Exhibits and Financial Statement Schedules

   (a) See Exhibit Index for the list of exhibits at page II-   of this Form
S-4, which is incorporated herein by reference.

Item 22. Undertakings

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (g) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph (i) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 7th day of April, 2000.

                                             Jostens, inc.


                                                /s/ William N. Priesmeyer
                                          By: _________________________________



   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

       /s/ Robert C. Buhrmaster             Chairman, President, Chief   April 7, 2000
___________________________________________  Executive Officer and
           Robert C. Buhrmaster              Director

       /s/ William N. Priesmeyer            Senior Vice President,       April 7, 2000
___________________________________________  Chief Financial Officer
           William N. Priesmeyer             and Chief Accounting
                                             Officer

        /s/ Lilyan H. Affinito              Director                     April 7, 2000
___________________________________________
            Lilyan H. Affinito

          /s/ Jack W. Eugster               Director                     April 7, 2000
___________________________________________
              Jack W. Eugster

         /s/ Mannie L. Jackson              Director                     April 7, 2000
___________________________________________
             Mannie L. Jackson

       /s/ Brenda J. Lauderback             Director                     April 7, 2000
___________________________________________
           Brenda J. Lauderback

        /s/ Kendrick B. Melrose             Director                     April 7, 2000
___________________________________________
            Kendrick B. Melrose

          /s/ Richard A. Zona               Director                     April 7, 2000
___________________________________________
              Richard A. Zona


                                 EXHIBIT INDEX

   The following exhibits are filed with this report or are incorporated by reference to previously filed material.

 Exhibit                           Description of Exhibit
 -------                           ----------------------
 (a)
  2.1     -- Agreement and Plan of Merger, dated as of December 27, 1999, by and between Jostens, Inc. and Saturn Acquisition Corporation, attached as Appendix A to the Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4
  2.2     -- First Amendment to the Agreement and Plan of Merger, dated as of
             March 31, 2000, by and between Jostens, Inc. and Saturn
             Acquisition Corporation, attached as Appendix A to the Proxy
             Statement/Prospectus which is a part of this Registration
             Statement on Form S-4
  3.1     -- Form of Amended and Restated Articles of Incorporation of Jostens,
             Inc., attached as Appendix D to the Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4
  3.2     -- By-Laws of Saturn Acquisition Corporation*
  4.1     -- Rights Agreement, dated July 23, 1998, between Jostens, Inc. and
             Norwest Bank Minnesota, N.A.**
  4.2     -- First Amendment to Rights Agreement, dated as of December 27,
             1999, between Jostens, Inc. and Norwest Bank Minnesota, N.A.*
  5.1     -- Opinion of William J. George, Esq., regarding the legality of the
             Class A Common Stock retained in the merger*
  8.1     -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
 23.1     -- Consent of Independent Auditors--Ernst & Young LLP*
 23.2     -- Consent of William J. George, Esq. (included in Exhibit 5.1)
 23.3     -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
             Exhibit 8.1)
 99.1     -- Form of proxy for Special Meeting of the Shareholders of Jostens,
             Inc.*
 99.2     -- Non-Cash Election Form*
 99.3     -- Letter of Transmittal
 99.4     -- Guidelines for Certification of Taxpayer Identification Number on
             Substitute Form W-9*
 99.5     -- Consent of Credit Suisse First Boston Corporation*
 99.6     -- Sections 302A.471 and 302A.473 of the Minnesota Business
             Corporation Act, attached as Appendix C to the Proxy
             Statement/Prospectus which is a part of this Registration
             Statement on Form S-4
 99.7     -- Letter to optionholders with respect to the cancellation of options*

--------
 *  Filed herewith.
**  Incorporated by reference to Jostens' Form 8-A filed on August 5, 1998.
(b)  Not applicable.
(c) Opinion of Credit Suisse First Boston Corporation, attached as Appendix B to the Proxy Statement/Prospectus which is a part of the Registration Statement on Form S-4.